As filed with the Securities and Exchange Commission on December 6 , 2010
Registration No. 333-169541

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549
_________________

AMENDMENT NO. 2

FORM F-1
REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933
_________________
IFM Investments Limited

(Exact name of Registrant as specified in its charter)
_________________

Cayman Islands	6531	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

26/A, East Wing, Hanwei Plaza
No.7, Guanghua Road, Chaoyang District
Beijing 100004, The People’s Republic of China
(86 10) 6561-7788
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

CT Corporation System
111 Eighth Avenue
New York, New York 10011
(212) 664-1666
(Name, address, including zip code, and telephone number, including area code, of agent for service)
_________________

Copies to:

Peter X. Huang, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
30/F, Tower 2, China World Trade Center
No. 1 Jian Guo Men Wai Avenue
Beijing 100004
(86-10) 6535-5599
_________________
Approximate date of commencement of proposed sale to the public: as soon as practicable after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
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CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Class A ordinary shares, par value US$0.001 per share(1)	233,504,630 shares	US$ 0.279	US$ 65,147,792	US$ 4,645.04 (4)

(1)
American depositary shares evidenced by American depositary receipts issuable upon deposit of the Class A ordinary shares registered hereby have been registered pursuant to a separate registration statement on Form F-6 (File No.333-164239). Each American depositary share represents fifteen (15) Class A ordinary shares.

(2)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement shall be deemed to cover additional securities that may be offered or issued to prevent dilution resulting from splits, dividends or similar transactions.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended, based on the average of the high and low sales prices of the ADSs on the NYSE on November 30 , 2010.

(4)	Previously paid under the Registrant’s registration statement on Form F-1 (File No. 333-164216).

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any  jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 6 , 2010

PROSPECTUS

15,566,975 American Depositary Shares

IFM Investments Limited

Representing 233,504,630 Class A Ordinary Shares

This prospectus relates to the resale, by the selling shareholders identified in this prospectus, of up to 15,566,975 American Depository Shares, or ADSs, each representing fifteen (15) of our Class A ordinary shares, par value US$0.001 per share. The selling shareholders are identified in the table commencing on page 30. The shares held by these selling shareholders are being registered hereunder in accordance with a previously disclosed registration right agreement between the selling shareholders and us.  No shares are being registered hereunder for sale by us.  We will not receive any proceeds from the sale of the ADSs by the selling shareholders. All net proceeds from the sale of the ADSs covered by this prospectus will go to the selling shareholders.

Our ADSs are quoted on the New York Stock Exchange, Inc., or the NYSE, under the symbol “CTC.” On December 3 , 2010, the closing price of our ADSs on the NYSE was US$ 3.72 per ADS.

The ADSs beneficially owned by the selling shareholders may be offered for sale from time to time by the selling shareholders directly or in negotiated transactions or otherwise at fixed prices, at prevailing market prices, at varying prices determined at the time of sale or at negotiated prices. In addition, the selling shareholders may from time to time effect sales of ADSs representing Class A ordinary shares in one or more types of transactions on the NYSE. No representation is made that any ADS will or will not be offered for sale.

Investing in our ADSs involves a high degree of risk. See “Risk Factors” beginning on page 3.
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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
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The date of this prospectus is                         .

TABLE OF CONTENTS

SUMMARY	1

THE OFFERING	2

RISK FACTORS	3

FORWARD-LOOKING STATEMENTS	16

PRICE RANGE OF OUR ADSS	17

EXCHANGE RATE INFORMATION	17

USE OF PROCEEDS	17

RECENT DEVELOPMENTS	18

EXPENSES OF THIS OFFERING	23

DIVIDEND POLICY	24

OTHER INFORMATION ON THE COMPANY	24

MANAGEMENT	25

PRINCIPAL SHAREHOLDERS	28

SELLING SHAREHOLDERS	30

OUR RELATIONSHIP WITH REALOGY	31

DESCRIPTION OF SHARE CAPITAL	32

DESCRIPTION OF AMERICAN DEPOSITARY SHARES	41

PLAN OF DISTRIBUTION	49

LEGAL MATTERS	50

ENFORCEABILITY OF CIVIL LIABILITIES	50

EXPERTS	50

MATERIAL CHANGES	50

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION OF SECURITIES ACT LIABILITIES	50

WHERE YOU CAN FIND MORE INFORMATION	51

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	52

INDEX TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS	F-1

Conventions That Apply to This Prospectus

Unless otherwise indicated, references in this prospectus to:

•	“we,” “us,” “our” and “our company” refer to IFM Investments Limited, a Cayman Islands company, and its predecessor entities and its subsidiaries;

•	“ADSs” are to our American depositary shares, each of which represents fifteen (15) Class A ordinary shares;

•	“ADRs” are to the American depositary receipts, which, if issued, evidence our ADSs;

•	“China” and the “PRC” are to the People’s Republic of China, excluding Taiwan and the special administrative regions of Hong Kong and Macau;

•	“Shares” or “ordinary shares” are to our ordinary shares, par value US$0.001 per share which include both Class A ordinary shares and Class B ordinary shares;

•	“RMB” and “Renminbi” are to the legal currency of China; and

•	“US$” and “U.S. dollars” are to the legal currency of the United States.

Unless otherwise indicated, references to our principal subsidiaries in this prospectus are specified as follows:

i

•	“IFM Beijing” is to Beijing Aifeite International Franchise Consultant Co. Limited, a company incorporated in the PRC;

•	“IFM Co.” is to IFM Company Limited, a company incorporated in the Cayman Islands;

•	“IFM SH” is to Shanghai Yaye Real Estate Brokerage Co. Limited, a company incorporated in the PRC;

•	“Shanghai Ruifeng” is to Shanghai Ruifeng Real Estate Investments Consulting Co. Limited, a company incorporated in the PRC; and

•	“Shenzhen CIR” is to CIR Real Estate Consultant (Shenzhen) Co. Limited, a company incorporated in the PRC.

This prospectus contains references to compound annual growth rate, which represents the rate of return on an annualized basis over the relevant time period.

CENTURY 21® is a registered trademark owned by a subsidiary of Realogy Corporation.

ii

SUMMARY

This summary highlights selected information from this prospectus and the documents incorporated by reference into this prospectus. This summary may not contain all of the information that may be important to you. Please carefully read the entire prospectus, including the information under the heading “Risk Factors” and our financial statements and the related notes incorporated by reference into this prospectus, before making an investment decision.

Overview

We are a leading comprehensive real estate services provider with the largest network of real estate sales offices in China. We are the exclusive franchisor in China for the CENTURY 21 ® brand, one of the world’s most recognized brands in the real estate industry. As of June 30, 2010, our CENTURY 21 ® China network covered 32 major cities with more than 1,300 sales offices, employed 18,600 sales professionals and staff and maintained approximately 6 million property listings. We primarily focus on China’s fast-growing and highly fragmented secondary real estate market, which we expect to outgrow the primary market, especially in more economically prosperous cities.

We operate under three different but closely related business lines: franchise services, company-owned brokerage services, and mortgage management services. Our franchise services business grants regional franchise rights for the CENTURY 21 ® brand to regional sub-franchisors in China who, in turn, open their own sales offices or grant third parties the right to open sales offices within their region. We generate revenue from our franchise services by collecting initial franchise fees and ongoing service fees from these regional sub-franchisors. Until we launched our company-owned brokerage services business in 2006, we generated our net revenues solely from our franchise services business. Our company-owned brokerage services business owns and operates regional sub-franchisors and sales offices in the CENTURY 21 ® China network. We generate revenue from our company-owned brokerage services primarily through commissions earned from home buyers, sellers, lessors and lessees. For the years ended December 31, 2008 and 2009 and the six months ended June 30, 2010, our company-owned sales offices contributed approximately 75.4%, 90.6% and 89.6%, respectively, of our total net revenues. Our mortgage management services business provides mortgage advisory services to home buyers and home owners and interim guarantee services to commercial banks. We generate revenue from our mortgage management services primarily through commissions earned from customers and commercial banks in consideration of our advisory services and interim guarantee services. In addition, in 2009 we established new teams dedicated to the primary and commercial real estate sales markets and expect to grow these business lines in the future.

Our rapid growth is supported by our information systems and training programs. Our information systems provide real-time and in-depth management and sales information, support our network of sales offices, and drive our marketing efforts. We strongly believe in training members of our management team, who are generally required to complete quarterly training courses. Additionally, all of our sales professionals are required when they join us to complete training courses that we conduct in-house, and are also required to complete monthly refresher or new skills courses.

We have received numerous awards and recognitions for our service quality and business achievements, including the “Highly Appraised Franchisor Award” by the China Chain Store and Franchise Association in 2008 and 2009, “Prominent Real Estate Services Provider” by Sina.com in 2008, and “Most Reputable Real Estate Services Provider” by Sohu.com in 2009.

Recent Development

In July 2010, we began to offer a new product as part of our mortgage management services, which offer loans through entrusted loan arrangements. Under our entrusted loan arrangements with commercial banks, we provide consumer financing to borrowers with funds being released by the commercial banks from our trust accounts at the banks. These entrusted loans, whose terms range from two to 12 months, are secured with the borrowers’ mortgage-free properties. We limit loan amounts to less than 50% of the pledged properties’ most recently assessed market value and usually charge interest rates which are above prime mortgage lending rate. In addition, we will obtain further legal protections which, in case of default by the borrowers, allow us dispose the pledged properties in foreclosure sales. As of September 30, 2010, our total outstanding entrusted loans balance was RMB9.6 million.

Corporate Information

Our principal executive office is located at 26/A, East Wing, Hanwei Plaza, No.7 Guanghua Road, Chaoyang District, Beijing 100004, People’s Republic of China. Our telephone number at this address is (86-10) 6561-7788 and our fax number is (86-10) 6561-3321. Our registered office in the Cayman Islands is located at the offices of Trident Trust Company (Cayman) Limited, Fourth Floor, One Capital Place, P.O. Box 847GT Grand Cayman, KY1-1111 Cayman Islands. Our agent for service of process in the United States is CT Corporation System, located at 111 Eighth Avenue, New York, New York 10011.

Investor inquiries should be directed to us at the address and telephone number of our principal executive offices set forth above. Our website is http://www.century21cn.com. The information contained on our website is not part of this prospectus.

THE OFFERING

ADSs offered by the selling shareholders	15,566,975 ADSs, representing 233,504,630 Class A ordinary shares.

ADSs outstanding prior to this offering	12,665,290 ADSs, representing 189,979,354 Class A ordinary shares, as of November 30 , 2010.

ADSs outstanding after this offering	28,232,265 ADSs, representing 423,483,984 Class A ordinary shares.

Use of proceeds
We will not receive any proceeds from the sale of the ADSs by the selling shareholders. All net proceeds from the sale of the ADSs covered by this prospectus will go to the selling shareholders. We expect that the selling shareholders will sell their ADSs as described under “Plan of Distribution”.

NYSE Symbol	CTC

Risk factors
See “Risk Factors” in this prospectus beginning on page 3 and other information included in this prospectus for a discussion of the risks you should carefully consider before deciding to invest in our ADSs.

RISK FACTORS

You should consider carefully all of the information in this prospectus, including the risks and uncertainties described below, before you decide to buy our ADSs. Any of the following risks could have a material and adverse effect on our business, prospects, financial condition and results of operations. In any such case, the trading price of our ADSs could decline, and you could lose all or part of your investment.

Risks Related to Our Business

Our business is susceptible to fluctuations in the real estate market in China, and the property market in China is volatile and at an early stage of development, which could have a material and adverse effect on our business, financial condition and results of operations.

We conduct our real estate services business primarily in China, and our business depends substantially on the conditions of the real estate market in China. The real estate market in China remains at an early stage of development, and social, political, economic, legal and other factors may affect its development. For example, the lack of a mature and active secondary market for private properties and the limited amount of mortgage loans available to individuals in China may result in fluctuations in residential real estate markets. Although demand for private residential property in China has grown rapidly in recent years, this growth has often been coupled with volatile market conditions and fluctuations in property prices. For example, the rapid expansion of the property market in major provinces and cities, such as Beijing, Shanghai and Shenzhen, in the early 1990s, led to an oversupply in the mid-1990s and a corresponding fall in property values and rentals in the second half of the decade. We believe our business has been affected by fluctuations in the real estate market in China. For instance, our average monthly net revenues per operating sales office decreased by 36% and 23% in Beijing and Shanghai respectively, from 2007 to 2008. We believe this decrease was partially due to the weakness of the real estate market in China in 2008. On the other hand, our average monthly net revenues per operating sales office increased by 321.3% and 173.4% in these cities during the year ended December 31, 2009 compared to the same period in 2008. We believe such increase was partially due to the recovery of real estate market in China during 2009.  In the six months ended June 30, 2010, our average monthly net revenues per operating sales office in Beijing and Shanghai decreased by 50.1% and 52.1%, respectively, from those in 2009 due to the various measures taken by the PRC government to curb the price increases of the real estate market.  The PRC property market may experience, and transaction volume may be impacted by, undersupply or oversupply and property price fluctuations caused by economic, social, political and other factors. Any future overdevelopment in the property sector or other adverse changes in the economic, political or social environment in China may result in an oversupply of properties and a decrease in property prices and overall transaction activities, which could materially and adversely affect our business, financial condition and results of operations.

In addition, as all of our company-owned sales offices are strategically located in large metropolitan areas in Beijing, Shanghai and Shenzhen, any decrease in demand or any other adverse developments in these regions may materially and adversely affect our business, financial condition and results of operations.

Adverse developments in general business and economic conditions could have a material and adverse effect on our business, financial condition and results of operations.

Our business and operations are sensitive to general business and economic conditions globally and in China. These include short-term and long-term interest rates, inflation or deflation, fluctuations in debt and equity capital markets, consumer confidence and the general condition of the PRC and world economies. Certain recent adverse developments in the global financial markets have impacted the global economy. These developments include, among others, a general slowdown of economic growth in China, the U.S. and elsewhere globally, and substantial volatility and tightening of liquidity in financial and real estate markets. Numerous general business and economic factors could contribute to a real estate market downturn and adversely affect our business, including: (1) any systemic weakness in the banking and financial sectors; (2) any substantial declines in the stock markets or continued stock market volatility; (3) any increase in levels of unemployment; (4) a lack of available credit and lack of confidence in the financial sector; and (5) any general economic downturn in China or the global economy. Adverse developments in these general business and economic conditions could have a material and adverse effect on our business, financial condition and results of operations.

Our business could be materially and adversely affected by any government measures influencing China’s real estate industry.

The real estate market in China is typically affected by changes in government policies affecting the financial markets and related areas. In the past, the PRC government has adopted various administrative measures to restrain what it perceived as unsustainable growth in the real estate market, particularly when the real estate market in China has experienced rapid and significant growth. In 2007, home sales and prices in China rose rapidly to unprecedented levels, culminating in a housing downturn beginning in late 2007 due to the PRC government’s intervention in the real estate market to stabilize market prices and reduce market speculation. Although home sales and prices in China recovered in 2009, the PRC real estate market could experience a prolonged downturn in the future, which could have a material and adverse impact on our business, financial condition and results of operations. The PRC government has promulgated a series of policies since late 2009 to cool down what is considered to be an over heated real estate market.  These policies have aimed to stem rising prices by targeting financing rules, multiple-unit ownership and tax policy, land supply and local government’s accountability. Particularly, under the Circular on Determined Suppression of the Exceedingly Rapid Rise of Certain Urban Housing Prices, issued by the State Council on April 17, 2010, high down payment will be required if a family (including the borrower, spouse and minor children) purchases its first unit of self-occupied residential premises with a floor area of 90 square meters or more, and higher down payment and loan interest will be imposed if a family purchases a second unit of residential premises. Meanwhile, in regions where the prices of commodity residential premises are exceedingly high or rising too rapidly, or where property is in short supply, commercial banks may suspend the grant of mortgage loans for purchase of a third unit or more of residential premises according to the risk position, and for non-local residents failing to provide at least one year’s proof of local tax payment or social insurance contributions. In late September 2010, the PRC government further promulgated rules to reiterate the existing measures on property pricing control and emphasize the enforcement of measures by local governments. In big cities with fast increasing real estate prices, local governments have adopted stricter and detailed measures to slow down such increase in property prices, including prohibiting one family from purchasing more than one new property. These measures could affect the demand for real estate and thus adversely affect our real estate service business. Any of the following could cause a decline in home sales and prices or the related revenue we generate from our business:

•	any contractionary monetary policy adopted by the PRC government, including any significant rise in interest rates;

•
any adverse development in the credit markets and/or mortgage financing markets resulting from PRC government policies, such as the recent announcement in April 2010 regarding the stringent down-payment and interest rate requirements aimed at curtailing multiple home buyers;

•
any significant increase in transaction costs as a result of changes in PRC government policies regarding real estate transaction taxes, such as the recent announcement regarding the reinstatement of a sales tax on residential property sales by individuals within five years of purchase;

•
any adverse change in PRC government policies regarding the acquisition and/or ownership of real estate property, such as recently announced restrictions since April 2010 on the purchase of multiple homes for residents and non-residents in Beijing;

•	any adverse change in PRC national or local government policies or practices regarding brokerage, referral or franchise business or related fees and commissions; or

•	any other PRC government policies or regulations that burden real estate transactions or ownership.

We experienced net losses for the years ended December 31, 2007 and 2008 and for the six months ended June 30, 2010, and there is no assurance that we will be profitable in the future.

During the years ended December 31, 2007 and 2008 and the six months ended June 30, 2010, we experienced net losses of RMB72.8 million, RMB131.9 million and RMB67.4 million, respectively. Although we recognized net profits for the year ended December 31, 2009, we expect to continue to increase costs and operating expenses as we implement initiatives to continue to grow our business, particularly our company-owned brokerage services business. If our net revenues do not increase to offset any expected increases in costs and operating expenses, we will not be profitable. You should not consider our revenue growth in recent periods as indicative of our future performance. Net revenues in future periods could decline or grow more slowly than we expect and we may incur loss in 2010 and we cannot assure you that we will be profitable in the future.

We do not own the CENTURY 21® brand and our right to use the CENTURY 21® brand is subject to risks and limitations.

Realogy owns the CENTURY 21® brand and system. Through our wholly owned subsidiary IFM Company Limited, or IFM Co., we hold the exclusive right to franchise, manage and operate the CENTURY 21 ® franchise network in China. Our interests and business strategies could be different from those of Realogy. Any adverse development in our relationship with Realogy could have a material and adverse effect on our business, financial condition and results of operations.

Our rights to use the CENTURY 21® brand are set forth in our master sub-franchise agreement with Realogy. The master sub-franchise agreement has a term of 25 years starting from March 2000, extendable at our election for additional terms of 25 years upon payment of renewal fees. As contractual rights, our rights to use the CENTURY 21 ® brand remain subject to the risks and limitations customarily associated with contractual relationships, including but not limited to, a party’s right to terminate the agreement in the event the other party materially breaches the agreement, a party’s right to terminate in certain specified circumstances, and the risk that the contract may be voided if either party were to enter bankruptcy or a similar restructuring process. An agreement could be rejected in connection with a bankruptcy of another party thereto if, in the business judgment of a trustee of a party, as debtor-in-possession, rejection of the contract would benefit a party’s estate. A bankruptcy by our licensor or any owner of the CENTURY 21 ® trademarks or system know-how could impede our right to use the CENTURY 21 ® brand and system. Any such adverse development could result in, among other things, an inability to use the CENTURY 21 ® brand and system, incurrence of material expenses in connection with building our brand or acquiring another brand to support our company-owned brokerage business and franchise services business, payment of fees or compensation relating to settlements with the regional sub-franchisors or franchisees that terminate their franchise relationships with us, or diminished market recognition, any or all of which could have a material and adverse effect on our business, financial condition and results of operations.

If the value of the CENTURY 21® brand or image diminishes, it could have a material and adverse effect on our business, financial condition and results of operations.

We believe the CENTURY 21® brand is associated with leadership in integrated and high quality real estate services among real estate market participants in China. The CENTURY 21® brand is important to our operations. Our continued success in maintaining and enhancing the CENTURY 21® brand and our image depends on our ability to satisfy customer needs by further developing and maintaining the quality of our services across our operations, as well as our ability to respond to competitive pressures. If we were unable to satisfy customer needs or if our public image or reputation were otherwise diminished, our business transactions with our customers or the commission or franchise fees that we charge could decline, and we could face difficulties in attracting and retaining regional sub-franchisors, franchisees or sales professionals. If the value of the CENTURY 21® brand diminishes globally or in China, our business, financial condition and results of operations may be materially and adversely affected.

Any failure to protect our brand, trademarks and other intellectual property rights could have a negative impact on our business.

We believe the CENTURY 21® brand owned by Realogy and the trade secrets, copyrights and other intellectual property rights owned by us are important to our success. Any unauthorized use of these intellectual properties could harm our competitive advantages and business. Historically, China has not protected intellectual property rights to the same extent as the United States and infringement of intellectual property rights continues to pose a serious risk of doing business in China. Monitoring and preventing unauthorized use is difficult. The measures we take to protect our intellectual property rights may not be adequate. Furthermore, the application and enforcement of laws governing intellectual property rights in China and abroad is uncertain and evolving, and could involve substantial risks. If we are unable to adequately protect the intellectual property rights that we own or use, we may lose these rights and our business, financial condition and results of operations may be materially and adversely affected.

Our continuing reliance on our information systems, which include our proprietary Sales Information System, or SIS, and our Human Resource and Commission Information System, or HCIS, each of which is copyright protected, depends in large part on retaining our proprietary rights to these information systems. We have also imposed contractual obligations on employees and consultants and taken other precautionary measures to maintain the confidentiality of our proprietary information, and have restricted the use of that proprietary information other than for our company’s benefit. If the copyrights for our information system are infringed, or our sales professionals, staff and consultants otherwise do not honor their contractual obligations and misappropriate our information systems, databases or other proprietary information, our business, financial condition and results of operations may be materially and adversely affected.

Competition in the real estate brokerage business in China is intense and may adversely affect our business, financial condition and results of operations.

Competition in the real estate brokerage business in China is intense, especially in the densely populated areas. We primarily compete with Centaline (China) Property Consultants Limited in the Beijing, Shanghai and Shenzhen markets for secondary real estate brokerage business, and to a lesser extent, with E-house (China) Holdings Limited in these cities for primary real estate brokerage business. We also compete with regional competitors in each of the regions where we own and operate sales offices. Some of these companies may have greater financial resources than we do, including greater marketing budgets and technological advantages. In addition, the secondary real estate brokerage industry has low capital commitment requirements for small operations, lowering the barriers to entry for new participants, especially participants pursuing alternative methods of marketing real estate, such as internet-based listing services. Real estate brokers compete for sales and marketing business primarily on the basis of the services offered, reputation, brand recognition, personal contacts, local expertise and brokerage commission rates. Any decrease in the market average brokerage commission rate may adversely affect our net revenues and profits. We also compete for the services of qualified sales professionals. Such competition could reduce commissions retained by our company after giving effect to the split with sales professionals and could increase the amounts that we spend on recruiting and retaining sales professionals.

We face competition in the franchise services business.

For our franchise services business, our products consist of our brand name and the support services we provide to our regional sub-franchisors and franchisees. We compete with regional and local real estate brokerage brand franchisors. In addition, other international real estate services brand franchisors, such as Coldwell Banker, have entered or plan to enter into the China market. Upon the expiration of a franchise agreement, a franchisee may choose to obtain a franchise from one of our competitors or operate as an independent broker. Competitors may offer our regional sub-franchisors and franchisees whose franchise agreements are expiring similar or better products and services at rates lower than what we or our regional sub-franchisors charge. To remain competitive in the sale of franchises and to retain our existing regional sub-franchisors and franchisees, we may have to reduce the fees we charge our regional sub-franchisors or franchisees.

We face competition in the mortgage management services business.

We face competition in the mortgage management services business from in-house mortgage management teams of our competitors in the brokerage business, commercial banks and specialized mortgage management services providers. Additionally, there may be adverse changes in national or local mortgage and banking practices, such as a recent agreement among certain commercial banks in Shanghai and Beijing to collectively cease to pay mortgage referral commissions in connection with secondary real estate transactions. Any increase in the level of competition or any negative development described above could materially and adversely affect our business, financial condition and results of operations.

If our company-owned or franchised sales offices fail to obtain or maintain licenses or permits necessary to engage in the real estate brokerage business, our business, financial condition and results of operations could be materially and adversely affected.

Our company-owned sales offices and franchised sales offices are required to obtain and maintain certain licenses and permits to engage in the real estate brokerage business. We and our regional sub-franchisors also need licenses and permits to operate our CENTURY 21® franchise network in China. These licenses and permits are typically required to be renewed every one or two years. We are also subject to numerous national, provincial and local laws and regulations specific to the services we provide. If we or our regional sub-franchisors or franchisees fail to obtain or maintain the licenses and permits for conducting our company-owned brokerage or franchise services businesses required by law, the relevant governmental authorities may order us to suspend relevant operations or impose fines or other penalties. There is no assurance that we, our company-owned sales offices or our franchised sales offices will be able to obtain or renew these licenses in a timely manner, or at all.

Regional sub-franchisors and franchisees could take actions that could harm our business.

We do not own or control certain of our regional sub-franchisors and franchisees. These regional sub-franchisors and franchisees may not operate their business in a manner consistent with our standards, or may not hire and train qualified sales professionals and other employees. If these regional sub-franchisors or franchisees were to provide a diminished quality of service to their customers, our brand, reputation and goodwill may suffer. Additionally, our regional sub-franchisors and franchisees may engage in or be accused of engaging in unlawful or tortious conduct. Such conduct, or the accusation of such conduct, could harm our brand image, reputation or goodwill. Any of these incidents could in turn materially and adversely affect our business, financial condition and results of operations.

Our regional sub-franchisors and franchisees owned by independent business operators may from time to time disagree with our interpretation of our respective rights and obligations under the franchise agreements or fail to make timely service fees payments thereunder. This has led to disputes among the regional sub-franchisors, the franchisees and us in the past. We expect such disputes to occur from time to time in the future as we continue to offer franchise rights to third parties. To the extent we have such disputes, the attention of our management and our regional sub-franchisors or the franchisees will be diverted and our reputation may suffer as a result. Any of the aforementioned situations could have a material and adverse effect on our business, financial condition and results of operations.

The loss of any members of our senior management or other key sales professionals and staff could adversely affect our financial performance.

Our success depends on the continued service of our key executive officers, particularly Mr. Donald Zhang and Mr. Harry Lu. We do not carry key man life insurance on any of our personnel. The loss of the services of one or more members of our senior management team could hinder our ability to effectively manage our business and implement our growth strategies. If we lose the services of any of our key executive officers, we cannot assure you that we will be able to appoint or integrate adequate replacement personnel into our operations in a timely manner. Our failure to do so could in turn disrupt our operations and the growth of our business.

Our success largely depends on the efforts and abilities of our senior management team and the management teams of regional sub-franchisors and sales offices owned and operated by us. Our ability to retain our management teams is generally subject to numerous factors, including the compensation packages we offer and our ability to maintain a cohesive company culture and other factors. Any prolonged downturn in the real estate market and any cost cutting measures we implement could result in significant attrition among our current managers. If any member of our senior management team or other key sales professionals and staff joins a competitor or forms a competing company, we may lose customers, key sales professionals and staff, and we may not be able to promptly fill their positions with comparably qualified individuals without a significant increase in costs. Any of the foregoing adverse developments could materially and adversely affect our business, financial condition and results of operations.

We are subject to risks related to litigation filed by or against us, and adverse litigation results may harm our business and financial condition.

We have been, and may in the future be, a party to litigation and other proceedings filed by or against us, including actions relating to intellectual property, franchise or sub-franchise arrangements with our regional franchisors or franchisees, or vicarious liability based upon the conduct of our individual sales professionals and staff or agents. For example, we have occasionally resorted to litigation against certain of our regional sub-franchisors with whom we have terminated our relevant sub-franchise relationship for the sub-franchisor’s material breach of the regional sub-franchise agreement. In addition, we have litigated against third parties who have infringed the CENTURY 21® trademark. Although we have historically been successful in such litigation, we cannot predict the cost of such proceedings or their ultimate outcome, including any remedies or damages that may be awarded, and adverse results in such litigation and other proceedings may harm our business, financial condition and results of operations.

We are exposed to risks related to our entrusted loan service, which may materially and adversely affect our financial condition.

In July 2010, we began to offer a new product as part of our mortgage management services. Under our entrusted loan arrangements with commercial banks, we provide consumer financing to borrowers with funds being released by the commercial banks from our trust accounts at the banks. These entrusted loans, whose terms range from two to 12 months, are secured with the borrowers’ mortgage-free properties. We limit loan amounts to less than 50% of the pledged properties’ most recently assessed market value and usually charge interest rates which are above prime mortgage lending rate. In addition, we will obtain further legal protections which, in case of default by the borrowers, allow us to dispose of the pledged properties in foreclosure sales. Commercial banks collect interest and principal payments from the borrowers on our behalf and receive service fees. As of September 30, 2010, our total outstanding entrusted loans balance was RMB9.6 million. As the lender, we bear the risks related to the entrusted loans. Although we conduct background checks and an internal review on potential borrowers, we cannot assure you that our borrowers will repay part or all of the interest and principal amounts of the loans. Meanwhile, because we are not a financial institution and lack experience in providing loans, our internal review and approval procedures may not function well as we have planned. If the borrowers default on their repayment obligations and the market values of the pledged properties decline below the amounts of our entrusted loans, or if our entrusted loan services are found to have violated the relevant regulations, we will incur significant losses, which may materially and adversely affect our financial condition.  In addition, we currently offer the entrusted loan services through our subsidiary Beijing Kaishengjinglue Guarantee Co. Limited, which is a financing guarantee company.  According to a newly promulgated regulation in March 2010, i.e., Tentative Administrative Measures for Financing Guarantee Companies, or the Tentative Measures, entrusted loans by a financing guarantee company could be construed as providing loans and thus being restricted. However, since the Tentative Measures have only been enforced for a short period, there remains uncertainty whether our entrusted loan services by Beijing Kaishengjinglue Guarantee Co. Limited will be regarded as providing loans and thus be restricted.

We rely on our information systems to operate our business and maintain our competitiveness, and any disruption to it could harm our business.

Our business depends upon the use of information systems, including systems providing real-time and in-depth management and sales information and support to our network of sales offices and marketing efforts. We rely significantly on our in-house information technology team with support from third-party outsourcing firms, to develop, maintain and regularly upgrade our information systems. In addition, some operations of these information systems depend upon third party technologies, systems and services. We cannot assure you that we will continue to have access to the products or services provided by our third party providers on commercially reasonable terms, or at all. We also cannot assure you that we will be able to continue to effectively operate and maintain our information systems, or to effectively retain our key personnel for the maintenance and management of our information systems.

In addition, we expect to refine and enhance our information systems on an ongoing basis, and we expect that advanced new technologies and systems will continue to be introduced. We may not be able to replace our existing information systems or introduce new information systems as quickly as our competitors or in a cost-effective manner.

In addition, our information systems are vulnerable to damage or interruption from various causes, including (1) natural disasters, war and acts of terrorism, (2) power losses, computer system failures, internet and telecommunications or data network failures, operator error, losses and corruption of data, and similar events and (3) computer viruses, penetration by individuals seeking to disrupt operations or misappropriate information and other physical or electronic breaches of security. While we maintain certain disaster recovery capabilities for critical functions in most of our businesses, these capabilities may not successfully prevent a disruption to or material and adverse effect on our businesses or operations in the event of a disaster or other business interruption. Any extended interruption in our information systems could significantly reduce our ability to conduct our business and generate revenue. Additionally, we do not carry business interruption insurance for any losses that may occur.

If we cannot manage our growth, our operating results or profitability could be materially and adversely affected.

We have experienced substantial growth since we began operations in 2000. Our net revenues amounted to RMB189.0 million in 2007, RMB273.4 million in 2008, RMB651.7 million in 2009 and RMB222.7 million in the first half of 2010. We intend to continue to expand our operations, which will continue to place substantial demands on our managerial, operational, financial, technological and other resources. Our planned expansion will also place significant demands on us to ensure that our brand does not suffer as a result of any decreases, whether actual or perceived, in the quality of our services. In order to manage and support our growth, we must continue to improve our existing operational, administrative and technological systems and our financial and management controls, and recruit, train and retain additional qualified sales professionals as well as other administrative and sales and marketing personnel, particularly as we expand into new markets. We may not be able to effectively and efficiently manage the growth of our operations, recruit and retain qualified personnel and integrate new expansion into our operations. During our expansion, we may also face other difficulties as a result of a number of factors, many of which are beyond our control, such as any general unfavorable conditions in the real estate market, cost overruns due to price increases by third party vendors or delays or denials of required approvals by relevant government authorities. As a result, our operating results or profitability could be materially and adversely affected.

We may not be successful in our business expansions through future acquisitions.

We have established our company-owned brokerage services business in Shanghai and Shenzhen through acquisitions. In territories where we do not have company-owned sales offices, one of our expansion strategies is to establish our own brokerage services business by acquiring existing chains of sales stores or regional sub-franchisors when their operations become mature and profitable. However, our experience in Shanghai and Shenzhen may not be replicable in other areas of China. The success of our acquisition strategy will also depend upon our ability to negotiate with acquisition targets on favorable terms, and to finance and complete these transactions.

We also need to effectively integrate newly-acquired brokerage businesses into our existing operations, which may involve complex operational and personnel-related challenges, including rectifying possible inconsistencies in standards, controls, procedures and policies, maintaining important business relationships, overcoming local cultural differences, and controlling unanticipated expenses related to such integration. We may also incur material costs relating to such integration. A prolonged diversion of management’s attention and any delays or difficulties we encounter in connection with the integration of any business that we have acquired or may acquire in the future could prevent us from realizing the anticipated cost savings and revenue growth from our acquisitions.

We may be unable to obtain adequate financing to fund our capital requirements.

We expect that over the next several years, a substantial portion of our cash flow will be used to finance the expansion of our company-owned brokerage services business to increase our market share in existing markets and to expand our geographical presence. Although we anticipate that our available funds and expected cash flows from operations will be sufficient to meet our cash needs for at least the next twelve months, this assumption is based on management’s ability to successfully execute its business plan, which includes increasing sales, generating positive operating cash flows and obtaining additional funding to support longer term capital requirements. We cannot assure you that we will obtain such financing at a reasonable cost or at all. Our inability to finance our planned capital expenditures or future acquisitions could materially and adversely affect our business, financial condition and results of operations.

We may not be able to successfully execute our business development strategy, which could have a material and adverse effect on our business, financial condition and results of operations.

We plan to continue to expand our business into new geographical areas in China and to enter into new businesses to diversify our portfolio of products and services. Because China is a large and diverse market, home buying trends and demands may vary significantly by region, and our experience in the markets in which we currently operate may not be applicable in other parts of China. As a result, we may not be able to leverage our experience to expand into other parts of China or to enter into businesses with respect to new products or services. When we enter new markets, we may face intense competition from companies with greater experience or an established presence in the targeted areas or from other companies with similar expansion targets. In addition, our business model may not be successful in new and untested markets. Therefore, we may not be able to successfully execute our business development strategy, which could have a material and adverse effect on our business, financial condition and results of operations.

We may not maintain sufficient insurance coverage for the risks associated with our business operations.

Risks associated with our businesses and operations include but are not limited to claims for wrongful acts committed by our sales professionals, disputes with our regional sub-franchisors or franchisees that we do not own, the loss of intellectual property rights or the failure of information technology systems crucial to our operations, the loss of key personnel and risks posed by natural disasters. Any of these risks may result in significant losses. We maintain insurance coverage we consider customary in China for the industry in which we operate and in compliance with the insurance requirements imposed on us by our master sub-franchise agreement with Realogy. However, we cannot assure you that our insurance coverage is sufficient to cover any losses that we may sustain, or that we will be able to successfully claim our losses under our existing insurance policy on a timely basis or at all. If we incur any loss not covered by our insurance policies, or the compensated amount is significantly less than our actual loss or is not timely paid, our business, financial condition and results of operations could be materially and adversely affected.

When preparing our consolidated financial statements for the years ended December 31, 2007 and 2008, we noted one material weakness in our internal control over financial reporting. If we fail to implement and maintain effective internal control over financial reporting, our ability to accurately report our financial results may be impaired, which could adversely impact investor confidence and the market price of our ADSs.

Prior to our initial public offering on January 28, 2010, we were a private company with limited accounting and other resources with which to adequately address our internal controls and procedures. When preparing our consolidated financial statements for the years ended December 31, 2007 and 2008, we noted one material weakness in our internal control over financial reporting relating to a lack of sufficient resources to perform period-end financial reporting procedures, address complex accounting issues under US GAAP and prepare and review financial statements and related disclosures under US GAAP. This material weakness resulted in adjustments to the company’s consolidated financial statements for the years ended December 31, 2007 and 2008.  In addition, our management, with the participation of our chief executive officer and our chief financial officer, concluded that, as of December 31, 2009, our disclosure controls and procedures (as defined in the Securities Exchange Act of 1934 Rule 13a-15(e) and 15d-15(e)) were not effective because of this material weakness.

If the material weakness is not remedied or recurs, or if we identify additional weaknesses or fail to timely and successfully implement new or improved controls, our ability to assure timely and accurate financial reporting may be adversely affected, we may be required to restate our financial statements, and we could suffer a loss of investor confidence in the reliability of our financial statements, which in turn could negatively impact the trading price of our ADSs, result in lawsuits being filed against us by our shareholders, or otherwise harm our reputation.

Seasonality in the real estate market could adversely affect our business.

The real estate brokerage business is subject to seasonal fluctuations. Historically, real estate brokerage revenues and transaction volumes have generally been low during January and February as well as the late summer months in China. However, many of our expenses, such as those relating to leasing, administrative or sales and marketing efforts, are fixed and cannot be reduced during a seasonal slowdown. As a result, our operating results have fluctuated from quarter to quarter. These fluctuations are likely to continue and operating results for any period may not be indicative of our performance in any future period. If our operating results for any quarterly period fall below investor expectations or estimates by securities research analysts, the trading price of our ADSs may decline.

Our corporate actions are substantially controlled by Mr. Donald Zhang and Mr. Harry Lu.

Mr. Donald Zhang, our chairman and chief executive officer, and Mr. Harry Lu, our vice chairman and president, beneficially own approximately 39.3% of our outstanding shares as of October 26, 2010. Accordingly, Messrs. Zhang and Lu have significant influence in determining the outcome of any corporate transaction or other matters submitted to our shareholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets, the election of directors and other significant corporate actions. This concentration of ownership may also discourage, delay or prevent a change in control of our company, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and might reduce the price of our ADSs. These actions may be taken even if they are opposed by our other shareholders.

As a foreign private issuer, we are permitted to, and we will, rely on exemptions from certain New York Stock Exchange corporate governance standards applicable to U.S. issuers, including the requirements that a majority of an issuer’s directors consist of independent directors. This may afford less protection to our holders of ordinary shares and ADSs.

Section 303A of the Corporate Governance Rules of the New York Stock Exchange requires listed companies to have, among other things, a majority of its board members be independent and a nominating and corporate governance committee consisting solely of independent directors. As a foreign private issuer, however, we are permitted to, and we will, follow home country practice in lieu of the above requirements. The corporate governance practice in our home country, the Cayman Islands, does not require a majority of our board to consist of independent directors or the implementation of a nominating and corporate governance committee. Since a majority of our board of directors will not consist of independent directors as long as we rely on the foreign private issuer exemption, fewer board members will be exercising independent judgment and the level of board oversight on the management of our company may decrease as a result.

An occurrence of a widespread health epidemic or other outbreaks could have a material and adverse effect on our business, financial condition and results of operations.

Our business could be adversely affected by the effects of Influenza A virus subtype H1N1, or A (H1N1), Severe Acute Respiratory Syndrome, or SARS, avian influenza or other epidemics or outbreaks on the economic and business climate. A prolonged outbreak of A (H1N1), any recurrence of SARS, avian influenza or other adverse public health developments in China or elsewhere in the world could have a material and adverse effect on our business operations. Such outbreaks could significantly impact the real estate market and cause a temporary closure of our facilities. Such impact or closures would severely disrupt our operations and adversely affect our business, financial condition and results of operations. Our operations could be disrupted if any of our sales professionals, staff or customers were suspected of having A (H1N1), SARS or avian influenza, since this could require us to quarantine some or all of our sale professional and staff or disinfect our facilities and may deter our customers or potential customers from visiting our sales offices. In addition, our business, financial condition and results of operations could be adversely affected to the extent that A (H1N1), SARS, avian influenza or other outbreak harms the global or Chinese economy in general.

Risks Related to Doing Business in China

Adverse changes in economic and political policies of the PRC government could have a material and adverse effect on overall economic growth in China, which could materially and adversely affect our business.

We conduct substantially all of our business operations in China. As the real estate sector is highly sensitive to business and personal discretionary spending levels, it tends to decline during general economic downturns. Accordingly, our business, financial condition, results of operations and prospects depend to a significant degree on economic developments in China. China’s economy differs from the economies of most other countries in many respects, including with respect to the amount of government involvement in the economy, the general level of economic development, growth rates and government control of foreign exchange and the allocation of resources. While the PRC economy has experienced significant growth in the past 30 years, this growth has remained uneven across different periods, regions and among various economic sectors. The PRC government has implemented various measures to encourage economic development and guide the allocation of resources. The PRC government also exercises significant control over China’s economic growth through the allocation of resources, controlling the payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Since late 2003, the PRC government has implemented a number of measures, such as increasing the People’s Bank of China’s statutory deposit reserve ratio and imposing commercial bank lending guidelines, which had the effect of slowing the growth of credit availability. In 2008 and 2009, in response to the global financial crisis, the PRC government has loosened such requirements.  However, the PRC government has promulgated a series of policies since late 2009 and through September 2010 to cool down what is considered to be an over heated real estate market.  These policies have aimed to stem rising prices by targeting financing rules, multiple-unit ownership and tax policy, land supply and local governments’ accountability. Meanwhile, in big cities with fast increasing real estate prices, local governments have adopted stricter and detailed measures to slow down such increase in property prices, including prohibiting one family from purchasing more than one new property. Any future actions and policies adopted by the PRC government and local governments could materially affect the Chinese economy and slow the growth of the real estate market in China, which could materially and adversely affect our business.

We rely principally on dividends and other distributions on equity paid by our subsidiaries in China to fund our cash and financing requirements, and any limitation on the ability of our subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business.

We are an offshore holding company, and we rely principally on dividends from our subsidiaries in China for our cash requirements, including for the service of any debt we may incur. Current PRC regulations permit our subsidiaries to pay dividends to us only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each of our subsidiaries in China is required to set aside a certain amount of its after-tax profits each year, if any, to fund certain statutory reserves. These reserves are not distributable as cash dividends. Furthermore, if our subsidiaries in China incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us. Any limitation on the ability of our subsidiaries to distribute dividends or other payments to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our businesses, pay dividends or otherwise fund and conduct our business.

PRC regulation of loans to and direct investments in PRC entities by offshore holding companies may delay or prevent us from using the proceeds of our initial public offering to make loans or additional capital contributions to our PRC operating subsidiaries.

We may make loans to our PRC subsidiaries. Any loans to or investments in our PRC subsidiaries are subject to approval by or registration with relevant governmental authorities in China. We may also decide to finance our subsidiaries by means of capital contributions. According to the relevant PRC regulations on foreign-invested enterprises in China, depending on the total amount of investment, capital contributions to our PRC operating subsidiaries may be subject to the approval of the PRC Ministry of Commerce or its local branches. We may not obtain these government approvals on a timely basis, if at all, with respect to future capital contributions by us to our subsidiaries. If we fail to receive such approvals, our ability to use the proceeds of our initial public offering and to capitalize our PRC operations may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand our business.

Fluctuations in the value of the RMB may have a material and adverse effect on your investment.

The value of the RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions and the foreign exchange policy adopted by the PRC government. On July 21, 2005, the PRC government changed its policy of pegging the value of the Renminbi to the U.S. dollar. Under the new policy, the Renminbi is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. Following the removal of the U.S. dollar peg, the Renminbi appreciated more than 20% against the U.S. dollar over the following three years. Since July 2008, however, the Renminbi has traded stably within a narrow range against the U.S. dollar. In June 2010, the PRC government announced that it would increase Renminbi exchange rate flexibility. However, it remains unclear how this policy will be implemented.

There remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the Renminbi against foreign currencies. Our revenues and costs are mostly denominated in the Renminbi, and a significant portion of our financial assets are also denominated in the Renminbi. Any significant fluctuations in the exchange rate between the Renminbi and the U.S. dollar may materially and adversely affect our cash flows, revenues, earnings and financial position, and the amount of and any dividends we may pay on our ADSs in U.S. dollars. Any fluctuations in the exchange rate between the RMB and the U.S. dollar could also result in foreign currency translation losses for financial reporting purposes.

Governmental control of currency conversion may limit our ability to utilize our revenues effectively and affect the value of your investment.

The PRC government imposes controls on the convertibility of the RMB into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our revenues in RMB. Under our current corporate structure, our Cayman Islands holding company may rely on dividend payments from our PRC subsidiaries to fund any cash and financing requirements we may have. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from State Administration of Foreign Exchange by complying with certain procedural requirements. Therefore, our PRC subsidiaries are able to pay dividends in foreign currencies to us without prior approval from State Administration of Foreign Exchange by complying with certain procedural requirements. But approval from or registration with appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. This could affect the ability of our PRC subsidiaries to obtain foreign exchange through debt or equity financing, including by means of loans or capital contributions from us. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders, including holders of our ADSs.

Recent PRC regulations relating to the establishment of offshore special purpose companies by PRC domestic residents may subject our PRC resident beneficial owners to personal liability, limit our ability to inject capital into our PRC subsidiaries, limit our subsidiaries’ ability to increase their registered capital or distribute profits to us, or may otherwise adversely affect us.

China has regulations that subject our PRC subsidiaries to additional restrictions if we have beneficial owners of our company who are PRC residents that have not properly filed with authorities in China. Currently, we do not have beneficial owners whom we know to be PRC residents. However, we cannot provide any assurances that any PRC resident who becomes our beneficial owner in the future will be able to comply with relevant State Administration of Foreign Exchange of the PRC, or SAFE regulations in a timely manner, or at all. Any failure or inability of our PRC resident beneficial owners to comply with the registration procedures may subject such PRC resident beneficial owners to certain fines and legal sanctions, restrict our cross-border investment and financing activities, or limit our PRC subsidiaries’ ability to distribute dividends or obtain foreign exchange-denominated loans.

As it remains uncertain how the SAFE regulations will be interpreted or implemented, we cannot predict how these regulations will affect our business operations or future strategy. For example, we may be subject to more stringent review and approval processes with respect to our foreign exchange activities, such as remittance of dividends and foreign-currency-denominated borrowings, which may adversely affect our business, financial condition and results of operations. In addition, if we decide to acquire a PRC domestic company, we cannot assure you that we or the owners of such company, as the case may be, will be able to obtain the necessary approvals or complete the necessary filings and registrations required by the SAFE regulations. This may restrict our ability to implement our acquisition strategy and could adversely affect our business and prospects.

Failure to comply with PRC regulations regarding the registration requirements for employee stock ownership plans or share option plans may subject our PRC stock incentive plan participants or us to fines and other legal or administrative sanctions.

In December 2006, the People’s Bank of China promulgated Administrative Measures for Individual Foreign Exchange, or the Individual Foreign Exchange Rules, setting forth the requirements for foreign exchange transactions by PRC individuals under either the current account or the capital account. In January 2007, SAFE issued Implementing Rules for the Individual Foreign Exchange Rules, which, among other things, specified approval requirements for certain capital account transactions such as a PRC citizen’s participation in the employee stock ownership plans or stock option plans of an overseas publicly-listed company. On March 28, 2007, SAFE promulgated the Application Procedure of Foreign Exchange Administration for Domestic Individuals Participating in Employee Stock Holding Plan or Stock Option Plan of Overseas-Listed Company, or the Stock Option Rule. Under the Stock Option Rule, PRC citizens who are granted stock options by an overseas publicly-listed company are required, through a PRC agent or PRC subsidiary of such overseas publicly-listed company, to register with SAFE and complete certain other procedures. We and our PRC sales professionals and staff who have been granted stock options are subject to the Stock Option Rule. If we or our PRC optionees fail to comply with these regulations, we or our PRC optionees may be subject to fines and legal sanctions.

Any change in the preferential tax treatment we currently enjoy in the PRC may have an adverse impact on our business, financial condition and results of operations.

Our PRC subsidiaries are subject to the corporate income tax with the tax rate of 25% except for Shanghai Ruifeng, Shanghai Anshijie Real Estate Consultant Co., Ltd. and Shenzhen CIR which enjoy a preferential tax rate of 20% and 22% in 2009 and 2010, respectively, and Beijing Huachuangxunjie Technology Co., Ltd, or Huachuang, which enjoys a corporate income tax exemption in 2009 and 2010. We expect that our tax payments will increase following the expiry of the above preferential tax treatment in 2013.

Various local governments in China have provided discretionary preferential tax treatments to us. However, these local governments may decide to reduce or eliminate these preferential tax treatments at any time. Furthermore, these local implementations of tax laws may be found to violate national laws or regulations and we may be subject to retroactive imposition of higher taxes as a result. Starting from the year 2007, we are required to accrue taxes for these contingencies and other uncertain tax positions taken by us. The change in accounting requirement for reporting tax contingencies, any reduction or elimination of these preferential tax treatments and any retroactive imposition of higher taxes could have an adverse effect on our business, financial condition and results of operations.

Dividends payable to us by our PRC subsidiaries and gain on sale of our shares may be subject to PRC withholding taxes, or we may be subject to PRC taxation on our worldwide income and dividends distributed to our investors may be subject to PRC withholding taxes under the new CIT Law.

Under the new Corporate Income Tax Law, or CIT Law and its implementation rules, all domestic and foreign invested companies are subject to a uniform enterprise income tax at the rate of 25% and dividends from PRC subsidiaries to their foreign shareholders that are “non-resident enterprises” and any gain realized on the transfer of ADSs or shares by such shareholders will be subject to a withholding tax at the rate of 10% unless a treaty otherwise provides.

It is unclear whether dividends we pay with respect to our ordinary shares or ADSs, or the gain you may realize from the transfer of our ordinary shares or ADSs, would be treated as income derived from sources within the PRC and be subject to PRC tax. If we are required under the CIT Law to withhold PRC income tax on dividends payable to our non-PRC investors that are “non-resident enterprises” or individuals, or if you are required to pay PRC income tax on the transfer of our ordinary shares or ADSs, the value of your investment in our ordinary shares or ADSs may be materially and adversely affected. With the newly imposed 5% or 10% PRC dividend withholding tax, depending on the tax jurisdiction of the receiver, we will incur incremental PRC tax liabilities when PRC profits are distributed to ultimate shareholders.

In addition, under the CIT Law, enterprises organized under the laws of jurisdictions outside China with their “de facto management bodies” located within China may be considered PRC resident enterprises and therefore may be subject to PRC enterprise income tax at the rate of 25% on their worldwide income. If we become a PRC resident enterprise under the new PRC tax system and receive income other than dividends, our profitability and cash flow would be adversely impacted due to our worldwide income being taxed in China under the new CIT Law.

Foreign ownership of real estate agency and brokerage businesses in China is restricted under recent PRC regulations. This may limit our ability to establish our new PRC operating entities or to increase the registered capital of existing entities in the future.

On October 31, 2007, the PRC National Development and Reform Committee of China and the Ministry of Commerce of China jointly promulgated the amended Foreign Investment Industrial Guidance Catalogue, or the Catalogue, which came into effect on December 1, 2007. According to the Catalogue, real estate agency companies and real estate brokerage companies are classified to be in the restricted category of foreign investment industries.

Our PRC legal counsel, Jun He Law Offices, is of the opinion that only new real estate agency and brokerage businesses established after December 1, 2007, or any existing real estate agency and brokerage businesses that require new approvals from the Ministry of Commerce or its local branch in order to increase their registered capital or conduct an equity transfer, would be effected by the Catalogue. It may be difficult or take a long time for us to obtain any approvals from the Ministry of Commerce or its local branch in order to establish our new PRC operating entities or to increase the registered capital of existing entities in the future. We cannot assure you that, if we are required to seek such approvals in the future, we will be able to obtain them from the Ministry of Commerce or its local branch on a timely basis, or at all.

Uncertainties with respect to the Chinese legal system could have a material and adverse effect on us.

The PRC legal system is based on written statutes. Unlike under common law systems, decided legal cases have little value as precedents in subsequent legal proceedings. In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general, and forms of foreign investment (including wholly foreign-owned enterprises and joint ventures) in particular. These laws, regulations and legal requirements are relatively new and are often changing, and their interpretation and enforcement involve significant uncertainties that could limit the reliability of the legal protections available to us. We cannot predict the effects of future developments in the PRC legal system. We may be required in the future to procure additional permits, authorizations and approvals for our existing and future operations, which may not be obtainable in a timely fashion or at all. An inability to obtain such permits or authorizations may have a material and adverse affect on our business, financial condition and results of operations.

The implementation of the PRC Labor Contract Law and the Implementation Regulation for the PRC Labor Contract Law may increase our operating expenses and may materially and adversely affect our business, financial condition and results of operations.

As the PRC Labor Contract Law, or Labor Contract Law, and its Implementation Regulation for the PRC Labor Contract Law, or Implementation Regulation, have been enforced for only a very short time, substantial uncertainty remains as to its potential impact on our business, financial condition and results of operations. The implementation of the Labor Contract Law and the Implementation Regulation may increase our operating expenses, in particular our human resources costs and our administrative expenses. In the event that we decide to significantly modify our employment or labor policy or practice, or reduce the number of our sales professionals and staff, the Labor Contract Law may limit our ability to effectuate the modifications or changes in the manner that we believe to be most cost-efficient or otherwise desirable, which could materially and adversely affect our business, financial condition and results of operations.

If we fail to satisfy the regulatory requirements for provision of interim guarantees, our business, financial condition and results of operations could be materially and adversely affected.

On February 3, 2009, the State Council issued the Notice on Further Specifying the Supervisory Functions for Financing Guarantee Business, which authorized several PRC governmental bodies, led by the China Banking Regulatory Commission, to study and adopt regulatory policies and rules for the development of financing guarantee businesses in China. In line with the above Notice’s requirement, on March 8, 2010, seven governmental bodies, including China Banking Regulatory Commission and People’s Bank of China, jointly promulgated the Tentative Measures, which regulate the establishment, operation and risk control of financing guarantee companies. Our guarantee management business will be subject to the regulation of the Tentative Measures. However, since the Tentative Measures have been enforced for only a short period, substantial uncertainty remains in the implementation of this Tentative Measures. We cannot assure you that we will be able to satisfy or comply with this Tentative Measures or any new regulatory requirements subsequently adopted by the PRC government or provincial governmental bodies in the future. Our business, financial condition and results of operations could be materially and adversely affected by our failure to do so.

Risks Related to Our ADSs and this Offering

We may be classified as a passive foreign investment company for United States federal income tax purposes, which could subject United States investors in the ADSs or ordinary shares to significant adverse tax consequences.

Based on composition of our income and assets, we may be classified as a PFIC for the current taxable year if the price of our ADSs or ordinary shares continue to decline and we continue to hold a substantial portion of the cash raised in our initial public offering as liquid assets.  If we were to be classified as a PFIC in any taxable year, a U.S. Holder (as defined in “Taxation – United States Federal Income Taxation”) would be subject to special rules generally intended to reduce or eliminate any benefits from the deferral of United States federal income tax that a U.S. Holder could derive from investing in a non-United States corporation that does not distribute all of its earnings on a current basis. Further, if we are classified as a PFIC for any year during which a U.S. Holder holds our ADSs or ordinary shares, we generally will continue to be treated as a PFIC for all succeeding years during which such U.S. Holder holds our ADSs or ordinary shares.

The market price for our ADSs may be volatile.

In addition to the volatility in the price of our ADSs which could be caused by the materialization of any of the risks described in this section, the securities markets in the United States, China and elsewhere have from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our ADSs.  In addition, additional sales of our ordinary shares in the public market or the perception that these sales could occur, including the proposed sale of our ADSs under this prospectus, could cause the market price of our ADSs to decline.

We may need additional capital, and the sale of additional ADSs or other equity securities or incurrence of additional indebtedness could result in additional dilution to our shareholders or increase our debt service obligations.

Historically, we have relied principally on our operational sources of cash, as well as external sources of financing to fund our operations and capital expansion needs. We may require additional cash resources due to changed business conditions or other future developments, including any investments or acquisitions we may pursue. If our resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity, equity-linked or debt securities or enter into a credit facility. The sale of additional equity securities could result in additional dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. It is uncertain whether financing will be available in amounts or on terms acceptable to us, if at all.

Substantial future sales of our ADSs in the public market, or the perception that these sales could occur, could cause the price of our ADSs to decline.

Additional sales of our ordinary shares in the public market or the perception that these sales could occur, could cause the market price of our ADSs to decline. As of the date of this prospectus we have 189,979,354 ordinary shares outstanding. The 12,665,290 ADS representing 189,979,354 Class A Ordinary Shares are freely transferable without restriction or additional registration under the Securities Act of 1933, as amended, or the Securities Act. Certain holders of our ordinary shares will have the right to cause us to register the sale of those shares under the Securities Act. Registration of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration. Sales of these registered shares in the public market could cause the price of our ADSs to decline.

We have adopted a shareholders rights plan, which, together with the other anti-takeover provisions of our articles of association, could discourage a third party from acquiring us and could limit our shareholders’ opportunity to sell their shares, including ordinary shares represented by our ADSs, at a premium.

Our amended and restated articles of association limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions.  On November 17, 2010, our board of directors adopted a shareholders rights plan. Under this rights plan, one right was distributed with respect to each of our ordinary shares outstanding at the closing of business on November 29, 2010. These rights entitle the holders to purchase ordinary shares from us at half of the market price at the time of purchase in the event that a person or group obtains ownership of 15% or more (or an additional 1% in the case of certain shareholders holding more than 15% at the time of the plan adoption) of our ordinary shares (including by acquisition of the ADSs representing an ownership interest in the ordinary shares) or enters into an acquisition transaction without the approval of our board of directors. This rights plan and the other anti-takeover provisions of our articles of association could deprive our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. For example, our board of directors has the authority, without further action by our shareholders, to issue one or more classes or series of preferred shares and to fix their designations, powers, preferences and relative participating, optional and other rights, if any, and their qualifications, limitations or restrictions, including without limitation dividend rights, conversion rights, voting rights, redemption and liquidation preferences, any or all of which may be greater than the rights associated with our ordinary shares, in the form of ADS or otherwise. Preferred shares could be issued quickly with terms which may delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue preferred shares, the price of our ADSs may fall and the voting and other rights of the holders of our ordinary shares and ADSs may be materially and adversely affected.

You may not have the same voting rights as the holders of our ordinary shares and may not receive voting materials in time to be able to exercise your right to vote.

Except as otherwise described, holders of our ADSs will not be able to exercise voting rights attaching to the shares represented by our ADSs on an individual basis. Holders of our ADSs will appoint the depositary or its nominee as their representative to exercise the voting rights attaching to the shares represented by the ADSs. You may not receive voting materials in time to instruct the depositary to vote, and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

You may not be able to participate in rights offerings and may experience dilution of your holdings as a result.

We may from time to time distribute rights to our shareholders, including rights to acquire our securities. Under the deposit agreement for the ADSs, the depositary will not offer those rights to ADS holders unless both the rights and the underlying securities to be distributed to ADS holders are either registered under the Securities Act or exempt from registration under the Securities Act with respect to all holders of ADSs. We are under no obligation to file a registration statement with respect to any such rights or underlying securities or to endeavor to cause such a registration statement to be declared effective. In addition, we may not be able to take advantage of any exemptions from registration under the Securities Act. Accordingly, holders of our ADSs may be unable to participate in our rights offerings and may experience dilution in their holdings as a result.

You may be subject to limitations on transfer of your ADSs.

Your ADSs evidenced by the ADRs are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems doing so expedient in connection with the performance of its duties. In addition, the depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary deem it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

You may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited, because we are incorporated under Cayman Islands law, conduct substantially all of our operations in China and all of our officers reside outside the United States.

We are incorporated in the Cayman Islands. We conduct substantially all of our operations in China through the subsidiaries in China directly or indirectly owned by us. All of our officers reside outside the United States and some or all of the assets of those persons are located outside of the United States. As a result, it may be difficult or impossible for you to bring an original action against us or against these individuals in a Cayman Islands or PRC court if you believe that we or our officers have infringed your rights under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may render you unable to enforce a judgment against our assets or the assets of our directors and officers. There is no statutory recognition in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will generally recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits.

Our corporate affairs are governed by our amended and restated memorandum and articles of association and by the Companies Law (2010 Revision) and common law of the Cayman Islands. The rights of shareholders to take legal action against our directors and us, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, which has persuasive, but not binding, authority on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedents in the United States. In particular, the Cayman Islands have a less developed body of securities laws as compared to the United States, and provide significantly less protection to investors. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action before the federal courts of the United States.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests through actions against our management, directors or major shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that relate to future events, including our future operating results and conditions, our prospects and our future financial performance and condition. These statements involve known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors,” which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.

Forward-looking statements typically are identified by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “potential,” “continue,” “is/are likely to” or other similar expressions or the negative of these words or expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, among other things, statements relating to:

•	our anticipated growth strategies;

•	our future business development, results of operations and financial condition;

•	expected changes in our net revenues and certain cost or expense items;

•	our ability to attract clients and further enhance our brand recognition; and

•	trends and competition in the real estate services industry.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read thoroughly this prospectus and the documents that we refer to in this prospectus with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements.

PRICE RANGE OF OUR ADSs

Our ADSs, each representing 15 of our Class A ordinary shares, have been listed on the New York Stock Exchange since January 28, 2010. Our ADSs trade under the symbol “CTC.” The following table provides the high and low sale prices for our ADSs on the New York Stock Exchange for the year of 2010 (since the date of our IPO).

On December 3 , 2010, the last reported sale price for our ADSs was US$ 3.72 per ADS.

	Market Price (US$)
	High	Low
January 2010	7.66	6.70
February 2010	7.27	6.55
March 2010	8.20	6.71
April 2010	7.33	4.98
May 2010	6.17	4.50
June 2010	6.18	4.73
July 2010	5.96	4.70
August 2010	6.33	5.61
September 2010	6.25	4.94
October 2010	6.05	4.99
November 2010	5.33	3.83
December 2010 (through December 3, 2010)	4.16	3.60

EXCHANGE RATE INFORMATION

Our business is primarily conducted in China, and all of our revenues and expenses are denominated in Renminbi. We do not represent that Renminbi or U.S. dollar amounts could be converted into U.S. dollars or Renminbi, as the case may be, at any particular rate, the rates below or at all.

The following table sets forth, for the periods indicated, information concerning exchange rates between the Renminbi and the U.S. dollar based on the noon buying rate in New York City for cable transfers of Renminbi per U.S. dollar as certified for customs purposes by the Federal Reserve Bank of New York. These rates are provided solely for your convenience and are not necessarily the exchange rates that we used in this prospectus or will use in the preparation of our periodic reports or any other information to be provided to you.

	Noon Buying Rate
Period	Period End	Average(1)	Low	High
	(RMB per US$1.00)

2006	7.8041	7.9579	8.0702	7.8041
2007	7.2946	7.5806	7.8127	7.2946
2008	6.8225	6.9193	7.2946	6.7800
2009	6.8259	6.8295	6.8470	6.8176
2010
May	6.8305	6.8275	6.8310	6.8245
June	6.7815	6.8184	6.8323	6.7815
July	6.7735	6.7762	6.7807	6.7709
August	6.8069	6.7873	6.8069	6.7670
September	6.6905	6.7396	6.8102	6.6869
October	6.6705	6.6675	6.6912	6.6397
November (through November 29, 2010)	6.6600	6.6530	6.6906	6.6233
_____________

Source: Federal Reserve Statistical Release
(1)	Annual averages are calculated using the average of month-end rates of the relevant year. Monthly averages are calculated using the average of the daily rates during the relevant period.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the ADSs by the selling shareholders. All net proceeds from the sale of the ADSs covered by this prospectus will go to the selling shareholders. We expect that the selling shareholders will sell their Ordinary Shares as described under “Plan of Distribution”.

RECENT DEVELOPMENTS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our unaudited interim condensed consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Forward-Looking Statements” and “Risk Factors.”

Results of Operations

The following table sets forth a summary of our unaudited consolidated results of operations for the periods indicated.

	For the Six Months Ended June 30,
	2009	2010	2010
	(RMB)	(RMB)	(US$)(1)
	(in thousands)
Revenue
Net revenues	264,184	222,683	32,837
Costs and Expenses
Commissions and other agent related costs	(118,967)	(133,953)	(19,753)
Operating costs	(54,834)	(82,768)	(12,205)
Selling, general and administrative expenses	(41,727)	(75,698)	(11,162)
Total costs and expenses	(215,528)	(292,419)	(43,120)
Income (loss) from operations	48,656	(69,736)	(10,283)
Interest income	854	2,356	347
Other income	-	5,391	795
Foreign currency exchange loss	(414)	(2,692)	(397)
Income (loss) before income tax and share of associates’ losses	49,096	(64,681)	(9,538)
Income tax	(1,333)	(2,586)	(381)
Share of associates’ losses	(191)	(151)	(22)

Net income (loss)	47,572	(67,418)	(9,941)

Non-controlling interest	-	911	134
Net income (loss) attributable to IFM Investments Limited	47,572	(66,507)	(9,807)
_____________

(1)
Translations of amounts from RMB into US$ as of and for the period ended June 30, 2010, are solely for the convenience of the reader and were made at a rate of RMB6.7815 to US$1.00 which is the noon buying rate on June 30, 2010 in New York for cable transfers in RMB as certified in the H.10 weekly statistical release of the Federal Reserve Board.

Selected financial information and operational data relating to each of our business lines is set forth below for the periods indicated:

	For the Six Months Ended June 30,
	2009	2010
Company-owned brokerage services
Net revenues (in thousands of RMB)	245,991	199,504
Beijing	107,005	93,013
Shanghai	126,228	93,200
Shenzhen	12,758	13,291
Average number of operating sales offices(1)	223	366
Average monthly net revenues per operating sales office (in thousands of RMB)	183.8	90.8
Mortgage management services
Net revenues (in thousands of RMB)	11,043	13,410
Loan amount of referred mortgages (in thousands of RMB)	2,084,095	2,527,506
Franchise services
Net revenues (in thousands of RMB)	7,150	9,702
Number of regional sub-franchisors as of period end	28	29
_____________
(1)           Equals the sum of the number of operating sales offices that existed at the end of each month in the applicable period, divided by the number of months in such period.

Net revenues. Our net revenues decreased RMB41.5 million, or 15.7%, from RMB264.2 million for the six months ended June 30, 2009 to RMB222.7 million (US$32.8 million) for the six months ended June 30, 2010, primarily due to a decrease in net revenues generated by our company-owned brokerage services. Our net revenue decrease was partly offset by the increase in net revenues from our mortgage management services and franchise services.

Company-Owned Brokerage Services. Net revenues from our company-owned brokerage services decreased by 18.9%, from RMB246.0 million for the six months ended June 30, 2009 to RMB199.5 million (US$29.4 million) for the six months ended June 30, 2010. This decrease was primarily due to a significant reduction in the transaction volume in the secondary property market caused by recent PRC government policies that intended to curb property price increases.  Specifically, the sale and purchase transactions we brokered decreased by 41.8% from 8,562 for the six months ended June 30, 2009 to 4,987 for the six months ended June 30, 2010. In addition, the average number of our operating sales offices increased by 64.1% from 223 for the six months ended June 30, 2009 to 366 for the six months ended June 30, 2010.

Average commission rates remained relatively stable in the six months ended June 30, 2010 compared to the same period in 2009. However, our average monthly net revenues per operating sales office in Beijing decreased RMB94,436 or 50.1%, from RMB188,389 for the six months ended June 30, 2009 to RMB93,953 (US$13,854) for the six months ended June 30, 2010, and our average monthly net revenues per operating sales office in Shanghai decreased RMB103,822, or 52.1%, from RMB199,412 for the six months ended June 30, 2009 to RMB95,590 (US$14,096) for the six months ended June 30, 2010. Our average monthly net revenues per operating sales office in Shenzhen decreased RMB37,461 or 39.6%, from RMB94,504 for the six months ended June 30, 2009 to RMB57,043 (US$8,412) for the six months ended June 30, 2010.

Mortgage Management Services. Revenues from our mortgage management services increased RMB2.4 million, or 21.8%, from RMB11.0 million for the six months ended June 30, 2009 to RMB13.4 million (US$2.0 million) for the six months ended June 30, 2010, primarily due to an increase in the existing home mortgages that utilized our mortgage management services. For the period ended June 30, 2010, we managed an aggregate loan amount of approximately RMB2.5 billion (US$372.7 million) existing home mortgage loans as compared to RMB2.1 billion for the period ended June 30, 2009.

Franchise Services. Revenues from our franchise services increased RMB2.6 million, or 34.7%, from RMB7.2 million for the six months ended June 30, 2009 to RMB9.7 million (US$1.4 million) for the six months ended June 30, 2010. This increase was primarily due to higher royalty revenue earned from existing regional sub-franchisors in the first half year of 2010.

Commissions and other agent related costs. Our commissions and other agent related costs accounted for 45.0% and 60.2% of our net revenues for the six months ended June 30, 2009 and 2010, respectively and increased RMB15.0 million, or 12.6%, from RMB119.0 million for the six months ended June 30, 2009 to RMB134.0 million (US$19.8 million) for the six months ended June 30, 2010, primarily due to RMB12.9 million net increase in costs associated with our company-owned brokerage services. This net increase was primarily due to an increase of RMB29.2 million in non-commission, payroll and benefit expenses for our sales professionals as a result of the increase in the number of company-owned sales offices and sales professionals in the six months ended June 30, 2010 and partially offset by a RMB14.2 million decrease in commission expenses as a result of lower net revenues.

Operating costs. Our operating costs accounted for 20.8% and 37.2% of net revenues for the six months ended June 30, 2009 and 2010, respectively and increased RMB28.0 million, or 51.1%, from RMB54.8 million for the six months ended June 30, 2009 to RMB82.8 million (US$12.2 million) for the six months ended June 30, 2010, primarily due to an increase in operating costs for our company-owned brokerage services of RMB26.0 million, or 50.9%, from RMB51.1 million for the six months ended June 30, 2009 to RMB77.1 million for the six months ended June 30, 2010. The overall increase was primarily due to a RMB16.8 million increase in sales office rental costs mainly due to an increase of 143 average company-owned operating sales offices and an increase of RMB11.1 million in other sales office related costs such as utilities and telecommunications, depreciation and amortization expenses.

Selling, general and administrative expenses. Our selling, general and administrative expenses accounted for 15.8% and 34.0% of net revenues for the six months ended June 30, 2009 and 2010, respectively, and increased RMB34.0 million, or 81.5%, from RMB41.7 million for the six months ended June 30, 2009 to RMB75.7 million (US$11.2 million) for the six months ended June 30, 2010, primarily due to an increase of RMB11.0 million in share-based compensation expenses, and RMB9.3 million increase in non-sales payroll costs, an increase of RMB5.6 million in marketing expenses, as well as a RMB3.7 million increase in professional fees as a result of being a public company.

Interest income. Our interest income increased RMB1.5 million, or 166.67%, from RMB0.9 million for the six months ended June 30, 2009 to RMB2.4 million (US$0.4 million) for the six months ended June 30, 2010, mainly as a result of our increased average cash balance during the first half year of 2010 as compared to the same period in 2009.

Foreign currency exchange loss. Our foreign currency exchange loss increased by RMB2.3 million, or 575.0%, from RMB0.4 million for the six months ended June 30, 2009 to RMB2.7 million (US$0.4 million) for the six months ended June 30, 2010 primarily as a result of the depreciation of US$ against RMB.

Net Income (loss). As a result of the foregoing, we had a net loss of RMB67.4 million (US$9.9 million) for the six months ended June 30, 2010 as compared to a net income of RMB47.6 million for the six months ended June 30, 2009.

Our Liquidity and Capital Resources

Through June 30, 2010, our principal sources of liquidity were cash generated from operating activities, capital contributions and proceeds from our initial public offering of our ordinary shares in the form ADSs. Our net cash provided by operating activities was RMB69.4 million for the six months ended June 30, 2009 and our net cash used in operating activities was approximately RMB55.3 million for the six months ended June 30, 2010. Our accumulated deficit was RMB135.2 million and RMB201.7 million as of December 31, 2009 and June 30, 2010, respectively. Our cash and cash equivalents consist of cash on hand and liquid investments placed with banks and other financial institutions that are unrestricted to withdrawal or use and have maturities of six months or less. We have no debt obligations. On January 28, 2010, we completed an initial public offering with net proceeds of RMB538.1 million. We expect to utilize a portion of our cash on hand to open and acquire company-owned sales offices in selected new markets as we grow our network of company-owned brokerage services. We currently anticipate that we will be able to meet our needs to fund operations for at least the next twelve months with existing cash balances.

We are a holding company with no material operations of our own. We conduct our operations primarily through our subsidiaries in China. As a result, our ability to pay dividends and to finance any debt we may incur depends upon dividends paid by our subsidiaries. If our subsidiaries or any newly formed subsidiaries incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us. In addition, our subsidiaries are permitted to pay dividends to us only out of their retained earnings, if any, as determined in accordance with accounting standards and regulations applicable to such subsidiaries. Under PRC law, each of our PRC subsidiaries is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Each of our PRC subsidiaries with foreign investments is also required to further set aside a portion of its after-tax profits to fund the employee welfare fund at the discretion of the board. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation of these subsidiaries. In addition, dividend payments from our PRC subsidiaries could be delayed as such dividends may only be distributed upon completion of an annual audit of such subsidiary.

The following table sets forth a summary of our cash flows for the periods indicated:

	For the Six Months Ended June 30,
	2009	2010	2010
	(RMB)	(RMB)	(US$)
	(in thousands)
Net cash provided by (used in) operating activities	69,419	(55,327)	(8,158)
Net cash used in investing activities	(2,876)	(18,343)	(2,705)
Net cash (used in) provided by financing activities	(16,200)	550,390	81,160

Effects of foreign exchange rate changes on cash and cash equivalents	(19)	(2,429)	(358)
Net increase in cash and equivalents	50,324	474,291	69,939
Cash and cash equivalents at the beginning of the period	176,977	334,589	49,338
Cash and cash equivalents at the end of the period	227,301	808,880	119,277

Operating Activities

Our operating activities primarily comprise our company-owned brokerage services, mortgage management services and franchise services. The timing of when we collect our fees on all of the business lines may differ from when we recognize revenue, which may result in significant changes in certain of our related balance sheet items such as deferred revenue and accounts receivable.

For the six months ended June 30, 2010, cash used in operating activities amounted to RMB55.3 million, primarily attributable to RMB67.4 million net loss during the period and a decrease of RMB30.2 million in accrued expenses and other current liabilities due to decrease in commission and other agent related costs, operating costs and selling, general and administrative expenses. These decreases were partially offset by a decrease of RMB36.1 million in accounts receivable primarily due to a decrease in sales volume in both company owned brokerage services and mortgage management services.

For the six months ended June 30, 2009, total cash provided by operating activities amounted to RMB69.4 million, primarily due to a RMB47.6 million net income during the period and an increase of RMB49.8 million in accrued expenses and other current liabilities due to increase in commission and other agent related costs, operating costs and selling, general and administrative expenses. These increases were partially offset by an increase of RMB45.1 million in accounts receivable primarily due to an increase in sales volume in both company-owned brokerage services and mortgage management services.

Investing Activities

Our investing activities primarily relate to our purchases and disposals of equipment and acquisition activities.

Net cash used in investing activities significantly increased from RMB2.9 million for the six months ended June 30, 2009 to RMB18.3 million for the six months ended June 30, 2010 primarily due to our purchases of property and equipment.

Financing Activities

Our financing activities primarily consist of proceeds from issuance of ordinary shares and customer deposits.

Net cash provided by financing activities amounted to RMB550.4 million for the six months ended June 30, 2010, including net proceeds of RMB538.1 million from the Company’s initial public offering on January 28, 2010.

Net cash used in financing activities amounted to RMB16.2 million for the six months ended June 30, 2009 as a result of repayment of deposits to customers.

Off-Balance Sheet Commitments and Arrangements

Historically, as is customary in the mortgage management industry in Beijing, we provided interim guarantees to commercial banks in respect of the mortgage loans they extend to property buyers. An interim guarantee covers the period beginning when the bank disburses the mortgage loan to the property buyer and ending when the mortgage registration certificate is issued to the bank by the applicable property registry, which typically takes one to six months. The fair value of the interim guarantees as of December 31, 2009 and June 30, 2010 was immaterial.

If a bank fails to obtain the mortgage registration certificate or the property buyer defaults on his payment obligations during the term of an interim guarantee, we may be required to pay the amount of the delinquent mortgage payments or any measurable loss suffered by the bank exceeding the payment already made by the buyer and the amount recoverable from the property.

Under PRC rules, the maximum financed portion of the purchase price of a property is 80%, which helps to reduce our risk exposure. To further mitigate our risk exposure, we usually:

•	conduct certain background and credit checks on property buyers and reject less credit-worthy mortgage applications;

•
assist in applying for buyers’ title documents, and issue a guarantee in a transaction only after a notice specifying the proposed date for collecting the title document has been issued by the applicable property registry; and

•	actively participate in the process of banks’ applying for mortgage registration certificates.

The contingent guarantee obligation in connection with our provision of interim guarantees was RMB718.7 million and RMB70.9 million as of December 31, 2009 and June 30, 2010, respectively. This decrease was primarily due to certain regulatory changes in mortgage loan requirements during the first half year of 2010, which no longer required interim guarantee services before mortgage loans are released. We have not experienced any losses associated with our interim guarantees for the six months ended June 30, 2009 and 2010.  As of October 26, 2010, the contingent guarantee obligation was further reduced to RMB0.9 million.

Other than the contingent liabilities discussed above and the obligations set forth in the preceding section, we have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Recent Business Development

In July 2010, we began to offer a new product as part of our mortgage management services, which offer loans through entrusted loan arrangements. Under our entrusted loan arrangements with commercial banks, we provide consumer financing to borrowers with funds being released by the commercial banks from our trust accounts at the banks. These entrusted loans, whose terms range from two to 12 months, are secured with the borrowers’ mortgage-free properties. We limit loan amounts to less than 50% of the pledged properties’ most recently assessed market value and usually charge interest rates which are above prime mortgage lending rate. In addition, we will obtain further legal protections which, in case of default by the borrowers, allow us dispose the pledged properties in foreclosure sales. As of September 30, 2010, our total outstanding entrusted loans balance was RMB9.6 million.

Recent Accounting Pronouncements

In October 2009, the FASB issued an accounting standard update to revenue recognition relating to multiple-deliverable revenue arrangements. This update modifies the fair value requirements of existing accounting guidance by allowing the use of the “best estimate of selling price” in addition to vendor-specific objective evidence (“VSOE”) and third-party evidence (“TPE”) for determining the selling price of a deliverable. A vendor is now required to use its best estimate of the selling price when VSOE or TPE of the selling price cannot be determined. In addition, the residual method of allocating arrangement consideration is no longer permitted. This update requires expanded qualitative and quantitative disclosures and is effective for fiscal years beginning on or after June 15, 2010. These updates may be applied either prospectively from the beginning of the fiscal year for new or materially modified arrangements or retrospectively. The Group does not expect the adoption of this pronouncement to have a significant impact on its consolidated financial position or results of operations.

In January 2010, the FASB issued new accounting guidance related to the disclosure requirements for fair value measurements and provides clarification for existing disclosure requirements. More specifically, this update will require (a) an entity to disclose separately the amounts of significant transfers in and out of Levels 1 and 2 fair value measurements and to describe the reasons for the transfers; and (b) information about purchases, sales, issuances and settlements to be presented separately (i.e. present the activity on a gross basis rather than net) in the reconciliation for fair value measurements using significant unobservable inputs (Level 3 inputs). This guidance clarifies existing disclosure requirements for the level of disaggregation used for classes of assets and liabilities measured at fair value and require disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements using Level 2 and Level 3 inputs. The new disclosures and clarifications of existing disclosure are effective for fiscal years beginning after December 15, 2009, except for the disclosure requirements for related to the purchases, sales, issuances and settlements in the roll-forward activity of Level 3 fair value measurements. Those disclosure requirements are effective for fiscal years ending after December 31, 2010. The Group has adopted the new guidance in the first quarter of 2010 and the adoption did not have a material impact on its consolidated financial statements.

In January 2010, the FASB issued authoritative guidance to clarify the scope of accounting and reporting for decreases in ownership of a subsidiary. The objective of this guidance is to address implementation issues related to changes in ownership provisions. This guidance clarifies certain conditions, which need to apply to this guidance, and it also expands disclosure requirements for the deconsolidation of a subsidiary or derecognition of a group of assets. This guidance is effective in the period in which an entity adopts the authoritative guidance on non-controlling interests in consolidated financial statements. If an entity has previously adopted the guidance on non-controlling interests in consolidated financial statements, the amendments in this update are effective beginning in the first interim or annual reporting period ending on or after December 15, 2009. Retrospective application to the first period that an entity adopted the guidance on non-controlling interests in consolidated financial statements is required. The Group has adopted the new guidance in the first quarter of 2010 and the adoption did not have a material impact on its consolidated financial statements.

In April 2010, the FASB issued an authoritative pronouncement on effect of denominating the exercise price of a share-based payment award in the currency of the market in which the underlying equity securities trades and that currency is different from (1) entity’s functional currency, (2) functional currency of the foreign operation for which the employee provides services, and (3) payroll currency of the employee. The guidance clarifies that an employee share-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of the entity’s equity securities trades should be considered an equity award assuming all other criteria for equity classification are met. The pronouncement will be effective for interim and annual periods beginning on or after December 15, 2010, and will be applied prospectively. Affected entities will be required to record a cumulative catch-up adjustment for all awards outstanding as of the beginning of the annual period in which the guidance is adopted. The Group does not expect the adoption of this pronouncement has a significant impact on its consolidated financial position or results of operations as the exercise price of its share-based awards are denominated in the same currency in which its equity securities trade.

EXPENSES OF THIS OFFERING

We will bear all costs, expenses and fees incurred by us in connection with the registration of the ordinary shares offered by this prospectus. The selling shareholders will bear brokerage commissions and similar selling expenses, if any, attributable to the sale of ordinary shares or ADSs, as well as any fees and disbursements of counsel to the selling shareholders.

The following table sets forth the estimated costs and expenses in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates except the SEC registration fees.

To be paid by the Registrant
SEC registration fees(1)	$6,459.77
Legal fees and expenses	$100,000.00
Accounting fees and expenses	$60,000.00
Printing, engraving, and miscellaneous fees and expenses	$15,000.00
Total	$161,459.77
_____________
(1)	Previously paid under the Registrant’s registration statement on Form F-1 (File No. 333-164216).

DIVIDEND POLICY

We have never declared or paid any dividends on our ordinary shares. We do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain future earnings, if any, to finance operations and expand our business.

As we are a holding company, we rely, in part, on dividends paid to us by our subsidiaries in China for our cash requirements, including funds to pay dividends and other cash distributions to our shareholders, service any debt we may incur and pay our operating expenses. In China, the payment of dividends is subject to limitations. PRC regulations currently permit payment of dividends only out of accumulated profits as determined in accordance with PRC accounting standards and regulations. Under current PRC laws and regulations, our subsidiaries in China are required to set aside a certain amount of their accumulated after-tax profits each year, if any, to fund certain statutory reserves. These reserves may not be distributed as cash dividends. Further, if our subsidiaries in China incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us.

Our board of directors has sole discretion on whether to pay dividends, subject to the approval of our shareholders. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that they may deem relevant. If we pay any dividends, we will pay our ADS holders to the same extent as holders of our ordinary shares, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. Cash dividends on our ADSs, if any, will be paid in U.S. dollars.

OTHER INFORMATION ON THE COMPANY

Additional information regarding our business, properties, corporate history and structure, legal proceedings, applicable regulations, employment, stock incentive plan, transactions with related parties, financial statements, changes in and disagreements with the accountants on accounting and financial disclosure, and our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” is incorporated in this prospectus by reference to (i) our Annual Report on Form 20-F for the fiscal year ended December 31, 2009, as filed with the SEC on June 30, 2010, which include audited financial statements for the fiscal year ended December 31, 2009, and (ii) our reports on Form 6-K, as filed with the SEC on March 22, 2010, May 24, 2010, August 6, 2010, August 19, 2010, September 27, 2010 , November 3 , 2010 , November 15, 2010 and November 17, 2010 .

MANAGEMENT

Directors and Executive Officers

The following table sets forth our current directors, and executive officers, their ages as of the date of this prospectus and the positions held by them. The business address for each of our directors, executive officers, is 26/A, East Wing, Hanwei Plaza, No.7 Guanghua Road, Chaoyang District, Beijing 100004, People’s Republic of China.

Name	Age	Position

Donald Zhang	56	Chairman, Chief Executive Officer
Harry Lu	44	Vice Chairman, President
Kevin Cheng Wei	42	Director and Chief Financial Officer
Kevin Yung	36	Director and Executive Vice President
Weiping Zhang	56	Director and Vice President
Jennifer Tang	43	Director
Qiang Chai	49	Independent Director
Liang Pei	42	Independent Director
Conor Chiahung Yang	47	Independent Director
Lihong Ma	38	Legal Vice President
Hao Wang	40	Vice President & General Manager of Franchise Services Business Unit
Sheng Kang	36	General Manager of Beijing Kaishengjinglue Guarantee Co. Limited
Hau Piu Ip	36	General Manager of Shanghai Ruifeng

Mr. Donald Zhang is one of our co-founders. In addition to founding our company, Mr. Zhang has served as our director and chairman since 2000 and our chief executive officer since 2009. Prior to assuming his role with our company, Mr. Zhang founded Maxpro International Enterprises, Inc. and has served as its chairman and chief executive officer since it was founded in 1992. Maxpro is an import and export and real estate investments company. From 1982 to 1986, Mr. Zhang served as an assistant manager in the procurement department of China National Offshore Oil Corporation. Mr. Zhang received his bachelor’s degree from the University of International Business and Economics in Beijing and a master’s degree in International Trade from Webster University in Missouri. Mr. Zhang is a brother-in-law of Mr. Harry Lu.

Mr. Harry Lu is one of our co-founders. In addition to founding our company, Mr. Lu has served as our director and vice chairman since 2000 and president since 2008. From 1995 to 1999, Mr. Lu served as the general manager of the PRC Region of Maxpro International Enterprises, Inc., managing the China aspects of Maxpro’s import and export and real estate investments business. From 1992 to 1995, he served as the export manager of China National Pharmaceutical and Healthcare Product Import & Export Co., Ltd. Mr. Lu currently serves as the deputy general secretary of the China National Institute of Real Estate Appraisers and Brokers, the policy and standard setting institute of the real estate market in China. Mr. Lu received his bachelor’s degree from Beijing Institute of Technology and his master’s degree from Rutgers Business School, State University of New Jersey. Mr. Lu is a brother-in-law of Mr. Donald Zhang.

Mr. Kevin Cheng Wei has served as our director since November 2008. He joined us as our chief financial officer in December 2007. Prior to joining us, from 2006 to 2007, Mr. Wei served as the chief financial officer of Solarfun Power Holdings Co., Limited, a Chinese solar company listed on NASDAQ. From 2005 to 2006, Mr. Wei was the chief financial officer of an on-line advertising agency in China. Mr. Wei was the chief audit executive of LG Philips Displays International Ltd. from 2003 to 2005, where he was responsible for managing global internal audit coverage and risk management. From 1999 to 2003, he was Asia Pacific regional corporate audit manager with Altria Corporate Services Inc., including one year at Nabisco Inc. prior to its acquisition by Kraft Foods. Prior to Altria, from 1991 to 1999, Mr. Wei worked with KPMG LLP and Deloitte Touche LLP. Mr. Wei graduated from Central Washington University, where he received his Bachelor of Science degree (cum laude) with a double major in accounting and management information systems.

Mr. Kevin Yung has served as our executive vice president since 2009 and director since 2010. From 2007 to 2009, Mr. Yung was a partner at a local financial advisory firm based in Beijing. From 2006 to 2007, Mr. Yung was a vice president with the Special Situations Group of Morgan Stanley. From 2003 to 2006, Mr. Yung was a vice president with the Special Situations Group of Citigroup Capital Markets Asia. From 1998 to 2003, Mr. Yung was an associate with the Real Estate Principal Investing Group of Morgan Stanley in New York, Tokyo and Hong Kong. From 1996 to 1998, Mr. Yung was an analyst with the Real Estate Investment Group at J.P. Morgan in New York. Mr. Yung received his bachelor’s degree in finance and economics from Babson College.

Mr. Weiping Zhang has served as our director since 2006 and vice president since 2002. From 2004 to 2007, he was senior vice president of IFM Beijing. From 2002 to 2004, he was deputy general manager for IFM SH. He was the representative of Maxpro International Enterprises, Inc. Beijing office from 1993 to 2002. Maxpro is an import and export and real estate investments company. From 1992 to 1993, Mr. Zhang was the Assistant General Manager of Hong Kong Donglong Company. Mr. Zhang received his bachelor’s degree from Beijing Foreign Language Institute.

Ms. Jennifer Tang has served as our director since 2009. Ms. Tang joined Avenue Asia Singapore Pte Ltd in 2006 and serves as its managing director and head of its legal department. From 2000 to 2006, Ms. Tang held various positions with Hutchison Whampoa Limited, including serving as group senior legal counsel of Hutchison Telecommunications International Ltd, a public company listed on the New York Stock Exchange and the Stock Exchange of Hong Kong. Ms. Tang received her bachelor’s degree in commerce and a bachelor’s degree in law from the University of New South Wales. She is currently admitted as a solicitor in New South Wales and Hong Kong.

Mr. Qiang Chai has served as our independent director since January 2010. Mr. Chai also served as vice president and secretary general of China National Institute of Real Estate Appraisers and Brokers since 1999. From 1992 to 1999, he was the director of the Real Estate and Residence Research Institute and deputy chief economist of the Policy Research Center of the Ministry of Housing and Urban-Rural Development of PRC. From 1985 to 1992, Mr. Chai was chief and deputy director of the Urban Economic Research Office of Urban-Rural Development Economic Institute. Mr. Chai received his bachelor’s degree in engineering from Wuhan University of Technology, and his master’s degree and doctor’s degree in economics from the graduate school of China Academy of Social Sciences.

Mr. Liang Pei has served as our independent director since January 2010. Mr. Pei has served as the secretary general of China Chain Store & Franchise Association since 2002 and an independent director of Fujian New Hua Du Supercenter Co., Ltd. since 2007. From 1992 to 2002, he worked as an official with Ministry of Internal Trade. Mr. Pei received his bachelor’s degree in commerce and economics and doctor’s degree in business administration, both from Renmin University of China.

Mr. Conor Chiahung Yang has served as our independent director since January 2010. Mr. Yang is the chief financial officer of DangDang.com and has served in that role since March 2010. Prior to joining DangDang.com, he served as chief financial officer of AirMedia Group Inc. (Nasdaq:AMCN) from March 2007 to March 2010. He was the chief executive officer of Rock Mobile Corporation from 2004 to February 2007. From 1999 to 2004, Mr. Yang served as the chief financial officer of the Asia Pacific region for CellStar Asia Corporation. Mr. Yang was an executive director of Goldman Sachs (Asia) L.L.C. from 1997 to 1999. Mr. Yang was a vice president of Lehman Brothers Asia Limited from 1994 to 1996 and worked at Morgan Stanley Asia from 1992 to 1994. Mr. Yang received his MBA degree from University of California, Los Angeles in 1992 and his bachelor’s degree from Fu Jen University in Taiwan in 1985.

Ms. Lihong Ma has served as our legal vice president since 2008. From 2007 to 2008, she was an associate of DLA Piper UK LLP. From 2006 to 2007, and from 2001 to 2004, she was an attorney of Dacheng Law Offices. From 2004 to 2006, Ms. Ma was the head of the legal department of the Beijing office of CapitaLand (China) Investment Co., Ltd. From 1996 to 2000, she was a translator of the Beijing office of Hong Kong Dragon Airlines Limited. From 1995 to 1996, she was a teacher of the training center of Beijing Automobile Industry Group. Ms. Ma received her bachelor’s degree from China University of Politics Science and Law and her master’s degree from Peking University School of Law. Ms. Ma is qualified for PRC Bar.

Mr. Hao Wang has served as the vice president and general manager of our franchise services business unit since 2009. Mr. Wang joined us in 2001 and served as franchise sales manager and franchise sales director of IFM Beijing and the general manager of IFM SH. From 1999 to 2001, he was the general manager of American Haohua Investment Consultant Company. From 1995 to 1999, Mr. Wang was the manager of the marketing division of China Pacific Insurance (Group) Co., Ltd. Mr. Wang received his bachelor’s degree from the Fine Art College of Shanghai University and his EMBA degree from the University of Texas at Arlington.

Mr. Sheng Kang has served as general manager of our mortgage management services business unit since 2008. From 2007 to 2009, he was the general manager of Beijing Kaishengjinglue Guarantee Co. Limited since 2007. From 2006 to 2007, he was the general manager of Beijing Weijia Anjie Investment Guarantee Co., Ltd. From 2002 to 2006, he was the finance service and trading management director of 5i5j Real Estate Co., Ltd. From 2000 to 2002, Mr. Kang was the deputy general manager of Dongfang Hengji Real Estate Consulting Co., Ltd. of Dongli Group. From 1999 to 2000, he was the project deputy manager of China Xin Xing Construction Development Co., Ltd. Mr. Kang received his bachelor’s degree from Wuhan University of Hydraulic and Electrical Engineering and his master’s degree from Tsinghua University.

Mr. Hau Piu Ip has served as the general manager of Shanghai Ruifeng since 2009. He was a director and general manager of Shanghai Hopefluent Real Properties Consulting Co. Limited since 2007. From 1997 to 2006, he was the senior director of Centaline Property Agency Limited. Mr. Ip received his bachelor’s degree from Liverpool John Moores University and his master’s degree from Tongji University and United Business Institutes of Belgium.

Board of Directors

Our board of directors consists of 9 directors. A director is not required to hold any shares in the company by way of qualification. A director may, subject to any separate requirement for audit committee approval under applicable law or the listing rules of the New York Stock Exchange, and unless disqualified by the chairman of the relevant board meeting, vote with respect to any contract or transaction in which he or she is materially interested provided the nature of the interest is disclosed prior to its consideration and any vote on such contract or transaction. The directors may exercise all the powers of the company which are not, by the Companies Law or its amended and restated articles of association, required to be exercised by shareholders, including the power to borrow money, mortgage its undertaking, property and uncalled capital, and issue debentures or other securities whenever outright or as security for any debt, liability or obligation of the company or of any third party.

Committees of the Board of Directors

Our board of directors has established an audit committee.

Audit Committee

Our audit committee consists of Conor Chiahung Yang and Liang Pei. Conor Chiahung Yang and Liang Pei satisfy the “independence” requirements of Section 303A of the Corporate Governance Rules of the New York Stock Exchange. In addition, Conor Chiahung Yang and Liang Pei meet the “independence” standards under Rule 10A-3 under the Securities Exchange Act of 1934, as amended. Conor Chiahung Yang is the chair of our audit committee. The purpose of the audit committee is to assist our board of directors with its oversight responsibilities regarding: (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, and (iv) the performance of our internal audit function and independent auditor. The audit committee is responsible for, among other things:

•	appointing the independent auditors and pre-approving all audit and non-audit services permitted to be performed by the independent auditors;

•	reviewing with the independent auditors any audit problems or difficulties and management’s response;

•	discussing the annual audited financial statements with management and the independent auditors;

•	reviewing major issues as to the adequacy of our internal controls and any special audit steps adopted in light of material control deficiencies; and

•	meeting separately and periodically with management and the independent auditors.

Compensation of Directors and Executive Officers

For the year ended December 31, 2009, we paid an aggregate of approximately RMB14.1 million in cash compensation to our executive officers, and we did not pay any cash compensation to our non-executive directors. In addition, for the year ended December 31, 2009, after giving effect to our 10-for-1 share split effected January 4, 2010, we granted 2,500,000 options to our executive officers and directors to purchase ordinary shares of our company at an average exercise price at US$0.33 per share. These options expire five years after their dates of grant, and the aggregate number of ordinary shares underlying these options is 2,182,669. The total amount set aside or accrued by us to provide pension, retirement or similar benefits for our executive officers and directors for the year ended December 31, 2009 was approximately RMB0.6 million.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to beneficial ownership of our ordinary shares as of the date of this prospectus, by:

•	each of our directors and executive officers; and

•	each person known to us to own beneficially more than 5.0% of our ordinary shares.

	Ordinary Shares Beneficially Owned
Name	Total Outstanding(1)	Percent(1)
Directors and Executive Officers:
Donald Zhang(2)	273,838,122	39.0%
Harry Lu(3)	55,492,271	8.0%
Kevin Cheng Wei	*	*
Kevin Yung	*	*
Weiping Zhang	*	*
Jennifer Tang	-	-
Qiang Chai	-	-
Liang Pei	-	-
Conor Chiahung Yang	-	-
Lihong Ma	*	*
Hao Wang	*	*
Sheng Kang	*	*
Hau Piu Ip	*	*
All Directors and Executive Officers as a group(4)	287,490,718	40.1%

5% and above Shareholders:
IFM Overseas Partners L.P.(5)	277,330,392	39.3%
Goldman Sachs Strategic Investments (Asia) L.L.C.(6)	141,611,117	20.6%
GL Asia Mauritius II Cayman Limited(7)	167,494,321	24.3%
_____________

Notes:
*	Upon exercise of all options granted, the individual or the entity would beneficially own less than 1% of our outstanding ordinary shares.

(1)
Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person or the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days of the date of this prospectus, including through the exercise of any option, warrant or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

(2)
Includes (i) 260,000,000 Class A ordinary shares beneficially held by Donald Zhang through IFM Overseas Partners L.P., and (ii)  13,838,122 Class A ordinary shares underlying share options held by Donald Zhang that are exercisable within 60 days after the date of the prospectus.

(3)
Includes (i) 52,000,000 of the 260,000,000 Class A ordinary shares held in IFM Overseas Partners L.P. by Harry Lu, and (ii)  3,492,271 Class A ordinary shares underlying share options held by Harry Lu that are exercisable within 60 days after the date of this annual report.

(4)
Includes (i) 260,000,000 Class A ordinary shares beneficially held by Donald Zhang and Harry Lu through IFM Overseas Partners L.P., and (ii)  27,490,718 Class A ordinary shares underlying share options held by our directors and executive officers as a group that are exercisable within 60 days after the date of this prospectus.

(5)
Includes (i) 260,000,000 Class A ordinary shares held by IFM Overseas Partners L.P., and (ii)  17,330,393 Class A ordinary shares underlying share options held by Donald Zhang and Harry Lu that are exercisable within 60 days after the date of this prospectus. IFM Overseas Limited, a corporation incorporated under the laws of the Cayman Islands that acts as the general partner of IFM Overseas Partners L.P. and exercises investment control over the Class A ordinary shares held by this entity. Maxpro International Enterprises, Inc., a New York corporation, owns 100% of the equity interest in IFM Overseas Limited. Donald Zhang owns 100% of the equity interest in Maxpro International Enterprises, Inc., through D&M Capital Corporation. IFM Holding Company Limited and Harry Lu, each a limited partner of IFM Overseas Partners L.P., hold 80% and 20% of the partnership interest in IFM Overseas Partners L.P., respectively. IFM Holding Company Limited is a corporation incorporated under the laws of Cayman Islands, and is 100% owned by Maxpro International Enterprises, Inc.

(6)
Includes 61,108,179 Class A ordinary shares and 80,502,938 Class B ordinary shares held by Goldman Sachs Strategic Investments (Asia) L.L.C. Goldman Sachs Strategic Investments (Asia) L.L.C. is an indirectly wholly-owned subsidiary of The Goldman Sachs Group, Inc., which is a bank holding company whose shares are listed on the New York Stock Exchange. The address of Goldman Sachs Strategic Investments (Asia) L.L.C. is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, USA.

(7)
Includes 91,893,513 Class A ordinary shares held by GL Asia Mauritius II Cayman Limited, a Cayman Islands exempted company.  Also includes  75,600,808 ordinary shares, the number of shares estimated solely for the purpose of this report, to be transferred by IFM Overseas Partners L.P. to GL Asia Mauritius II Cayman Limited upon exchange of the secured exchangeable note issued by IFM Overseas Partners L.P. to GL Asia Mauritius II Cayman Limited. The exchangeable note may be exchanged at the option of GL Asia Mauritius II Cayman Limited for our ordinary shares at any time at least 55 days after our initial public offering. The exchange price shall be calculated based on the fair market value of our ordinary shares at the time of the exchange and the timing of the exchange. The table above assumes that GL Asia Mauritius II Cayman Limited will exchange the exchangeable notes as of the date of this prospectus. GL Asia Mauritius II Cayman Limited is owned 50% by Avenue Asia International, Ltd. and 50% by GL Asia Mauritius II, LLC, but all of GL Asia Mauritius II Cayman Limited’s beneficial interest in the above shares has been allocated solely to GL Asia Mauritius II, LLC. GL Asia Mauritius II, LLC is owned by Avenue Asia Investments, L.P., Avenue Asia Special Situations Fund III, L.P. and Avenue Asia Special Situations Fund IV, L.P., but all of GL Asia Mauritius II, LLC’s beneficial interest in the above shares has been allocated solely to Avenue Asia Special Situations Fund IV, L.P., a Cayman Islands exempted limited partnership. The general partner of Avenue Asia Special Situations Fund IV, L.P. is Avenue Asia Capital Partners IV, Ltd., a Cayman Islands exempted company. The sole shareholder of Avenue Asia Capital Partners IV, Ltd. is Avenue Asia Capital Partners IV, LLC, a Delaware limited liability company. The managing member of Avenue Asia Capital Partners IV, LLC is GL Asia Partners IV, LLC, a Delaware limited liability company, which is controlled by Marc Lasry and Sonia Gardner.

Voting and investment power of shares held by GL Asia Mauritius II Cayman Limited may be exercised by Avenue Asia Capital Partners IV, Ltd. or Avenue Asia Capital Management, L.P., a Delaware limited partnership. The general partner of Avenue Asia Capital Management, L.P. is Avenue Asia Capital Management GenPar, LLC, a Delaware limited liability company, which is controlled by Marc Lasry and Sonia Gardner. Mr. Lasry and Ms. Gardner disclaim beneficial ownership with respect to the above shares except to the extent of their pecuniary interest therein. The address of GL Asia Mauritius II Cayman Limited is 2nd Floor Anchorage Centre, Georgetown, Grand Cayman, Cayman Islands.

As of the date of this prospectus, 189,979,354 of our Class A ordinary shares, or approximately 27.6 % of the combined total of our outstanding Class A and Class B ordinary shares, were held by a single holder of record in the United States, JPMorgan Chase Bank, N.A., the depositary for our ADS program. Holders of our Class B ordinary shares do not have voting rights. We are not aware of any arrangement that may at a subsequent date, result in a change of control of our company.

SELLING SHAREHOLDERS

This prospectus relates to the resale, by the selling shareholders identified below, of up to 15,566,975 American Depository Shares, or ADSs, each representing fifteen (15) of our Class A ordinary shares, par value US$0.001 per share.

The following table sets forth the number of shares beneficially owned by each of the selling shareholders as of the date of this prospectus. Except as disclosed under this prospectus, none of the selling shareholders has held a position or office or had a material relationship with us within the past three years other than as a result of the ownership of our ordinary shares or other securities of ours. The selling shareholders may offer the shares under this prospectus from time to time and may elect to sell none, some or all of the shares set forth next to their names. The selling shareholders purchased our securities in the ordinary course of business and at the time of the purchase, they had no agreements or understandings, directly or indirectly, with any person to distribute our ordinary shares or ADSs.

We may amend or supplement this prospectus from time to time in the future to update or change this list and shares which may be resold.

	Ordinary Shares Beneficially Owned Prior to This Offering	Ordinary Shares to be Sold in This Offering	Ordinary Shares Beneficially Owned After This Offering
Name	Number(1)	Number(1)	Number(1)	Percent(1)
Goldman Sachs Strategic Investments (Asia) L.L.C.(2)	141,611,117(3)	141,611,117(4)	-	-
GL Asia Mauritius II Cayman Limited(5)	167,494,321 (6)	91,893,513	75,600,808	11.0%

Notes:
*	Upon exercise of all options granted, the individual or the entity would beneficially own less than 1% of our outstanding ordinary shares.

(1)
Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person or the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days of the date of this prospectus, including through the exercise of any option, warrant or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

(2)
Goldman Sachs Strategic Investments (Asia) L.L.C. is an indirectly wholly-owned subsidiary of The Goldman Sachs Group, Inc., which is a bank holding company whose shares are listed on the New York Stock Exchange. The address of Goldman Sachs Strategic Investments (Asia) L.L.C. is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, USA.

(3)
Includes 61,108,179 Class A ordinary shares and 80,502,938 Class B ordinary shares held by Goldman Sachs Strategic Investments (Asia) L.L.C. Class B ordinary shares will automatically be converted into Class A ordinary shares upon a sale.

(4)	Assumes that the 80,502,938 Class B ordinary shares held by Goldman Sachs Strategic Investments (Asia) L.L.C have been converted into 80,502,938 Class A ordinary shares.

(5)
GL Asia Mauritius II Cayman Limited is owned 50% by Avenue Asia International, Ltd. and 50% by GL Asia Mauritius II, LLC, but all of GL Asia Mauritius II Cayman Limited’s beneficial interest in the above shares has been allocated solely to GL Asia Mauritius II, LLC. GL Asia Mauritius II, LLC is owned by Avenue Asia Investments, L.P., Avenue Asia Special Situations Fund III, L.P. and Avenue Asia Special Situations Fund IV, L.P., but all of GL Asia Mauritius II, LLC’s beneficial interest in the above shares has been allocated solely to Avenue Asia Special Situations Fund IV, L.P., a Cayman Islands exempted limited partnership. The general partner of Avenue Asia Special Situations Fund IV, L.P. is Avenue Asia Capital Partners IV, Ltd., a Cayman Islands exempted company. The sole shareholder of Avenue Asia Capital Partners IV, Ltd. is Avenue Asia Capital Partners IV, LLC, a Delaware limited liability company. The managing member of Avenue Asia Capital Partners IV, LLC is GL Asia Partners IV, LLC, a Delaware limited liability company, which is controlled by Marc Lasry and Sonia Gardner. Voting and investment power of shares held by GL Asia Mauritius II Cayman Limited may be exercised by Avenue Asia Capital Partners IV, Ltd. or Avenue Asia Capital Management, L.P., a Delaware limited partnership. The general partner of Avenue Asia Capital Management, L.P. is Avenue Asia Capital Management GenPar, LLC, a Delaware limited liability company, which is controlled by Marc Lasry and Sonia Gardner. Mr. Lasry and Ms. Gardner disclaim beneficial ownership with respect to the above shares except to the extent of their pecuniary interest therein. The address of GL Asia Mauritius II Cayman Limited is 2nd Floor Anchorage Centre, Georgetown, Grand Cayman, Cayman Islands.

(6)
Includes 91,893,513 Class A ordinary shares held by GL Asia Mauritius II Cayman Limited, a Cayman Islands exempted company.  Also includes  75,600,808 ordinary shares, the number of shares estimated solely for the purpose of this report, to be transferred by IFM Overseas Partners L.P. to GL Asia Mauritius II Cayman Limited upon exchange of the secured exchangeable note issued by IFM Overseas Partners L.P. to GL Asia Mauritius II Cayman Limited. The exchangeable note may be exchanged at the option of GL Asia Mauritius II Cayman Limited for our ordinary shares at any time at least 55 days after our initial public offering. The exchange price shall be calculated based on the fair market value of our ordinary shares at the time of the exchange and the timing of the exchange. The table above assumes that GL Asia Mauritius II Cayman Limited will exchange the exchangeable notes as of the date of this prospectus.

OUR RELATIONSHIP WITH REALOGY

In March 2000, IFM Company Limited, or IFM Co. entered into an international master sub-franchise agreement with Cendant Global Services B.V., a subsidiary of Cendant Corporation, the entity from which Realogy was spun off in 2006. Cendant Global Services B.V. assigned its rights under the master sub-franchise agreement to a subsidiary of Realogy which, in turn, assigned such rights to Realogy. IFM Co. became the exclusive franchisor of the CENTURY 21 ® brand and system in China for a term of 25 years, extendable at IFM Co.’s election for additional terms of 25 years upon payment of renewal fees of US$4.5 million for each renewal, to be adjusted for inflation or deflation. Under the agreement, IFM Co. is authorized to establish, operate and promote the CENTURY 21 ® network in China by using and sublicensing the CENTURY 21 ® brand and system owned by Realogy, which includes: (i) the trade names, trademarks, service marks, slogans, logos or other indicia relating to the CENTURY 21 ® franchise network; and (ii) the standard franchise agreement, sales tools and brochures, real estate products, programs, services and franchise/sub-franchise plans. Pursuant to our restructuring in 2005, our company was incorporated in the Cayman Islands and IFM Co. became our wholly owned subsidiary.

Under the master sub-franchise agreement, we are required to comply with certain franchise policies adopted by Realogy, as amended from time to time. The master sub-franchise agreement sets out certain terms pursuant to which we are required to operate our franchise services business, including the form of regional sub-franchise agreements to be entered into with regional sub-franchisors and the service fees payable to Realogy. The master sub-franchise agreement also provides that Realogy must approve and has a right of first refusal with respect to any sale or transfer of more than 25% of our equity interest, or any series of transactions resulting in sales or transfer of more than 49% of our equity interest. Realogy approved our initial public offering and waived any right of first refusal it may have with respect to our initial public offering. In addition, Realogy agreed not to, during the term of the agreement, license any other parties to sublicense the CENTURY 21 ® brand and system to operate real estate brokerages in China.

Upon entering into the master sub-franchise agreement, we paid Realogy an initial franchise fee. Apart from the initial franchise fee, we are required to pay certain ongoing service fees to Realogy, based on revenues generated from initial franchise fees and ongoing service fees collected from our regional sub-franchisors or direct franchisees. The master sub-franchise agreement also includes a minimum annual fee requirement, and to the extent that the service fees payable within a certain year are lower than such minimum amount, we are required to make additional payment to reach the minimum fee requirement. In the years ended December 31, 2008, 2009 and the first half of 2010, the service fees which were paid or to be paid to Realogy amounted to RMB10.5 million, RMB5.5 million and RMB2.1 million, respectively.

Either party has the right to terminate the master sub-franchise agreement if the other party materially breaches the master sub-franchise agreement. Additionally, Realogy has the right to terminate the master sub-franchise agreement in the event that (1) we assign our rights and obligations without Realogy’s approval, (2) we fail to honor Realogy’s right of first refusal in connection with the assignment, or (3) we become insolvent. Within two years after the master sub-franchise agreement terminates or expires, we may not engage in the real estate brokerage franchise business, subject to certain exceptions. See “Risk Factors—We do not own the CENTURY 21 ® brand and our right to use the CENTURY 21 ® brand is subject to risks and limitations” for further discussion of the risks associated with this agreement and our reliance thereon.

On June 30, 2002, IFM Co. entered into a cooperation agreement with Beijing International Franchise Management Company Limited, or IFM Beijing, an entity controlled by our founders, Mr. Donald Zhang and Mr. Harry Lu. IFM Beijing then became the exclusive agent of IFM Co. to sub-franchise the CENTURY 21 ® brand and system in China on behalf of IFM Co. IFM Beijing is obliged to pay Realogy the service fees payable by IFM Co. under the master sub-franchise agreement. We became the controlling shareholder of IFM Beijing in October 2006.

On February 21, 2008, after giving effect to our 10-for-1 share split effected January 4, 2010, we issued 6,113,670 Series B preferred shares to Realogy for approximately RMB16.2 million.

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands exempted company and our affairs are governed by our amended and restated memorandum and articles of association and the Companies Law (2010 Revision) of the Cayman Islands, which is referred to below as the Companies Law, and the common law of the Cayman Islands. A Cayman Islands exempted company is a company that conducts its business outside of the Cayman Islands, and as such is exempted from certain requirements of the Companies Law.

The following are summaries of certain of the terms and provisions of our amended and restated memorandum and articles of association adopted with effect from the listing of our Class A ordinary shares on the NYSE and the Companies Law insofar as they relate to our Class A ordinary shares. These summaries are not complete, and you should read the complete forms of our amended and restated memorandum and articles of association, which will be filed as exhibits to our registration statement on Form F-1 by incorporation by reference. For information on how to obtain copies of our amended and restated memorandum and articles of association, see “Where You Can Find More Information” and “Incorporation of Certain Information by Reference”.

The holders of ADSs will not be treated as our shareholders and will be required to surrender their ADSs for cancellation and withdrawal from the depositary facility in which the Class A ordinary shares are held in order to exercise shareholders’ rights in respect of the Class A ordinary shares. The depositary will agree, so far as it is practical, to vote or cause to be voted the amount of Class A ordinary shares represented by ADSs in accordance with the non-discretionary written instructions of the holder of such ADSs.

Classes of shares

The share capital of the company is divided into ordinary shares of two classes, Class A ordinary shares and Class B ordinary shares and one class of preferred shares. The Class A ordinary shares and Class B ordinary shares shall carry equal rights and rank pari passu with one another other than as set out below.

As regards conversion

Subject to the provisions of the Articles and to compliance with all fiscal and other laws and regulations applicable thereto, including the Companies Law, a holder of Class B ordinary shares shall be entitled at the option of the holder, to convert their Class B ordinary shares into an equal number of fully paid Class A ordinary shares.

As regards Voting Rights

The Class B ordinary shares shall not carry any right to vote.

As regards Transfers

The Class B ordinary shares may not be assigned or transferred in whole or in part. The Class B ordinary shares must be converted into Class A ordinary shares prior to any assignment or transfer.

Meetings

Subject to our articles of association, an annual general meeting and any extraordinary general meeting shall be called by not less than ten (10) clear days’ notice in writing. Notice of every general meeting will be given to all of our shareholders.

A general meeting may be called by shorter notice than that mentioned above, subject to the Companies Law, if it is so agreed (1) in the case of a meeting called as an annual general meeting by all of our shareholders entitled to attend and vote at the meeting; or (2) in the case of any other meeting, by a majority in number of our shareholders having a right to attend and vote at the meeting, being a majority together holding not less than ninety-five percent (95%) in nominal value of the ordinary shares giving that right.

No business other than the appointment of a chairman of the meeting may be transacted at any general meeting unless a quorum is present at the commencement of business. However, the absence of a quorum will not preclude the appointment of a chairman of the meeting. If present, the chairman of our board of directors shall be the chairman presiding at any shareholders’ meetings.

Any one or more of our members entitled to vote and be present in person, by proxy,  or in the case of a member being a corporation, by its duly appointed corporate representative representing not less than one third in nominal value of our total issued voting shares throughout the meeting shall be a quorum. A corporation being a shareholder shall be deemed for the purpose of our articles of association to be present in person if represented by its duly authorized representative. Such duly authorized representative shall be entitled to exercise the same powers on behalf of the corporation which he or she represents as that corporation could exercise if it were our individual shareholder.

The quorum for a separate general meeting of the holders of a separate class of shares is described in “Modification of Rights” below.

Voting Rights Attaching to the Shares

Subject to any rights or restrictions attached to any shares, at any general meeting every holder of Class A ordinary shares who is present in person (or, in the case of a holder of Class A ordinary shares being a corporation, by its duly authorized representative) or by proxy shall have one vote and on a poll every holder of Class A ordinary shares present in person (or, in the case of a holder of Class A ordinary shares being a corporation, by its duly appointed representative) or by proxy shall have one vote for each Class A ordinary shares which such person is the holder. Voting at any meeting of the holder of Class A ordinary shares is by show of hands unless a poll is demanded. A poll may be demanded by the chairman or any other shareholder present in person or by proxy or (in the case of a member being a corporation, by its duly authorized representative).

Any ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes cast at a meeting of our shareholders, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast at a meeting of our shareholders. Holders of our Class A ordinary shares may by ordinary resolution, among other things, elect directors, and make alterations of capital. See “— Alteration of Capital.” A special resolution is required for matters such as a change of name. See “— Modification of Rights.”

No shareholder shall be entitled to vote or be reckoned in a quorum, in respect of any share, unless such shareholder is registered as our shareholder at the applicable record date for that meeting.

If a recognized clearing house or a central depository (or its nominee(s)) being a corporation is our shareholder, it may authorize such person or persons as it thinks fit to act as its representative(s) at any meeting or at any meeting of any class of shareholders provided that, if more than one person is so authorized, the authorization shall specify the number and class of shares in respect of which each such person is so authorized. A person authorized pursuant to this provision is entitled to exercise the same powers on behalf of the recognized clearing house (or its nominee(s)) as if such person was the registered holder of our shares held by that clearing house (or its nominee(s)) including the right to vote individually on a show of hands.

Protection of Minority Shareholders

The Grand Court of the Cayman Islands may, on the application of shareholders holding not less than one fifth of our shares in issue, appoint an inspector to examine our affairs and report thereon in a manner as the Grand Court shall direct.

Any shareholder of a company may petition the court which may make a winding up order if the court is of the opinion that it is just and equitable that the company should be wound up or, as an alternative to a winding up order, (a) an order regulating the conduct of the company’s affairs in the future, (b) an order requiring the company to refrain from doing or continuing an act complained of by the shareholder petitioner or to do an act which the shareholder petitioner has complained it has omitted to do, (c) an order authorizing civil proceedings to be brought in the name and on behalf of the company by the shareholder petitioner on such terms as the court may direct, or (d) an order providing for the purchase of the shares of any shareholders of the company by other shareholders or by the company itself and, in the case of a purchase by the company itself, a reduction of the company’s capital accordingly.

Claims against us by our shareholders must, as a general rule, be based on the general laws of contract or tort applicable in the Cayman Islands or their individual rights as shareholders as established by our memorandum and articles of association.

The Cayman Islands courts ordinarily would be expected to follow English case law precedents that permit a minority shareholder to commence a representative action against, or derivative actions in our name to challenge (1) an act which is ultra vires or illegal, (2) an act which constitutes a fraud against the minority and the wrongdoers are themselves in control of us, and (3) an irregularity in the passing of a resolution which requires a qualified (or special) majority.

Pre-emption Rights

There are no pre-emption rights applicable to the issuance of new shares under either Cayman Islands law or our amended and restated memorandum and articles of association.

Liquidation Rights

Subject to any special rights, privileges or restrictions as to the distribution of available surplus assets on liquidation for the time being attached to any class or classes of shares, if our company shall be wound up the liquidator may, with the sanction of a Special Resolution of our company and any other sanction required by the Companies Law, divide among the shareholders in kind the whole or any part of the assets of our company (whether they shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the shareholders or different classes of shareholders. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the shareholders as the liquidator, with the like sanction, shall think fit, but so that no shareholders shall be compelled to accept any asset upon which there is a liability. If our company shall be wound up, and the assets available for distribution among the shareholders as such shall be insufficient to repay the whole of the paid-up capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the shareholders in proportion to the capital paid up, or which ought to have been paid up, at the commencement of the winding up on the shares held by them respectively. And if winding up the assets available for distribution among the shareholders shall be more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed amongst the shareholders in proportion to the capital paid up at the commencement of the winding up on the shares held by them respectively.

Alterations of Amended and Restated Memorandum and Articles of Association and Modification of Rights

Except with respect to alteration of our share capital (as described below) and the location of our registered office, alterations to our memorandum and articles of association may only be made by special resolution of no less than two-thirds of votes cast at a meeting of the shareholders.

Subject to the Companies Law, all or any of the special rights attached to the shares or any class of shares, unless otherwise provided for by the terms of issue of the shares of that class, may be varied, modified or abrogated with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class. The provisions of our articles of association relating to general meetings shall apply mutatis mutandis to every such separate general meeting, but so that the quorum for the purposes of any such separate general meeting shall be a person or persons together holding, or represented by proxy, not less than one-third in nominal value of the issued shares of that class, every holder of shares of the class shall be entitled on a poll to one vote for every such share held by such holder and any holder of shares of that class present in person or by proxy or authorized representative may demand a poll.

The special rights conferred upon the holders of any shares or class of shares shall not, unless otherwise expressly provided in the rights attaching to or the terms of issue of such shares, be deemed to be varied modified or abrogated by the creation or issue of further shares ranking pari passu therewith.

Alteration of Capital

We may from time to time by ordinary resolution in accordance with the Companies Law alter the conditions of our Memorandum of Association to:

•	increase our capital by such sum, to be divided into shares of such amounts, as the resolution shall prescribe;

•	consolidate and divide all or any of our capital into shares of larger amount than our existing shares;

•
divide our shares into several classes and without prejudice to any special rights previously conferred on the holders of existing shares attach thereto respectively any preferential, deferred, qualified or special rights, privileges, conditions or such restrictions which in the absence of any such determination by our company in general meeting, as the directors may determine;

•	sub-divide our shares, or any of them, into shares of smaller amount than is fixed by the Memorandum of Association (subject, nevertheless, to the Companies Law); or

•	cancel any shares which, at the date of the passing of the resolution, have not been taken, or agreed to be taken, by any person.

We may, by special resolution, subject to any confirmation or consent required by the Companies Law, reduce our share capital or any capital redemption reserve fund in any manner authorized by the Companies Law.

Transfer of Shares

Subject to any applicable restrictions set forth in our amended and restated articles of association, including in respect of the Class B ordinary shares, any of our shareholders may transfer all or any of his or her shares by an instrument of transfer in the usual or common form or a form prescribed by the Designated Stock Exchange (as defined in the amended and restated articles of association) or in any other form which our directors may approve.

Our board of directors may, or the Board, in its absolute discretion, and without giving any reason therefor, refuse to register a transfer of any share (not being a fully paid up share) to a person of whom it does not approve, or any share issued under any share incentive scheme for employees upon which a restriction on transfer imposed thereby still subsists, and it may also, without prejudice to the foregoing generality, refuse to register a transfer of any share to more than four joint holders or a transfer of any share (not being a fully paid up share) on which our company has a lien. Without limiting the generality of the last sentence, the Board may decline to recognize any instrument of transfer unless:

•	a fee of such maximum sum as the Designated Stock Exchange may determine to be payable or such lesser sum as the Board may from time to time require is paid to our company in respect thereof;

•	the instrument of transfer is in respect of only one class of share;

•
the instrument of transfer is lodged at the Office or such other place at which the Register is kept in accordance with the Law or the Registration Office (as the case may be) accompanied by the relevant share certificate(s) and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer (and, if the instrument of transfer is executed by some other person on his behalf, the authority of that person so to do); and

•	if applicable, the instrument of transfer is duly and properly stamped.

If our directors refuse to register a transfer they shall, within three months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers of shares may be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers of shares shall not be suspended nor the register closed for more than thirty (30) days in any year.

Share Repurchase

We are empowered by the Companies Law and our amended and restated articles of association to purchase our own shares, subject to certain restrictions. Our directors may only exercise this power on our behalf, subject to the Companies Law, our amended and restated memorandum and articles of association and to any applicable requirements imposed from time to time by the Designated Stock Exchange and/or the SEC.

Dividends

Subject to the Companies Law and to our amended and restated articles of association, the board of directors may from time to time declare dividends in any currency. Dividends may be declared or paid out of our profits (realised or unrealised) and reserves lawfully available for distribution, including share premium.

Unless and to the extent that the rights attached to any shares or the terms of issue thereof otherwise provide, all dividends shall be declared and paid according to the amounts paid up on the shares in respect of which the dividend is paid, but no amount paid up on a share in advance of calls shall be treated for the purposes of our amended and restated articles of association as paid up on the share; and all dividends shall be apportioned and paid pro rata according to the amounts paid up on the shares during any portion or portions of the period in respect of which the dividend is paid.

Our board of directors may from time to time pay to our shareholders such interim dividends as appear to the directors to be justified by our profits, and in particular (but without prejudice to the generality of the foregoing) if at any time the share capital of our company is divided into different classes, the Board may pay such interim dividends in respect of those shares in the capital of our company which confer on the holders thereof deferred or non-preferential rights as well as in respect of those shares which confer on the holders thereof preferential rights with regard to dividend and may also pay any fixed dividend which is payable on any shares of our company half-yearly or on any other dates, whenever such profits, in the opinion of the Board, justifies such payment.

Our board of directors may deduct from any dividend or other monies payable to any shareholder all sums of money, if any, presently payable by him or her to us on account of calls or otherwise.

No dividend shall carry interest against us.

Whenever our board of directors has resolved that a dividend be paid or declared on our share capital, the board of directors may further resolve: (a) that such dividend be satisfied wholly or in part in the form of an allotment of shares credited as fully paid up on the basis that the shares so allotted are to be of the same class as the class already held by the allottee, provided that those of our shareholders entitled thereto will be entitled to elect to receive such dividend, or part thereof, in cash in lieu of such allotment; or (b) that those of our shareholders entitled to such dividend will be entitled to elect to receive an allotment of shares credited as fully paid up in lieu of the whole or such part of the dividend as our board of directors may think fit on the basis that the shares so allotted are to be of the same class as the class already held by the allottee. We may upon the recommendation of our board of directors by ordinary resolution resolve in respect of any one particular dividend that notwithstanding the foregoing a dividend may be satisfied wholly in the form of an allotment of shares credited as fully paid without offering any right to our shareholders to elect to receive such dividend in cash in lieu of such allotment.

Any dividend, interest or other sum payable in cash to a holder of shares may be paid by check or warrant sent through the post addressed to the registered address of the shareholder entitled, or in the case of joint holders, to the registered address of the person whose name stands first in our register of shareholders in respect of the joint holding to such person and to such address as the holder or joint holders may in writing direct. Every check or warrant so sent shall be made payable to the order of the holder or, in the case of joint holders, to the order of the holder whose name stands first on our register of shareholders in respect of such shares, and shall be sent at his or their risk and the payment of any such check or warrant by the bank on which it is drawn shall operate as a good discharge to us in respect of the dividend and/or bonus represented thereby, notwithstanding that it may subsequently appear that the same has been stolen or that any endorsement there on has been forged.

Any dividend unclaimed for six years from the date of declaration of such dividend may be forfeited by the board of directors and shall revert to us.

Whenever the Board or our company in general meeting has resolved that a dividend be paid or declared, our board of directors may direct that any dividend be satisfied wholly or in part by the distribution of specific assets of any kind, and in particular of paid up shares, debentures or warrants to subscribe securities of any other company, and where any difficulty arises in regard to such distribution our directors may settle it as they think expedient, and in particular may disregard fractional entitlements, round the same up or down or provide that the same shall accrue to our benefit, and may fix the value for distribution of such specific assets and may determine that cash payments shall be made to any of our shareholders upon the footing of the value so fixed in order to adjust the rights of all parties, and may vest any such specific assets in trustees as may seem expedient to our board of directors.

Untraceable Shareholders

Our company shall have the power to sell, in such manner as the Board thinks fit, any shares of a holder who is untraceable, but no such sale shall be made unless:

•
all checks or warrants in respect of dividends of the shares in question, being not less than three in total number, for any sum payable in cash to the holder of such shares in respect of them sent during the relevant period have remained uncashed;

•
so far as it is aware at the end of the relevant period, our company has not at any time during the relevant period received any indication of the existence of a holder who is the holder of such shares or of a person entitled to such shares by death, bankruptcy or operation of law; and

•
our company, if so required by the rules governing the listing of shares on the Designated Stock Exchange, has given notice to, and caused advertisement in newspapers to be made in accordance with the requirements of, the Designated Stock Exchange of its intention to sell such shares in the manner required by the Designated Stock Exchange, and a period of three months or such shorter period as may be allowed by the Designated Stock Exchange has elapsed since the date of such advertisement.

For the purpose of the foregoing, the “relevant period” means the period commencing twelve (12) years before the date of publication of the advertisement referred to under the third bullet point above and ending at the expiry of the period referred to in that paragraph.

The net proceeds of the sale will belong to the company and upon receipt by the company of such net proceeds it shall become indebted to the former Member for an amount equal to such net proceeds.

Board of Directors

We are managed by a board of directors which currently consists of nine members, including three independent directors. Our amended and restated articles of association provide that the board of directors shall consist of not less than two (2) directors.

Pursuant to our amended and restated memorandum and articles of incorporation, our board of directors will be divided into three classes. The members of each class will serve staggered three-year terms. Upon expiration of the term of a class of directors, directors in that class will be elected for three-year terms at the annual meeting of the shareholders in the year in which their respective terms expires.

Our shareholders may by ordinary resolution at any time remove any director before the expiration of his period of office notwithstanding anything in the articles of association or in any agreement between us and such director, and may by ordinary resolution elect another person in his stead. Subject to our articles of association, the directors will have power at any time and from time to time to appoint any person to be a director, either as an addition to the existing directors or to fill a casual vacancy but so that the total amount of directors (exclusive of alternate directors) must not at any time exceed the number fixed in accordance with the articles of association. Any person so elected will hold office during such term only as the director in whose place he is elected would have held the same if he had not been removed.

There are no share ownership qualifications for directors.

Meetings of our board of directors may be convened at any time deemed necessary by the secretary or by any member of our board of directors.

A meeting of our board of directors will be competent to make lawful and binding decisions if a majority of the directors are present or represented. At any meeting of our directors, each director, be it by his or her presence or by his or her alternate, is entitled to one vote. A director may vote in respect of any contract or transaction in which he is interested, provided, (a) such director must, if his interest in such contract or arrangement is material, declare the nature of his interest at the earliest meeting of the board at which it is practicable for him to do so, either specifically or by way of a general notice stating that, by reason of the facts specified in the notice, he is to be regarded as interested in any contracts of a specified description which we may subsequently make and (b) if such contract or arrangement is a transaction with a related party, such transaction has been approved by the Audit Committee.

Questions arising at a meeting of our board of directors are required to be decided by simple majority votes of the members of our board of directors present or represented at the meeting. In the case of a tie vote, the chairman of the meeting shall have a second or deciding vote. Our board of directors may also pass resolutions without a meeting by unanimous written consent.

The remuneration to be paid to the directors shall be such remuneration as the directors shall determine. The directors shall also be entitled to be paid their traveling, hotel and other expenses properly incurred by them in going to, attending and returning from meetings of the directors, or any committee of the directors, or general meetings of the company, or otherwise in connection with discharge of his duties as a director.

Under Cayman Islands laws, our directors have a duty of loyalty and must act honestly and in good faith and in our best interests. Our directors also have a duty to exercise the care, diligence, and skills that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duties to us, our directors must ensure compliance with the memorandum and articles of association and the class rights vested thereunder in the holders of the shares. A shareholder may in certain circumstances have rights to damages if a duty owed by the directors is breached.

Issuance of Additional Ordinary Shares or Preferred Shares

Our amended and restated articles of association authorize our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

Our amended and restated articles of association authorizes our board of directors to establish from time to time one or more classes or series of preferred shares and to fix the designations, powers, preferences and relative, participating, optional and other rights, if any, and the qualifications, limitations and restrictions thereof, if any, including, without limitation:

•	the number of shares constituting each such class or series;

•	dividend rights, conversion rights, voting powers, full or limited or no voting powers;

•	redemption privileges, liquidation preferences; and

•
to increase or decrease the size of any such class or series (but not below the number of shares of any class or series of preferred shares then outstanding) to the extent permitted by the Companies Law.

Our board of directors may issue series of preferred shares without action by our shareholders to the extent authorized but unissued. As of the date of this prospectus, we have 100,000,000 authorized but unissued preferred shares, par value US$0.001 per share. Accordingly, the issuance of preferred shares may adversely affect the rights of the holders of the ordinary shares. In addition, the issuance of preferred shares may be used as an anti-takeover device without further action on the part of the shareholders. We have no immediate plans to issue any preferred shares.

Issuance of preferred shares may dilute the voting power of holders of ordinary shares. Subject to applicable regulatory requirements, our board of directors may issue additional ordinary shares without action by our shareholders to the extent of available authorized but unissued shares. The issuance of additional ordinary shares may be used as an anti-takeover device without further action on the part of the shareholders. Such issuance may dilute the voting power of existing holders of ordinary shares.

The listing maintenance requirements of the New York Stock Exchange, which apply so long as our ADSs are quoted on that market, require shareholder approval of certain issuances of our securities equal to or exceeding 20% of the then outstanding voting power of all our securities or the then outstanding number of our ordinary shares.

Inspection of Books and Records

Holders of our ordinary shares have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find More Information.”

Differences in Corporate Law

The Companies Law of the Cayman Islands is modeled after that of England but does not follow recent statutory enactments in England. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements

The Companies Law provides for the merger and consolidation of Cayman Islands companies and Cayman Islands and foreign companies if the merged company or continued company will continue to be a Cayman Islands company. In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement in question is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in-person or by proxy at a meeting, or meetings convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:

•	the statutory provisions as to majority vote have been complied with;

•	the shareholders have been fairly represented at the meeting in question;

•	the arrangement is one that a businessman would reasonably approve; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

When a takeover offer is made and accepted by holders of 90% of the shares within four months, the offerer may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection may be made to the Grand Court of the Cayman Islands but is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.

If the arrangement and reconstruction are thus approved, any dissenting shareholders would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of U.S. corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholder Suits

Our Cayman Islands counsel is not aware of any reported class action or derivative action having been successfully brought in a Cayman Islands court. In principle, we will normally be the proper plaintiff and a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

•	a company is acting or proposing to act illegally or beyond the scope of its authority;

•	the act complained of, although not beyond the scope of its authority, could be effected duly if authorized by more than a simple majority vote which has not been obtained; and

•	those who control the company are perpetrating a “fraud on the minority.”

Under Delaware law, a stockholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. Delaware law expressly authorizes stockholder derivative suits on the condition that the stockholder either held the stock at the time of the transaction of which the stockholder complains, or acquired the stock thereafter by operation of law and continues to hold it throughout the duration of the suit. An individual may also commence a class action suit on behalf of himself and other similarly situated stockholders where the requirements for maintaining a class action under Delaware law have been met.

A plaintiff instituting a derivative suit is required to serve a demand on the corporation before bringing suit, unless such demand would be futile.

Corporate Governance

Cayman Islands laws do not restrict transactions with directors, requiring only that directors exercise a duty of care and owe a fiduciary duty to the companies for which they serve. Under our amended and restated articles of association, subject to any separate requirement for audit committee approval under the applicable rules of the New York Stock Exchange or unless disqualified by the chairman of the relevant board meeting, so long as a director discloses the nature of his interest in any contract or arrangement in which he is interested, such a director may vote in respect of any contract or proposed contract or arrangement in which such director is interested and may be counted in the quorum at such meeting.

Duties of Directors

Under the common law of the Cayman Islands law members of our board of directors owe a fiduciary duty to the company to act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. This duty has four essential elements:

•	a duty to act in good faith in the best interests of the company;

•	a duty not to personally profit from opportunities that arise from the office of director;

•	a duty to avoid conflicts of interest; and

•	a duty to exercise powers for the purpose for which such powers were intended.

In addition, the Companies Law imposes various duties on officers of a company with respect to certain matters of management and administration of the company and imposes fines on persons who fail to satisfy those requirements. However, in many circumstances, an individual is only liable if he is knowingly guilty of the default or knowingly and willfully authorizes or permits the default.

Interested Directors

The Companies Law does not require a director who is interested in a transaction entered into by a Cayman company to disclose his interest nor does the Companies Law render such director liable to such company for any profit realized pursuant to such transaction. Such an obligation is imposed under our amended and restated articles of association and a director must act in accordance with his duties at common law (as above).

Voting Rights and Quorum Requirements

Under Cayman Islands law, the voting rights of shareholders are regulated by a company’s articles of association and, in certain circumstances, the Companies Law. The articles of association will govern matters such as quorum for the transaction of business, rights of shares and majority votes required to approve any action or resolution at a meeting of the shareholders or board of directors. Under the Companies Law, certain matters must be approved by a special resolution, which is defined as two-thirds of the votes cast by shareholders present at a meeting and entitled to vote, or such higher majority as imposed by a company’s articles of association; otherwise, unless the articles of association otherwise provide, the requisite majority is a simple majority of votes cast.

Indemnification

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our articles of association provide for the indemnification of our directors, auditors and other officers against all losses or liabilities incurred or sustained by him or her as a director, auditor or other officer of our company in defending any proceedings, whether civil or criminal, in which judgment is given in his or her favor, or in which he or she is acquitted provided that this indemnity shall not extend to any matter in respect of any fraud or dishonesty which may attach to any of said persons.

Shareholder Proposals

The Companies Law does not provide shareholders any right to bring business before a meeting or requisition a general meeting.

Approval of Corporate Matters by Written Consent

The Companies Law allows a special resolution to be passed in writing if signed by all the shareholders and authorized by the articles of association.

Calling of Special Shareholders Meetings

The Companies Law does not have provisions governing the proceedings of shareholders meetings which are usually provided in the articles of association.

Staggered Board of Directors

The Companies Law does not contain statutory provisions that require staggered board arrangements for a Cayman Islands company. Such provisions, however, may validly be provided for in the articles of association, and we have provided for a staggered board of directors in our articles of association. Pursuant to such provision, one-third of the current members of our board are required to stand for re-election each year.

Issuance of Preferred Shares

The Companies Law allows shares to be issued with preferred, deferred or other special rights, whether in regard to dividends, voting, return of share capital or otherwise.

Our amended and restated articles of association authorizes our board of directors to establish from time to time one or more classes or series of preferred shares and to fix the designations, powers, preferences and relative, participating, optional and other rights, if any, and the qualifications, limitations and restrictions thereof, if any, including, without limitation:

•	the number of shares constituting each such class or series;

•	dividend rights, conversion rights, voting powers, full or limited or no voting powers;

•	redemption privileges, liquidation preferences; and

•
to increase or decrease the size of any such class or series (but not below the number of shares of any class or series of preferred shares then outstanding) to the extent permitted by the Companies Law.

Our board of directors may issue series of preferred shares without action by our shareholders to the extent authorized but unissued.

Anti-takeover Provisions

The Companies Law does not prevent companies from adopting a wide range of defensive measures, such as staggered boards, blank check preferred stock, removal of directors only for cause and provisions that restrict the rights of shareholders to call meetings and submit shareholder proposals. Our articles of association contain the following provisions which may be regarded as defensive measures: (i) a staggered board of directors, (ii) the ability to issue preferred shares and (iii) directors may in their absolute discretion decline to register any transfer of shares (not being a fully paid share) without assigning any reason.

On November 17, 2010, our board of directors authorized the issuance of one right (a “Right”), for each outstanding ordinary share, par value $0.001 per share, of the Company to shareholders as recorded in the register of members at the close of business on November 29, 2010 (the “Record Date”).  Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share (a “Unit”) of Series A Junior Participating Preferred Shares, par value $0.001 per share at a purchase price of $1.00 per Unit, subject to adjustment.  The description and terms of the Rights are set forth in a rights agreement dated as of November 17, 2010 (the “Rights Agreement”) between the Company and American Stock Transfer & Trust Company, L.L.C., as rights agent.

Initially, the Rights will be attached to all Share certificates representing ordinary shares then outstanding, and no separate rights certificates will be distributed.  Subject to certain exceptions specified in the Rights Agreement, the Rights will separate from the Shares and a distribution date (“Distribution Date”), will occur upon the earlier of (i) 10 business days following a public announcement that a person or group of affiliated or associated persons (“Acquiring Person”) has acquired beneficial ownership of 15% or more of the outstanding Shares (“Share Acquisition Date”) other than as a result of (x) repurchases of shares by the Company and (y) certain inadvertent actions by institutional or certain other shareholders as described in the Rights Agreement, and (ii) 10 business days (or such later date as the board of directors shall determine) following the commencement of a tender offer or exchange offer that would result in a person or group becoming an Acquiring Person. However, a person will not be considered an Acquiring Person if at the date of the Rights Agreement such person, or group of affiliated or associated persons, beneficially owns 15% or more of the outstanding Shares (“Excluded Person”) unless and until such Excluded Person acquires (subject to certain exceptions set forth in the Rights Agreement) an additional 1% or more of the Shares without the board of directors’ approval.  Until the Distribution Date, the Rights will be evidenced by the Share certificates (or, in the absence of Share certificates by the notations in the register of members) and will be transferred only with such Shares, and the surrender for transfer of any certificates for Shares outstanding will also constitute the transfer of the Rights associated with the Shares represented by such certificates.

The Rights are not exercisable until the Distribution Date and will expire at 5:00 P.M. (New York Time) on November 17, 2013, unless such date is extended or the Rights are earlier terminated.

If the Rights become exercisable, each holder of a Right  (other than the Acquiring Person or group) will be entitled to purchase from us our class A ordinary shares at half of the market price at the time of purchase.  In the event of a subsequent acquisition of the Company, the holders (other than the Acquiring Person or group) may be entitled to buy ordinary shares of the acquiring entity at half price.

At any time until 10 business days following the Share Acquisition Date, the Company may terminate the Rights in whole, but not in part, for no consideration.  Immediately upon the action of the board of directors ordering termination of the Rights, the Rights will terminate. Rights will not be exercisable until such time as the Rights are no longer terminable by the Company.

Until a Right is exercised, the holder of such Right will have no separate rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends in respect of the Rights.

In accordance with the Rights Agreement, a committee of independent directors will review no less frequently than annually that maintenance of the Rights Agreement continues to be in the best interest of our Company and its shareholders.

The Company has listed on the NYSE ADSs representing class A ordinary shares of the Company as deposited with the depositary JPMorgan Chase Bank, N.A.  One ADS represents 15 Shares. Until the Distribution Date, reference to Shares underlying the ADSs shall be deemed to include any associated rights issued under the Rights Agreement.

Registration Rights

After completion of this offering, certain holders of our ordinary shares and their permitted transferees will continue to be entitled to request that we register our ordinary shares held by them under the Securities Act.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

JPMorgan Chase Bank, N.A., as depositary will issue the ADSs which you will be entitled to receive in this offering. Each ADS will represent an ownership interest in fifteen (15) Class A ordinary shares which we will deposit with the custodian, as agent of the depositary, under the deposit agreement among ourselves, the depositary and registered holders of ADSs on the books of the depositary. In the future, each ADS will also represent any securities, cash or other property deposited with the depositary but which they have not distributed directly to you. Unless specifically requested by you, all ADSs will be issued on the books of our depositary in book-entry form and periodic statements will be mailed to you which reflect your ownership interest in such ADSs. In our description, references to American depositary receipts or ADRs shall include the statements you will receive which reflect your ownership of ADSs.

The depositary’s office is located at 4 New York Plaza, New York, NY 10004.

You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, by having an ADS registered in your name on the books of the depositary, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section. You should consult with your broker or financial institution to find out what those procedures are.

As an ADR holder, we will not treat you as a shareholder of ours and you will not have any shareholder rights. Cayman Island law governs shareholder rights. Because the depositary or its nominee will be the shareholder of record for the shares represented by all outstanding ADSs, shareholder rights rest with such record holder. Your rights are those of an ADR holder. Such rights derive from the terms of the deposit agreement to be entered into among us, the depositary and all registered holders from time to time of ADSs issued under the deposit agreement. The obligations of the depositary and its agents are also set out in the deposit agreement. Because the depositary or its nominee will actually be the registered owner of the shares, you must rely on it to exercise the rights of a shareholder on your behalf. The deposit agreement and the ADSs are governed by New York law.

The following is a summary of the material terms of the deposit agreement. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the entire deposit agreement and the form of ADR which contains the terms of your ADSs. You can read a copy of the deposit agreement which is filed as an exhibit to the registration statement of which this prospectus forms a part. You may also obtain a copy of the deposit agreement at the SEC’s Public Reference Room which is located at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330. You may also find the registration statement and the attached deposit agreement on the SEC’s website at http://www.sec.gov.

Share Dividends and Other Distributions

How will I receive dividends and other distributions on the shares underlying my ADSs?

We may make various types of distributions with respect to our securities. The depositary has agreed that, to the extent practicable, it will pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after converting any cash received into U.S. dollars and, in all cases, making any necessary deductions provided for in the deposit agreement. You will receive these distributions in proportion to the number of underlying securities that your ADSs represent.

Except as stated below, the depositary will deliver such distributions to ADR holders in proportion to their interests in the following manner:

Cash. The depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof (to the extent applicable), on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain registered ADR holders, and (iii) deduction of the depositary’s expenses in (1) converting any foreign currency to U.S. dollars to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner. If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, you may lose some or all of the value of the distribution.

Shares. In the case of a distribution in shares, the depositary will issue additional ADSs to evidence the number of ADSs representing such shares. Only whole ADSs will be issued. Any shares which would result in fractional ADSs will be sold and the net proceeds will be distributed in the same manner as cash to the ADR holders entitled thereto.

Rights to receive additional shares. In the case of a distribution of rights to subscribe for additional shares or other rights, if we provide evidence satisfactory to the depositary that it may lawfully distribute such rights, the depositary will distribute warrants or other instruments in the discretion of the depositary representing such rights. However, if we do not furnish such evidence, the depositary may:

•	sell such rights if practicable and distribute the net proceeds in the same manner as cash to the ADR holders entitled thereto; or

•	if it is not practicable to sell such rights, do nothing and allow such rights to lapse, in which case ADR holders will receive nothing.

We have no obligation to file a registration statement under the Securities Act in order to make any rights available to ADR holders.

Other Distributions. In the case of a distribution of securities or property other than those described above, the depositary may either (i) distribute such securities or property in any manner it deems equitable and practicable or (ii) to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds in the same way it distributes cash.

If the depositary determines that any distribution described above is not practicable with respect to any specific registered ADR holder, the depositary may choose any method of distribution that it deems practicable for such ADR holder, including the distribution of foreign currency, securities or property, or it may retain such items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities, in which case the ADSs will also represent the retained items.

Any U.S. dollars will be distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability and dealt with by the depositary in accordance with its then current practices.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders.

There can be no assurance that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, nor that any of such transactions can be completed within a specified time period.

Deposit, Withdrawal and Cancellation

How does the depositary issue ADSs?

The depositary will issue ADSs if you or your broker deposit shares or evidence of rights to receive shares with the custodian and pay the fees and expenses owing to the depositary in connection with such issuance. In the case of the ADSs to be issued under this prospectus, we will arrange with the underwriters named herein to deposit such shares.

Shares deposited in the future with the custodian must be accompanied by certain delivery documentation, including instruments showing that such shares have been properly transferred or endorsed to the person on whose behalf the deposit is being made.

The custodian will hold all deposited shares (including those being deposited by or on our behalf in connection with the offering to which this prospectus relates) for the account of the depositary. ADR holders thus have no direct ownership interest in the shares and only have such rights as are contained in the deposit agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited shares. The deposited shares and any such additional items are referred to as “deposited securities.”

Upon each deposit of shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue an ADR or ADRs in the name or upon the order of the person entitled thereto evidencing the number of ADSs to which such person is entitled. All of the ADSs issued will, unless specifically requested to the contrary, be part of the depositary’s direct registration system, and a registered holder will receive periodic statements from the depositary which will show the number of ADSs registered in such holder’s name. An ADR holder can request that the ADSs not be held through the depositary’s direct registration system and that a certificated ADR be issued.

How do ADR holders cancel an ADS and obtain deposited securities?

When you turn in your ADR certificate at the depositary’s office, or when you provide proper instructions and documentation in the case of direct registration ADSs, the depositary will, upon payment of certain applicable fees, charges and taxes, deliver the underlying shares to you or upon your written order. At your risk, expense and request, the depositary may deliver deposited securities at such other place as you may request.

The depositary may only restrict the withdrawal of deposited securities in connection with:

•	temporary delays caused by closing our transfer books or those of the depositary or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends;

•	the payment of fees, taxes and similar charges; or

•	compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Record Dates

The depositary may, after consultation with us if practicable, fix record dates for the determination of the registered ADR holders who will be entitled (or obligated, as the case may be):

•	to receive any distribution on or in respect of shares,

•	to give instructions for the exercise of voting rights at a meeting of holders of shares,

•	to pay the fee assessed by the depositary for administration of the ADR program and for any expenses as provided for in the ADR, or

•	to receive any notice or to act in respect of other matters, all subject to the provisions of the deposit agreement.

Voting Rights

How do I vote?

If you are an ADR holder and the depositary asks you to provide it with voting instructions, you may instruct the depositary how to exercise the voting rights for the shares which underlie your ADSs. As soon as practicable after receiving notice of any meeting or solicitation of consents or proxies from us, the depositary will distribute to the registered ADR holders a notice stating such information as is contained in the voting materials received by the depositary and describing how you may instruct the depositary to exercise the voting rights for the shares which underlie your ADSs, including instructions for giving a discretionary proxy to a person designated by us. For instructions to be valid, the depositary must receive them in the manner and on or before the date specified. The depositary will try, as far as is practical, subject to the provisions of and governing the underlying shares or other deposited securities, to vote or to have its agents vote the shares or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct. The depositary will not itself exercise any voting discretion. Furthermore, neither the depositary nor its agents are responsible for any failure to carry out any voting instructions, for the manner in which any vote is cast or for the effect of any vote.

There is no guarantee that you will receive voting materials in time to instruct the depositary to vote and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

Reports and Other Communications

Will ADR holders be able to view our reports?

The depositary will make available for inspection by ADR holders at the offices of the depositary and the custodian the deposit agreement, the provisions of or governing deposited securities, and any written communications from us which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities.

Additionally, if we make any written communications generally available to holders of our shares, and we furnish copies thereof (or English translations or summaries) to the depositary, it will distribute the same to registered ADR holders.

Fees and Expenses

What fees and expenses will I be responsible for paying?

The depositary may charge each person to whom ADSs are issued, including, without limitation, issuances against deposits of shares, issuances in respect of share distributions, rights and other distributions, issuances pursuant to a stock dividend or stock split declared by us or issuances pursuant to a merger, exchange of securities or any other transaction or event affecting the ADSs or deposited securities, and each person surrendering ADSs for withdrawal of deposited securities or whose ADRs are cancelled or reduced for any other reason, US$5.00 for each 100 ADSs (or any portion thereof) issued, delivered, reduced, cancelled or surrendered, as the case may be. The depositary may sell (by public or private sale) sufficient securities and property received in respect of a share distribution, rights and/or other distribution prior to such deposit to pay such charge.

The following additional charges shall be incurred by the ADR holders, by any party depositing or withdrawing shares or by any party surrendering ADSs or to whom ADSs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by us or an exchange of stock regarding the ADRs or the deposited securities or a distribution of ADSs), whichever is applicable:

•	a fee of US$1.50 per ADR or ADRs for transfers of certificated or direct registration ADRs;

•	a fee of up to US$0.02 per ADS for any cash distribution made pursuant to the deposit agreement;

•
a fee of up to US$0.02 per ADS per calendar year (or portion thereof) for services performed by the depositary in administering the ADRs (which fee may be charged on a periodic basis during each calendar year and shall be assessed against holders of ADRs as of the record date or record dates set by the depositary during each calendar year and shall be payable in the manner described in the next succeeding provision);

•
reimbursement of such fees, charges and expenses as are incurred by the depositary and/or any of the depositary’s agents (including without limitation, the custodian and expenses incurred on behalf of holders in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in connection with the servicing of the shares or other deposited securities, the delivery of deposited securities or otherwise in connection with the depositary’s or its custodian’s compliance with applicable law, rule or regulation (which charge shall be assessed on a proportionate basis against holders as of the record date or dates set by the depositary and shall be payable at the sole discretion of the depositary by billing such holders or by deducting such charge from one or more cash dividends or other cash distributions);

•
a fee for the distribution of securities (or the sale of securities in connection with a distribution), such fee being in an amount equal to the fee for the execution and delivery of ADSs which would have been charged as a result of the deposit of such securities (treating all such securities as if they were shares) but which securities or the net cash proceeds from the sale thereof are instead distributed by the depositary to those holders entitled thereto;

•	stock transfer or other taxes and other governmental charges;

•	cable, telex and facsimile transmission and delivery charges incurred at your request in connection with the deposit or delivery of shares;

•	transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities; and

•	expenses of the depositary in connection with the conversion of foreign currency into U.S. dollars.

We will pay all other charges and expenses of the depositary and any agent of the depositary (except the custodian) pursuant to agreements from time to time between us and the depositary. The charges described above may be amended from time to time by agreement between us and the depositary.

Our depositary has agreed to reimburse us for certain expenses we incur that are related to establishment and maintenance of the ADR program, including investor relations expenses and exchange application and listing fees. Neither the depositary nor we can determine the exact amount to be made available to us because (i) the number of ADSs that will be issued and outstanding, (ii) the level of fees to be charged to holders of ADSs and (iii) our reimbursable expenses related to the ADR program are not known at this time. The depositary collects its fees for issuance and cancellation of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions, or by directly billing investors, or by charging the book-entry system accounts of participants acting for them. The depositary may generally refuse to provide services to any holder until the fees and expenses owing by such holder for those services or otherwise are paid.

Payment of Taxes

ADR holders must pay any tax or other governmental charge payable by the custodian or the depositary on any ADS or ADR, deposited security or distribution. If an ADR holder owes any tax or other governmental charge, the depositary may (i) deduct the amount thereof from any cash distributions, or (ii) sell deposited securities (by public or private sale) and deduct the amount owing from the net proceeds of such sale. In either case the ADR holder remains liable for any shortfall. Additionally, if any tax or governmental charge is unpaid, the depositary may also refuse to effect any registration, registration of transfer, split-up or combination of deposited securities or withdrawal of deposited securities until such payment is made. If any tax or governmental charge is required to be withheld on any cash distribution, the depositary may deduct the amount required to be withheld from any cash distribution or, in the case of a non-cash distribution, sell the distributed property or securities (by public or private sale) to pay such taxes and distribute any remaining net proceeds to the ADR holders entitled thereto.

By holding an ADR or an interest therein, you will be agreeing to indemnify us, the depositary, its custodian and any of our or their respective directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained.

Reclassifications, Recapitalizations and Mergers

If we take certain actions that affect the deposited securities, including (i) any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities or (ii) any distributions not made to holders of ADRs or (iii) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets, then the depositary may choose to:

•	amend the form of ADR;

•	distribute additional or amended ADRs;

•	distribute cash, securities or other property it has received in connection with such actions;

•	sell any securities or property received and distribute the proceeds as cash; or

•	none of the above.

If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADS will then represent a proportionate interest in such property.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. ADR holders must be given at least 30 days prior notice of any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or otherwise ADR and ADRs, prejudices any substantial existing right of ADR holders. Such notice need not describe in detail the specific amendments effectuated thereby, but must give ADR holders a means to access the text of such amendment. If an ADR holder continues to hold an ADR or ADRs after being so notified, such ADR holder is deemed to agree to such amendment and to be bound by the deposit agreement as so amended. Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment or supplement of the deposit agreement or the form of ADR to ensure compliance therewith, we and the depositary may amend or supplement the deposit agreement and the ADR at any time in accordance with such changed laws, rules or regulations, which amendment or supplement may take effect before a notice is given or within any other period of time as required for compliance. No amendment, however, will impair your right to surrender your ADSs and receive the underlying securities, except in order to comply with mandatory provisions of applicable law.

How may the deposit agreement be terminated?

The depositary may, and shall at our written direction, terminate the deposit agreement and the ADRs by mailing notice of such termination to the registered holders of ADRs at least 30 days prior to the date fixed in such notice for such termination; provided, however, if the depositary shall have (i) resigned as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered holders unless a successor depositary shall not be operating under the deposit agreement within 45 days of the date of such resignation, and (ii) been removed as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered holders of ADRs unless a successor depositary shall not be operating under the deposit agreement on the 90th day after our notice of removal was first provided to the depositary. After termination, the depositary’s only responsibility will be (i) to deliver deposited securities to ADR holders who surrender their

ADRs, and (ii) to hold or sell distributions received on deposited securities. As soon as practicable after the expiration of six months from the termination date, the depositary will sell the deposited securities which remain and hold the net proceeds of such sales (as long as it may lawfully do so), without liability for interest, in trust for the ADR holders who have not yet surrendered their ADRs. After making such sale, the depositary shall have no obligations except to account for such proceeds and other cash.

Limitations on Obligations and Liability to ADR holders

Limits on our obligations and the obligations of the depositary; limits on liability to ADR holders and holders of ADSs

Prior to the issue, registration, registration of transfer, split-up, combination, or cancellation of any ADRs, or the delivery of any distribution in respect thereof, and from time to time, we or the depositary or its custodian may require:

•
payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of shares or other deposited securities upon any applicable register and (iii) any applicable fees and expenses described in the deposit agreement;

•
the production of proof satisfactory to it of (i) the identity of any signatory and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, compliance with applicable law, regulations, provisions of or governing deposited securities and terms of the deposit agreement and the ADRs, as it may deem necessary or proper; and

•	compliance with such regulations as the depositary may establish consistent with the deposit agreement.

The issuance of ADRs, the acceptance of deposits of shares, the registration, registration of transfer, split-up or combination of ADRs or the withdrawal of shares, may be suspended, generally or in particular instances, when the ADR register or any register for deposited securities is closed or when any such action is deemed advisable by the depositary; provided that the ability to withdrawal shares may only be limited under the following circumstances: (i) temporary delays caused by closing transfer books of the depositary or our transfer books or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends, (ii) the payment of fees, taxes, and similar charges, and (iii) compliance with any laws or governmental regulations relating to ADRs or to the withdrawal of deposited securities.

The deposit agreement expressly limits the obligations and liability of the depositary, ourselves and our respective agents. Neither we nor the depositary nor any such agent will be liable if:

•
any present or future law, rule, regulation, fiat, order or decree of the United States, the Cayman Islands, the People’s Republic of China or any other country, or of any governmental or regulatory authority or securities exchange or market or automated quotation system, the provisions of or governing any deposited securities, any present or future provision of our charter, any act of God, war, terrorism or other circumstance beyond our, the depositary’s or our respective agents’ control shall prevent or delay, or shall cause any of them to be subject to any civil or criminal penalty in connection with, any act which the deposit agreement or the ADRs provide shall be done or performed by us, the depositary or our respective agents (including, without limitation, voting);

•	it exercises or fails to exercise discretion under the deposit agreement or the ADR;

•	it performs its obligations under the deposit agreement and ADRs without gross negligence or bad faith;

•
it takes any action or refrains from taking any action in reliance upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit, any registered holder of ADRs, or any other person believed by it to be competent to give such advice or information; or

•	it relies upon any written notice, request, direction or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.

Neither the depositary nor its agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs. We and our agents shall only be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs, which in our opinion may involve us in expense or liability, if indemnity satisfactory to us against all expense (including fees and disbursements of counsel) and liability is furnished as often as may be required. The depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the deposit agreement, any registered holder or holders of ADRs, any ADRs or otherwise related to the deposit agreement or ADRs to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators. The depositary shall not be liable for the acts or omissions made by any securities depository, clearing agency or settlement system in connection with or arising out of book-entry settlement of deposited securities or otherwise. Furthermore, the depositary shall not be responsible for, and shall incur no liability in connection with or arising from, the insolvency of any custodian that is not a branch or affiliate of JPMorgan Chase Bank, N.A.

Additionally, none of us, the depositary or the custodian shall be liable for the failure by any registered holder of ADRs or beneficial owner therein to obtain the benefits of credits on the basis of non-U.S. tax paid against such holder’s or beneficial owner’s income tax liability. Neither we nor the depositary shall incur any liability for any tax consequences that may be incurred by holders or beneficial owners on account of their ownership of ADRs or ADSs.

Neither the depositary nor its agents will be responsible for any failure to carry out any instructions to vote any of the deposited securities, for the manner in which any such vote is cast or for the effect of any such vote. Neither the depositary nor any of its agents shall be liable to registered holders of ADRs or beneficial owners of interests in ADSs for any indirect, special, punitive or consequential damages (including, without limitation, lost profits) of any form incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought.

The depositary may own and deal in any class of our securities and in ADSs.

Disclosure of Interest in ADSs

To the extent that the provisions of or governing any deposited securities may require disclosure of or impose limits on beneficial or other ownership of deposited securities, other shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, you agree to comply with all such disclosure requirements and ownership limitations and to comply with any reasonable instructions we may provide in respect thereof. We reserve the right to instruct you to deliver your ADSs for cancellation and withdrawal of the deposited securities so as to permit us to deal with you directly as a holder of shares and, by holding an ADS or an interest therein, you will be agreeing to comply with such instructions.

Books of Depositary

The depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADRs, which register shall include the depositary’s direct registration system. Registered holders of ADRs may inspect such records at the depositary’s office at all reasonable times, but solely for the purpose of communicating with other holders in the interest of the business of our company or a matter relating to the deposit agreement. Such register may be closed from time to time, when deemed expedient by the depositary.

The depositary will maintain facilities for the delivery and receipt of ADRs.

Pre-release of ADSs

In its capacity as depositary, the depositary shall not lend shares or ADSs; provided, however, that the depositary may (i) issue ADSs prior to the receipt of shares and (ii) deliver shares prior to the receipt of ADSs for withdrawal of deposited securities, including ADSs which were issued under (i) above but for which shares may not have been received (each such transaction a “pre-release”). The depositary may receive ADSs in lieu of shares under (i) above (which ADSs will promptly be canceled by the depositary upon receipt by the depositary) and receive shares in lieu of ADSs under (ii) above. Each such pre-release will be subject to a written agreement whereby the person or entity (the “applicant”) to whom ADSs or shares are to be delivered (a) represents that at the time of the pre-release the applicant or its customer owns the shares or ADSs that are to be delivered by the applicant under such pre-release, (b) agrees to indicate the depositary as owner of such shares or ADSs in its records and to hold such shares or ADSs in trust for the depositary until such shares or ADSs are delivered to the depositary or the custodian, (c) unconditionally guarantees to deliver to the depositary or the custodian, as applicable, such shares or ADSs, and (d) agrees to any additional restrictions or requirements that the depositary deems appropriate. Each such pre-release will be at all times fully collateralized with cash, U.S. government securities or such other collateral as the depositary deems appropriate, terminable by the depositary on not more than five (5) business days’ notice and subject to such further indemnities and credit regulations as the depositary deems appropriate. The depositary will normally limit the number of ADSs and shares involved in such pre-release at any one time to thirty percent (30%) of the ADSs outstanding (without giving effect to ADSs outstanding under (i) above), provided, however, that the depositary reserves the right to change or disregard such limit from time to time as it deems appropriate. The depositary may also set limits with respect to the number of ADSs and shares involved in pre-release with any one person on a case-by-case basis as it deems appropriate. The depositary may retain for its own account any compensation received by it in conjunction with the foregoing. Collateral provided pursuant to (b) above, but not the earnings thereon, shall be held for the benefit of the registered holders of ADRs (other than the applicant).

Appointment

In the deposit agreement, each registered holder of ADRs and each person holding an interest in ADSs, upon acceptance of any ADSs (or any interest therein) issued in accordance with the terms and conditions of the deposit agreement will be deemed for all purposes to:

•	be a party to and bound by the terms of the deposit agreement and the applicable ADR or ADRs, and

•
appoint the depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the deposit agreement and the applicable ADR or ADRs, to adopt any and all procedures necessary to comply with applicable laws and to take such action as the depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the deposit agreement and the applicable ADR and ADRs, the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof.

Governing Law

The deposit agreement and the ADRs shall be governed by and construed in accordance with the laws of the State of New York. In the deposit agreement, we have submitted to the jurisdiction of the courts of the State of New York and appointed an agent for service of process on our behalf.

PLAN OF DISTRIBUTION

We are registering our Class A ordinary shares on behalf of the selling shareholders. As used in this prospectus, selling shareholders includes transferees, donees, pledgees and other successors in interest selling ordinary shares or ADSs received from a selling shareholder after the date of this prospectus. The selling shareholders will receive all of the net proceeds from the sale of ordinary shares or ADSs under this prospectus. We will bear all costs, expenses and fees incurred by us in connection with the registration of the Class A ordinary shares offered by this prospectus. The selling shareholders will bear brokerage commissions and similar selling expenses, if any, attributable to the sale of ordinary shares or ADSs. Selling shareholders may effect sales of ordinary shares or ADSs from time to time in one or more types of negotiated transactions or otherwise at fixed prices, prevailing market prices, at varying prices determined at the time of sale or at negotiated prices as the selling shareholders determine. Alternatively, the selling shareholders may from time to time effect sales of ADSs representing ordinary shares in one or more types of transactions on the New York Stock Exchange, which may include block transactions, through options transactions relating to the ADSs, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Selling shareholders also may resell all or a portion of their ordinary shares or ADSs in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria, and conform to the requirements, of such rule. Any of the transactions described above may or may not involve brokers or dealers. To our knowledge, the selling shareholders have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of ordinary shares or ADSs by the selling shareholders.

The selling shareholders may effect transactions by selling ordinary shares or ADSs directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders and/or the purchasers of ordinary shares or ADSs for whom such broker-dealers may act as agents or to whom they sell as principal, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions.

The selling shareholders and any broker-dealers that act in connection with the sale of ordinary shares or ADSs might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the ordinary shares or ADSs sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify the selling shareholders against certain liabilities, including liabilities arising under the Securities Act. A selling shareholder may agree to indemnify any agent, dealer or broker-dealer that participates in a transaction involving the sale of the ordinary shares or ADSs against certain liabilities, including liabilities arising under the Securities Act.

Because selling shareholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. The selling shareholders have agreed not to take any action that would constitute a violation of U.S. federal or state or foreign securities laws, including Regulation M under the Exchange Act. Regulation M generally provides that, during an offering by selling shareholders, such shareholders may not bid for, purchase, or attempt to induce any person to bid for or purchase, the securities being offered.
Upon a selling shareholder notifying us that he, she or it has entered into any material arrangement with a broker-dealer for the sale of ordinary shares or ADSs through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling shareholder and of the participating broker-dealer(s), (ii) the number of ordinary shares or ADSs involved, (iii) the price at which such ordinary shares or ADSs were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealers(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction.

LEGAL MATTERS

The validity of the ADSs and certain other legal matters with respect to U.S. federal and New York law will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP. The validity of our ordinary shares represented by the ADSs offered in this offering will be passed upon for us by Conyers Dill & Pearman. Legal matters as to Chinese law will be passed upon for us by Jun He Law Offices.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated in the Cayman Islands as an exempted company with limited liability. Almost all of our assets are located in China. A majority of our directors and officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state of the United States. Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders be arbitrated.

Furthermore, there is substantial doubt that the courts of the Cayman Islands or the People’s Republic of China would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2009 have been so incorporated in reliance on the report of PricewaterhouseCoopers Zhong Tian CPAs Limited Company, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The offices of PricewaterhouseCoopers Zhong Tian CPAs Limited Company are located at 26/F Office Tower A, Beijing Fortune Plaza, 7 Dongsanhuan Zhong Road, Chaoyang District, Beijing 100020, the People’s Republic of China.

MATERIAL CHANGES

There have been no material changes since December 31, 2009 that have not been described in our Annual Report on Form 20-F, this prospectus, and our reports on Form 6-K, in each case as amended.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION OF SECURITIES ACT LIABILITIES

As described in the registration statement of which this prospectus forms a part, Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated Articles of Association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own fraud or dishonesty. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

Our website is WWW.CENTURY21CN.COM.  We provide free access to various reports that we file with, or furnish to, the SEC through our website, as soon as reasonably practicable after they have been field or furnished.  These reports include, but are not limited to, our Annual Reports on Form 20-F, reports on Form 6-K, and any amendments to those reports.  Also available on our website are printable versions of our Code of Business Conduct and Ethics and charters of our Audit Committee, Compensation Committee, Nominating/Corporate Governance Committee and other committees of our board of directors.  Information on our website does not constitute part of and is not incorporated by reference into this prospectus, the registration statement of which it forms a part, or any other report we file or furnish with the SEC (except to the extent such information is expressly incorporated by reference herein or therein).  Our SEC reports and other information we filed with the SEC can also be accessed through the SEC’s website at WWW.SEC.GOV and may be read or copied at the SEC’s Public Reference Room located at 100 F Street, NE, Washington, D.C. 20549.  Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are “incorporating by reference” certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this prospectus. Statements contained in documents that we file with the SEC and that are incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information.

We have filed the following documents with the SEC and they are incorporated herein by reference as of their respective dates of filing:

•
Our Annual Report on Form 20-F for the fiscal year ended December 31, 2009 (File No. 001-34598), as filed with the SEC on June 30, 2010 pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which include audited financial statements for the fiscal year ended December 31, 2009; and

•
Our Reports of Foreign Private Issuer on Form 6-K (File No. 001-34598), as filed with the SEC on March 22, 2010, May 24, 2010, August 6, 2010, August 19, 2010, September 27, 2010 , November 3 , 2010 , November 15, 2010 and November 17, 2010 .

A statement contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement or in any other subsequently filed document which is also incorporated in this prospectus modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these documents, which will be provided to you at no cost, by writing or telephoning us using the following contact information:

IFM Investments Limited
26/A, East Wing, Hanwei Plaza
No.7 Guanghua Road
Chaoyang District, Beijing 100004
The People’s Republic of China
Telephone:  (86-10) 6561-7788

You may also access these documents on our website at http://www.century21cn.com.

You should rely only on the information contained in this prospectus, including information incorporated by reference as described above, or any prospectus supplement or that we have specifically referred you to. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

INDEX TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Page
Unaudited Interim Condensed Consolidated Balance Sheets as of December 31, 2009 and June 30, 2010	F-2

Unaudited Interim Condensed Consolidated Statements of Operations for the six months ended June 30, 2009 and 2010	F-3

Unaudited Interim Consolidated Statements of Shareholders’ (Deficit) Equity for the six months ended June 30, 2009 and 2010	F-4

Unaudited Interim Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2009 and 2010	F-5

Notes to Unaudited Interim Condensed Consolidated Financial Statements	F-6 - F-18

IFM INVESTMENTS LIMITED
Unaudited Interim Condensed Consolidated Balance Sheets as of December 31, 2009 and June 30, 2010
(In thousands, except for par value)

	December 31,	June 30,	June 30,
	2009	2010	2010
	RMB	RMB	US$ (Note 2(a))
ASSETS
Current assets:
Cash and cash equivalents	334,589	808,880	119,277
Restricted cash	28,784	23,885	3,522
Accounts receivable, net	61,938	21,566	3,180
Amounts due from related parties	386	496	73
Prepaid expenses and other current assets	25,642	40,241	5,934
Total current assets	451,339	895,068	131,986
Non-current assets:
Investment in associates	880	729	107
Property and equipment, net	41,181	59,122	8,718
Intangible assets, net	27,825	26,839	3,958
Goodwill	9,281	9,281	1,369
Other non-current assets	13,328	17,998	2,656
Total assets	543,834	1,009,037	148,794

LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	8,695	16,838	2,483
Accrued expenses and other current liabilities	130,668	105,796	15,601
Amounts due to related parties	250	250	37
Deferred revenue	6,664	5,946	877
Total current liabilities	146,277	128,830	18,998
Long-term deposits payable	10,710	10,649	1,570
Deferred tax liabilities	353	339	50
Total liabilities	157,340	139,818	20,618

Commitments and contingencies (Note 13)
Convertible redeemable preferred shares (US$0.001 par value, 311,367 shares authorized, issued and outstanding, with the redemption value of RMB566,470 as of December 31, 2009)	518,318	-	-

Shareholders’ (deficit) equity:
Class A ordinary shares (US$0.001 par value, 1,013,747 and 3,133,000 shares authorized; 260,000 and 606,117 shares issued and outstanding as of December 31, 2009 and June 30, 2010, respectively)	2,152	4,515	666
Class B ordinary shares (US$0.001 par value, none outstanding as of December 31, 2009; 100,000 shares authorized, 80,503 shares issued and outstanding as of June 30, 2010)	-	550	81
Additional paid-in capital	-	1,065,548	157,126
Statutory reserves	1,173	1,173	173
Accumulated deficit	(135,205)	(201,712)	(29,744)
Total IFM Investments Limited shareholders’ (deficit) equity	(131,880)	870,074	128,302
Non-controlling interest	56	(855)	(126)
Total shareholders’ (deficit) equity	(131,824)	869,219	128,176
Total liabilities, convertible redeemable preferred shares and shareholders’ (deficit) equity	543,834	1,009,037	148,794

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

IFM INVESTMENTS LIMITED
Unaudited Interim Condensed Consolidated Statements of Operations for the six months ended June 30, 2009 and 2010
(In thousands, except per share data)

	For the Six Months Ended June 30,
	2009	2010	2010
	RMB	RMB	US$ (Note 2(a))

Net revenue	264,184	222,683	32,837

Costs and expenses:
Commissions and other agent related costs	(118,967)	(133,953)	(19,753)
Operating costs	(54,834)	(82,768)	(12,205)
Selling, general and administrative expenses	(41,727)	(75,698)	(11,162)
Total costs and expenses	(215,528)	(292,419)	(43,120)
Income (loss) from operations	48,656	(69,736)	(10,283)
Interest income	854	2,356	347
Other income	-	5,391	795
Foreign currency exchange loss	(414)	(2,692)	(397)
Income (loss) before income tax and share of associates’ losses	49,096	(64,681)	(9,538)
Income tax	(1,333)	(2,586)	(381)
Share of associates’ losses	(191)	(151)	(22)
Net income (loss)	47,572	(67,418)	(9,941)
Non-controlling interest	-	911	134
Net income (loss) attributable to IFM Investments Limited	47,572	(66,507)	(9,807)

Accretion of convertible redeemable preferred shares	(8,147)	(1,213)	(179)
Income allocated to participating preferred shareholders	(21,484)	-	-
Net income (loss) attributable to ordinary shareholders	17,941	(67,720)	(9,986)

Net income (loss) per share, basic	0.07	(0.11)	(0.02)
Net income (loss) per share, diluted	0.07	(0.11)	(0.02)
Shares used in calculating net income (loss) per share, basic	260,000	622,770	622,770
Shares used in calculating net income (loss) per share, diluted	260,713	622,770	622,770

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements

IFM INVESTMENTS LIMITED
Unaudited Interim Consolidated Statements of Shareholders’ (Deficit) Equity for the six months ended
June 30, 2009 and 2010
(In thousands)

	IFM Investments Limited Shareholders’ (Deficit) Equity
	Ordinary Shares
	Shares	Amount RMB	Additional Paid-in Capital RMB	Statutory Reserves RMB	Accumulated Deficit RMB	Non-Controlling Interest RMB	Total Shareholders’ (Deficit) Equity RMB
Balance as of December 31, 2008	260,000	2,152	13,508	-	(268,013)	-	(252,353)
Net income (loss)	-	-	-	-	135,041	(246)	134,795
Share-based compensation	-	-	1,858	-	-	-	1,858
Establishment of subsidiaries	-	-	-	-	-	302	302
Accretion of convertible redeemable preferred shares	-	-	(15,366)	-	(1,060)	-	(16,426)
Statutory reserves	-	-	-	1,173	(1,173)	-	-
Balance as of December 31, 2009	260,000	2,152	-	1,173	(135,205)	56	(131,824)
Issuance of ordinary shares upon initial public offering	187,313	1,279	536,867	-	-	-	538,146
Net loss	-	-	-	-	(66,507)	(911)	(67,418)
Issuance of ordinary shares upon exercise of share options	465	3	372	-	-	-	375
Share-based compensation	-	-	11,622	-	-	-	11,622
Accretion of convertible redeemable preferred shares	-	-	(1,213)	-	-	-	(1,213)
Conversion of convertible redeemable preferred shares	238,842	1,631	517,900	-	-	-	519,531
Balance as of June 30, 2010	686,620	5,065	1,065,548	1,173	(201,712)	(855)	869,219

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

IFM INVESTMENTS LIMITED
Unaudited Interim Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2009 and 2010
(In thousands)

	For the Six Months Ended June 30,
	2009	2010	2010
	RMB	RMB	US$ (note 2(a))
Cash flows from operating activities:
Net income (loss)	47,572	(67,418)	(9,941)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	8,761	9,760	1,439
Allowance for doubtful accounts	4,898	4,286	632
Effects of foreign currency exchange loss	414	2,692	397
Share-based compensation	639	11,622	1,714
Share of associates’ losses	191	151	22
Deferred tax liabilities	(482)	(14)	(2)
Loss on disposal of property and equipment	967	655	97
Changes in operating assets and liabilities:
Accounts receivable	(45,097)	36,086	5,321
Prepaid expenses and other current assets	(3,045)	(18,850)	(2,780)
Other non-current assets	(387)	(4,670)	(689)
Accounts payable	2,630	1,382	204
Accrued expenses and other current liabilities	49,832	(30,230)	(4,457)
Deferred revenue	2,763	(718)	(106)
Long-term deposits payable	(237)	(61)	(9)
Net cash provided by (used in) operating activities	69,419	(55,327)	(8,158)

Cash flows from investing activities:
Restricted cash	496	1,839	271
Purchases of property and equipment	(3,372)	(20,182)	(2,976)
Net cash used in investing activities	(2,876)	(18,343)	(2,705)

Cash flows from financing activities:
Restricted cash - customers deposits	(15,781)	3,060	451
Payment of initial public offering cost	-	(10,775)	(1,589)
Proceeds from issuance of ordinary shares upon initial public offering	-	557,458	82,203
Proceeds from issuance of ordinary shares upon exercise of shares options	-	647	95
Advances from related parties	5,870	-	-
Repayments of advances from related parties	(6,289)	-	-
Net cash (used in) provided by financing activities	(16,200)	550,390	81,160
Effects of foreign exchange rate changes on cash and cash equivalents	(19)	(2,429)	(358)
Net increase in cash and cash equivalents	50,324	474,291	69,939
Cash and cash equivalents at the beginning of the period	176,977	334,589	49,338
Cash and cash equivalents at the end of the period	227,301	808,880	119,277

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

IFM INVESTMENTS LIMITED
Notes to Unaudited Interim Condensed Consolidated Financial Statements

1.	THE COMPANY AND BASIS OF PRESENTATION

a)
The accompanying unaudited interim condensed consolidated financial statements of IFM Investments Limited (the “Company”) and its subsidiaries of the Company (collectively referred to as the “Group”) have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) for interim financial information. Accordingly, the condensed balance sheet data as of December 31, 2009 was derived from audited financial statements, but it does not include all of the information and footnotes required by US GAAP for annual financial statements.

The Group’s interim condensed consolidated financial statements included the financial statements of the Company and its subsidiaries. All transactions and balances among the Company and its subsidiaries have been eliminated upon consolidation.

In the opinion of management, the accompanying unaudited interim condensed consolidated financial statements contain all normal recurring adjustments necessary for a fair statement of the Group’s condensed consolidated financial statements for the six months ended June 30, 2009 and 2010. The preparation of these condensed consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the condensed consolidated financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ materially from those estimates. The results of operations for the six months ended June 30, 2010 are not necessarily indicative of results to be expected for the full year.

On December 30, 2009, in preparation for the intended IPO, the shareholders and Board of the Company approved resolutions effecting certain amendments to the authorised and issued share capital to effect a 10-for-one split of the Company’s share capital pursuant to which each ordinary share, Series A and Series B convertible preferred share of the Company was subdivided into 10 shares at a par value of US$0.001 per share. All share and per share amounts presented in the consolidated financial statements have been restated on a retroactive basis to reflect the effect of the share split.

On February 2, 2010, upon the closing of the public offering, all Series A and Series B Preferred Shares were converted into 238,842,277 Class A ordinary shares. 80,502,938 of the then issued and outstanding Class A ordinary shares registered in the name of Goldman Sachs Strategic Investments (Asia) L.L.C. were further re-designed into 80,502,938 Class B ordinary shares.

The Company’s subsidiaries are principally engaged in franchising the CENTURY 21® brand name and operation systems to regional sub-franchisees and outlet stores (collectively “franchisees”) that are independently-owned and operated. The Company provides operational and administrative services, tools and systems to franchisees, which are designed to assist franchisees in achieving increased revenue and profitability. Specifically, the Company and its subsidiaries operate in the following businesses:

	(i)	Company-owned Brokerage Services — operates a full-service real estate brokerage business under the CENTURY 21® brand name in the People’s Republic of China (“PRC”).

(ii)
Mortgage Management Services — provides real estate mortgage brokerage and comprehensive advisory services in connection with the selection, application for and procurement of mortgage products to banks and home buyers, with part of these services provided in connection with the Company’s real estate brokerage services business.

	(iii)	Franchise Services — franchises the CENTURY 21® brand name and operation system in the PRC.

As of June 30, 2010, the Company’s subsidiaries and equity investments are listed below.

	Name	Date of Incorporation	Place of Incorporation	% of Ownership held by the Company	Relationship with the Company	Principal activity

Subsidiaries

1	IFM Company Ltd. (“IFM Co.”)	Oct 4, 1999	Cayman Islands	100%	Subsidiary	Holding franchise right

2	Beijing Aifeite International Franchise Consulting Company Ltd. (“IFM Beijing”)	Mar 1, 2000	PRC	100%	Subsidiary	Real estate franchising

IFM INVESTMENTS LIMITED
Notes to Unaudited Interim Condensed Consolidated Financial Statements -- Continued

	Name	Date of Incorporation	Place of Incorporation	% of Ownership held by the Company	Relationship with the Company	Principal activity

3	City Integrated Residential Services (China) Limited (“CIR”)	Oct 25, 2000	HK	100%	Subsidiary	Investment holding

4	Shanghai Yaye Real Estate Brokerage Co., Ltd. (“IFM SH”)	Sep 29, 2002	PRC	100%	Subsidiary	Real estate franchising

5	CIR Real Estate Consultant (Shenzhen) Co., Ltd. (“Shenzhen CIR”)	Sep 15, 2005	PRC	100%	Subsidiary	Real estate brokerage service

6	Genius Nation Investments Ltd. (“Genius”)	May 18, 2006	British Virgin Islands	100%	Subsidiary	Investment holding

7	Shanghai Ruifeng Real Estate Investments Consultant Co.,Ltd. (“Shanghai Ruifeng”)	Sep 28, 2006	PRC	100%	Subsidiary	Real estate brokerage service

8	Beijing Anxinruide Real Estate Brokerage Co., Ltd.(“Beijing Anxin”)	Oct 19, 2006	PRC	100%	Subsidiary	Real estate brokerage service

9	Shanghai Anshijie Real Estate Consultant Co. Ltd. (“Anshijie”)	Nov 28, 2006	PRC	100%	Subsidiary	Investment holding

10	Beijing Kaishengjinglue Guarantee Co., Ltd. (“MMC BJ”)	Aug 13, 2007	PRC	100%	Subsidiary	Real estate mortgage brokerage service

11	Kaishengjinglue (Shanghai ) Investment Consultant Management Co. Ltd. (“MMC SH”)	Apr 8, 2008	PRC	100%	Subsidiary	Real estate mortgage brokerage service

12	Beijing IFM International Real Estate Brokerage Co., Ltd. (“IFM BJ Broker”)	May 27, 2008	PRC	100%	Subsidiary	Real estate franchising

13	Beijing IFM Investment Managements Limited (“IFM BJ Inv”)	Sep 27, 2008	PRC	100%	Subsidiary	Investment holding

14	Shanghai Ruifeng Investment Managements Limited (“Ruifeng Inv”)	Nov 20, 2008	PRC	100%	Subsidiary	Real estate brokerage service

IFM INVESTMENTS LIMITED
Notes to Unaudited Interim Condensed Consolidated Financial Statements -- Continued

	Name	Date of Incorporation	Place of Incorporation	% of Ownership held by the Company	Relationship with the Company	Principal activity

15	Beijing Huachuangxunjie Technology Co., Ltd. (“Huachuang”)	July 16, 2009	PRC	100%	Subsidiary	Software development and licensing

16	Business Vision Management Consultants Limited (“BVMC”)	Sep 18, 2009	HK	85%	Subsidiary	Investment holding

17	Beijing Kaichenghuaxin Investment Consultants Limited (“PRI”)	Oct 20, 2009	PRC	70%	Subsidiary	Primary residential properties market advisory service

18	Beijing Xinrui Shijiao Business Managements Consultant Co., Ltd. (“Xinrui Shijiao”)	Jan 4, 2010	PRC	85%	Subsidiary	Commercial properties market advisory service

19	Shenzhen Kaian Investments Guarantee Co. Ltd (“Kaian”)	Mar 10, 2010	PRC	100%	Subsidiary	Real estate mortgage brokerage service

Equity Investments

1	Xiamen Shijitonghe Real Estate Consultant Co., Ltd. (“Xiamen”)	Feb 12, 2001	PRC	10%	Associate	Real estate franchising

2	Shandong Jinan Sanlian Real Estate Brokerage Co., Ltd. (“Shandong”)	Apr 21, 2005	PRC	15%	Associate	Real estate franchising

3	Shaanxi Lide Industry Investments Co., Ltd. (“Xian”)	Dec 12, 2006	PRC	10%	Associate	Real estate franchising

b)	Liquidity

The Group incurred net income of approximately RMB47.6 million in the six months ended June 30, 2009, and net loss of approximately RMB67.4 million for the six months ended June 30, 2010, and the net cash provided by operating activities was approximately RMB69.4 million for the six months ended June 30, 2009, and the net cash used in operating activities was approximately RMB55.3 million for the six months ended June 30, 2010. Accumulated deficit was RMB135.2 million and RMB201.7 million as of December 31, 2009 and June 30, 2010, respectively. The Group assesses its liquidity by considering its ability to generate cash to fund its operations, its ability to attract investors and its ability to borrow funds on favourable economic terms. Historically, the Group has relied principally on both operational sources of cash, as well as non-operational sources of financing and outside investors, to fund its operations and capital expansion needs. Furthermore, the Company received net proceeds of RMB538.1 million from its initial public offering on the New York Stock Exchange on January 28, 2010. Based on above consideration, the Group’s consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities during the normal course of operations.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

IFM INVESTMENTS LIMITED
Notes to Unaudited Interim Condensed Consolidated Financial Statements -- Continued

The accounting policies used for the preparation of unaudited interim condensed consolidated financial statements for the six months ended June 30, 2009 and 2010 are consistent with those set out in the audited consolidated financial statements for the year ended December 31, 2009.

a)	Convenience translation

Translations of amounts from RMB into US$ as of and for the period ended June 30, 2010, are solely for the convenience of the reader and were made at a rate of RMB6.7815 to US$1.00 which is the noon buying rate on June 30, 2010 in New York for cable transfers in RMB as certified in the H.10 weekly statistical release of the Federal Reserve Board. The Company’s functional and reporting currency is RMB. No representation is made that the RMB amounts could have been, or could be, converted, realized or settled into US$ at that rate on June 30, 2010, or at any other rate.

b)	Recent accounting pronouncements

In October 2009, the FASB issued an accounting standard update to revenue recognition relating to multiple-deliverable revenue arrangements. This update modifies the fair value requirements of existing accounting guidance by allowing the use of the “best estimate of selling price” in addition to vendor-specific objective evidence (“VSOE”) and third-party evidence (“TPE”) for determining the selling price of a deliverable. A vendor is now required to use its best estimate of the selling price when VSOE or TPE of the selling price cannot be determined. In addition, the residual method of allocating arrangement consideration is no longer permitted. This update requires expanded qualitative and quantitative disclosures and is effective for fiscal years beginning on or after June 15, 2010. These updates may be applied either prospectively from the beginning of the fiscal year for new or materially modified arrangements or retrospectively. The Group does not expect the adoption of this pronouncement to have a significant impact on its consolidated financial position or results of operations.

In January 2010, the FASB issued new accounting guidance related to the disclosure requirements for fair value measurements and provides clarification for existing disclosures requirements. More specifically, this update will require (a) an entity to disclose separately the amounts of significant transfers in and out of Levels 1 and 2 fair value measurements and to describe the reasons for the transfers; and (b) information about purchases, sales, issuances and settlements to be presented separately (i.e. present the activity on a gross basis rather than net) in the reconciliation for fair value measurements using significant unobservable inputs (Level 3 inputs). This guidance clarifies existing disclosure requirements for the level of disaggregation used for classes of assets and liabilities measured at fair value and require disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements using Level 2 and Level 3 inputs. The new disclosures and clarifications of existing disclosure are effective for fiscal years beginning after December 15, 2009, except for the disclosure requirements for related to the purchases, sales, issuances and settlements in the rollforward activity of Level 3 fair value measurements. Those disclosure requirements are effective for fiscal years ending after December 31, 2010. The Group has adopted the new guidance in the first quarter of 2010 and the adoption did not have a material impact on its consolidated financial statements.

In January 2010, the FASB issued authoritative guidance to clarify the scope of accounting and reporting for decreases in ownership of a subsidiary. The objective of this guidance is to address implementation issues related to changes in ownership provisions. This guidance clarifies certain conditions, which need to apply to this guidance, and it also expands disclosure requirements for the deconsolidation of a subsidiary or derecognition of a group of assets. This guidance is effective in the period in which an entity adopts the authoritative guidance on non-controlling interests in consolidated financial statements. If an entity has previously adopted the guidance on non-controlling interests in consolidated financial statements, the amendments in this update are effective beginning in the first interim or annual reporting period ending on or after December 15, 2009. Retrospective application to the first period that an entity adopted the guidance on non-controlling interests in consolidated financial statements is required. The Group has adopted the new guidance in the first quarter of 2010 and the adoption did not have a material impact on its consolidated financial statements.

In April 2010, the FASB issued an authoritative pronouncement on effect of denominating the exercise price of a share-based payment award in the currency of the market in which the underlying equity securities trades and that currency is different from (1) entity’s functional currency, (2) functional currency of the foreign operation for which the employee provides services, and (3) payroll currency of the employee. The guidance clarifies that an employee share-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of the entity’s equity securities trades should be considered an equity award assuming all other criteria for equity classification are met. The pronouncement will be effective for interim and annual periods beginning on or after December 15, 2010, and will be applied prospectively. Affected entities will be required to record a cumulative catch-up adjustment for all awards outstanding as of the beginning of the annual period in which the guidance is adopted. The Group does not expect the adoption of this pronouncement to have a significant impact on its consolidated financial position or results of operations as the exercise price of its share-based awards are denominated in the same currency in which its equity securities trade.

IFM INVESTMENTS LIMITED
Notes to Unaudited Interim Condensed Consolidated Financial Statements -- Continued
c)	Fair value measurements

The Company’s financial instruments include cash and cash equivalents, restricted cash, accounts receivable, amounts due from/to related parties, accounts payable, financial guarantees, accrued expenses and other liabilities. These financial instruments are measured at their respective fair values. For fair value measurement, U.S. GAAP establishes a three-tier hierarchy which prioritizes the inputs used in the valuation methodologies in measuring fair value:

Level 1 - observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2 - include other inputs that are directly or indirectly observable in the marketplace.
Level 3 - unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The Group’s cash equivalents, which consist primarily of time deposits, amounted to RMB103.1 million and RMB551.1 million, on December 31, 2009 and June 30, 2010, respectively, and are classified within Level 2. This is because these financial instruments are valued using pricing sources and models utilizing market observable inputs.

3.	ACCOUNTS RECEIVABLE

The following summarizes the Group’s accounts receivable as of December 31, 2009 and June 30, 2010 (in RMB thousands):

	December 31,	June 30,
	2009	2010
Accounts receivable	70,190	29,962
Less: Allowance for doubtful accounts	(8,252)	(8,396)
	61,938	21,566

The following table sets out the movements of the allowance for doubtful accounts for the year ended December 31, 2009 and for the six months ended June 30, 2010 (in RMB thousands):

	Year ended December 31,	Six Months Ended June 30,
	2009	2010
Balance at beginning of the period	(3,628)	(8,252)
Charged to costs and expenses	(12,151)	(4,286)
Write-off of receivable balances	7,527	4,142
Balance at end of the period	(8,252)	(8,396)

4.	PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consisted of the following (in RMB thousands):

	December 31,	June 30,
	2009	2010
Prepaid rental	17,169	27,278
Staff advances and deposits	1,448	5,968
Prepayments to suppliers	1,493	3,296
Others	5,532	3,699
Total	25,642	40,241

5.	PROPERTY AND EQUIPMENT, NET

Property and equipment, net, consisted of the following (in RMB thousands):

IFM INVESTMENTS LIMITED
Notes to Unaudited Interim Condensed Consolidated Financial Statements -- Continued
	December 31,	June 30,
	2009	2010
Computers and software	22,230	29,351
Furniture, fixtures and equipment	19,762	23,163
Vehicles	6,928	6,928
Leasehold improvements	25,462	40,574
	74,382	100,016
Less: accumulated depreciation and amortization	(33,201)	(40,894)
Property and equipment, net	41,181	59,122

For the six months ended June 30, 2009 and 2010, depreciation and amortization expense for property and equipment amounted to RMB7.6 million and RMB8.7 million, respectively.

6.	INTANGIBLE ASSETS, NET

The following summarizes the Group’s intangible assets as of December 31, 2009 and June 30, 2010 (in RMB thousands):

	CENTURY21® Franchise Rights	Customer Relationships	Real estate listing databases	Trademark	Total

Cost	41,757	949	541	403	43,650
Accumulated amortization	(13,556)	(167)	(111)	(20)	(13,854)
Balance as of December 31, 2008	28,201	782	430	383	29,796
Amortization	(1,782)	(95)	(54)	(40)	(1,971)
Balance as of December 31, 2009	26,419	687	376	343	27,825
Amortization	(891)	(48)	(27)	(20)	(986)
Balance as of June 30, 2010	25,528	639	349	323	26,839

The Group has recorded approximately RMB1.1 million and RMB1.0 million of amortization for intangible assets for the six months ended June 30, 2009 and 2010, respectively. There was no impairment loss on intangible assets for any of the periods presented.

7.	ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consisted of the following (in RMB thousands):

	December 31,	June 30,
	2009	2010

Salaries, commission and welfare payable	59,456	44,356
Other taxes payable	24,285	18,440
Royalty fees payable	3,024	1,712
Third party deposits	17,411	16,650
Advance from customers	7,331	1,603
Other current liabilities	19,161	23,035
Total	130,668	105,796

8.	INCOME TAXES

Taxation in the Cayman Islands and the British Virgin Islands

Neither the Cayman Islands nor the British Virgin Islands currently levies taxes on individuals or corporations based upon profits, income, gains or appreciation. Additionally, upon payments of dividends by the Company to its shareholders, no Cayman Islands or BVI withholding tax will be imposed.

The Company and IFM Co. are tax-exempted companies incorporated in the Cayman Islands. Genius is a tax-exempted company incorporated in the British Virgin Islands.

IFM INVESTMENTS LIMITED
Notes to Unaudited Interim Condensed Consolidated Financial Statements -- Continued

Taxation in Hong Kong

CIR is subject to income tax rate 16.5% in 2009 and 2010, respectively.

BVMC is subject to income tax rate of 16.5% in 2009 and 2010, respectively.

PRC Corporate Income Tax

In accordance with the CIT Law, IFM Beijing, IFM SH, Beijing Anxin, MMC BJ, MMSH and PRI are subject to the income tax rate of 25% for the year 2009 and 2010. Xinrui Shijiao and Kaian are subject to the income tax rate of 25% for the year 2010.

As Shanghai Ruifeng and Anshijie are both registered in Shanghai Pu Dong New Area, and Shenzhen CIR is registered in Shenzhen special economic zone, they are subject to the preferential income tax rate of 15% according to the Foreign Investment and Foreign Enterprise Income Tax Law before 2008. From January 1, 2008 onwards, the income tax rate is to be increased progressively from 18% to 25% from 2008 to 2012, respectively. Accordingly, they are subject to income tax rate of 20% and 22% in 2009 and 2010, respectively.

In October 2009, Huachuang obtained a Software Enterprise Certification which entitles it to exemption from CIT for the first two years in which it has taxable income and a 50% reduction in CIT for each of the following three years. 2009 was the first year with taxable income.

The provision for income tax is as follows (in RMB thousands):

	For the Six Months Ended
	June 30, 2009	June 30, 2010

Income tax provision:
Current	1,815	2,600
Deferred	(482)	(14)
Total	1,333	2,586

The following table presents the tax impact of significant temporary differences between the tax and financial statement bases of assets and liabilities that gave rise to deferred tax assets and liabilities as of December 31, 2009 and June 30, 2010 (in RMB thousands):

	December 31,	June 30,
	2009	2010

Current
Deferred tax assets:
Allowance for doubtful accounts	1,939	1,936
Deferred revenue	390	614
Accrued expense and payroll	16,334	13,346
Net operating loss carry forwards	797	-
Total deferred tax assets	19,460	15,896
Less: Valuation allowance	(19,460)	(15,896)
	-	-

Non-current
Deferred tax assets:
Net operating loss carry forwards		19,367
Intangible assets and property and equipment	3,080	3,651
Total deferred tax assets	3,080	23,018
Less: Valuation allowance	(3,080)	(23,018)

Deferred tax liabilities:
Intangible assets and property and equipment	(353)	(339)
Net deferred tax liabilities	(353)	(339)

IFM INVESTMENTS LIMITED
Notes to Unaudited Interim Condensed Consolidated Financial Statements -- Continued

9.	CONVERTIBLE REDEEMABLE PREFERRED SHARES

On January 27, 2010, the shareholders and Board of the Company approved resolutions deeming their proposed offerings (the “Proposed IPO”) to be a Qualified IPO. As a result of this resolution, the terms of the Series A Preferred Shares performance-based adjustments have been modified such that they are effective upon the Proposed IPO as well a Qualified IPO. This modification resulted in compensation expense approximately US$720,000 (RMB4,914,648) on the modification date.

On February 2, 2010, upon the closing of the Company’s initial public offering, each Series A Preferred Share and Series B Preferred Share was automatically converted into approximately 0.7081 and 0.8731 ordinary share for a total of 141,611,117 and 97,231,160 ordinary shares, respectively.

10.	NET INCOME (LOSS) PER SHARE
The following table sets forth the computation of basic and diluted net income (loss) per ordinary share for the six months ended 2009 and 2010 (in RMB thousands):

	For the Six Months Ended
	June 30, 2009	June 30, 2010

Numerator:
Net income (loss) attributable to IFM Investments Limited	47,572	(66,507)
Accretion of Series A Preferred Shares	(2,570)	(381)
Accretion of Series B Preferred Shares	(5,577)	(832)
Income allocated to participating preferred shareholders	(21,484)	-
Numerator for basic and diluted net income (loss) per share	17,941	(67,720)

Denominator:
Weighted-average shares - basic	260,000	622,770
Potential dilutive shares:
Preferred shares*	-	-
Options*	713	-
Weighted averages shares - diluted	260,713	622,770
Net income (loss) per share - basic	0.07	(0.11)
Net income (loss) per share - diluted	0.07	(0.11)

Net income for the six months ended June 30, 2009 has been allocated to the ordinary shares and preferred shares based on their respective rights to share in dividends.

* The potentially dilutive securities were not included in the calculation of dilutive net income (loss) per share in those periods where their inclusion would be anti-dilutive.

11.	SHARE-BASED COMPENSATION

On August 18, 2006, and as amended and restated on October 19, 2007 and February 1, 2008, the Company adopted the 2006 Stock Incentive Plan and the Amended and Restated 2006 Stock Incentive Plan (the “Plan”) under which 52.5 million shares have been authorized for issuance.

On February 2, 2009, the Company granted 200,000 share options to an employee. One-third (1/3) of the share options should vest and become exercisable on each of the first, second and third anniversary dates of the date of employment of the option holder.

On July 20, 2009, the Company granted 700,000 share options to certain employees. One-third (1/3) of the share options should vest and become exercisable on each of the first, second and third anniversary dates of the date of employment of option holders.

On August 20, 2009, the Company granted 2,500,000 share options to certain employees. Of the total 2,500,000 share options granted, 1,500,000 share options should vest one-half (1/2) of the option on the first anniversary of the effective date of the employment agreement between the option holders and the Company, with the remaining share options vesting on each of the

IFM INVESTMENTS LIMITED
Notes to Unaudited Interim Condensed Consolidated Financial Statements -- Continued

following four calendar quarters. The remaining 1,000,000 share options should vest one-third (1/3) of the share options on each of the first, second and third anniversary dates of the date of employment of the option holders.

On October 22, 2009, a special resolution of the Board was made to amend the Third Amended and Restated Articles of Association of the Company with respect to the performance-based adjustments to the Series A Preferred Shares, which resulted in a modification to the Company’s share options.  This modification made each share option exercisable into 0.87 ordinary shares upon the completion of an IPO (modified as “Proposed IPO” on January 27, 2010)  This modification does not result in any incremental fair value because the terms of the share options included such anti-dilution provisions.

On January 28, 2010, the Company notified certain of the option holders under Batch A (note 17), that their awards would vest upon the Company’s IPO, as after evaluating certain communications and documents, the performance condition in the options was considered met, the Company would recognize compensation expense of US$1,426,330 (RMB9,735,986) from the IPO date over the remaining vesting period of one year.

The exercise price for the purchase of Option Shares upon the exercise of all or any portion of the Option shall be the Fair Market Value price per Share on the date of grant as determined by the Administrator in its sole discretion. The Fair Market Value is provided by an independent third-party valuer at each of the share options’ grant date. The term of the share options is five years from the grant date.

The following table summarizes the Group’s share options activities as of and for the six months ended June 30, 2010:

		Share options Outstanding
	Share options available	Number of Share options	Weighted Average Exercise Price (US$)
Balance as of December 31, 2009	8,676,880	43,800,000	0.13
Share options cancelled/forfeited	1,800,000	(1,800,000)	0.11
Share options exercised	-	(533,333)	0.10
Balance as of June 30, 2010	10,476,880	41,466,667	0.14

The following table summarizes the weighted average remaining contractual life and exercise price for the share options outstanding and exercisable as of June 30, 2010:

	Share options Outstanding			Share options Exercisable
Range of Exercise Prices	Number of options outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number of options outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price
(US$)		(In years)	(US$)		(In years)	US($)
0.08	2,366,667	3.12	0.08	1,800,000	3.12	0.08
0.11-0.12	10,350,000	2.10	0.11	666,667	2.64	0.12
0.13	25,550,000	2.14	0.13	4,535,417	2.48	0.13
0.32-0.33	3,200,000	4.12	0.33	233,333	4.05	0.32
	41,466,667	2.34	0.14	7,235,417	2.70	0.12

12.	EMPLOYEE BENEFIT PLANS

The Group participates in a government-mandated multi-employer defined contribution plan pursuant to which certain retirement, medical and other welfare benefits are provided to employees. PRC labor regulations require the companies to pay to the local labor bureau a monthly contribution at a stated contribution rate based on the monthly basic compensation of qualified employees. The relevant labor bureau is responsible for meeting all retirement benefit obligations; the Group has no further commitments beyond its monthly contribution. Employees of the Company located in the PRC are covered by the retirement schemes defined by local practice and regulations, which are essentially defined contribution schemes. The PRC government is directly responsible for the payments of the benefits to these employees.

The total contributions for such employee benefits were approximately RMB7.5 million and RMB14.8 million for the six months ended June 30, 2009 and 2010, respectively.

13.	COMMITMENTS AND CONTINGENCIES

IFM INVESTMENTS LIMITED
Notes to Unaudited Interim Condensed Consolidated Financial Statements -- Continued

a)	Contractual obligations with franchisees

The Group establishes franchise arrangements with franchisees in the PRC to grant trademark of “CENTURY 21®” for a contractual period and receives recurring franchise fees throughout the period. The Group is obligated to provide ongoing support to franchisees for the operation of “CENTURY 21®” system and provide operational guidance and training to franchisees.

b)	Operating lease commitments

The Group has operating lease agreements principally for its administrative offices and real estate brokerage stores. These leases expire by 2015 and are renewable upon negotiation. Rental expenses under operating leases for the six months ended June 30, 2009 and 2010 were RMB34.3 million and RMB52.7 million, respectively.

Future minimum lease payments under these non-cancellable operating lease agreements are as follows (in RMB thousands):

The remainder of 2010	60,624
2011	104,688
2012	82,054
2013	35,936
2014	18,448
2015	5,071
Total	306,821

c)	Contingent guarantee obligations

The Group provides interim guarantee services to banking institutions for the mortgage services it refers to banks as part of its mortgage management services in Beijing. An interim guarantee covers the period beginning when the bank disburses the mortgage loan to the property buyer and ending when the mortgage registration certificate is issued to the bank by the applicable property registry, which generally takes one to six months. The Group measures its financial guarantees based on their fair values. The fair value of the financial guarantee as of December 31, 2009 and June 30, 2010 were immaterial.

If a bank fails to obtain the mortgage registration certificate or the property buyer defaults on his payment obligations during the term of an interim guarantee, the Group may be required to pay the amount of the delinquent mortgage payments or any measurable loss suffered by the bank exceeding the payment already made by the buyer and the amount recoverable from the property. As of December 31, 2009 and June 30, 2010, the contingent guarantee obligations of the Group were approximately RMB718.7 million and  RMB70.9 million.

The Group has not been required to pay any amounts with respect to its guarantee services since the commencement of this business. The Group performs regular assessment on any potential losses associated with the interim financial guarantees based on the payment status of the guaranteed loans. The Group did not accrue for any estimated loss associated with the interim guarantees as of December 31, 2009 and June 30, 2010, respectively.

d)	Minimum service fees

The Group is required to pay annual minimum service fees to Realogy for the licensing of the CENTURY 21® brand to 2025. The minimum service fees is the greater of the minimum of US$100,000 (approximately RMB678,000) or an amount calculated by multiplying US$500 (approximately RMB3,000) by the number of sales offices in the Group’s CENTURY 21® franchise network. The minimum service fees for future years are as follows (in RMB thousands):

The remainder of 2010	-
2011	678
2012	678
2013	678
2014	678
2015	678
Thereafter	6,273
Total	9,663

IFM INVESTMENTS LIMITED
Notes to Unaudited Interim Condensed Consolidated Financial Statements -- Continued
e)	Litigation

From time to time, the Group is involved in claims and legal proceedings that arise in the ordinary course of business. Based on currently available information, management does not believe that the ultimate outcome of these unresolved matters, individually and in the aggregate, is likely to have a material adverse effect on the Group’s financial position or results of operations. However, litigation is subject to inherent uncertainties and the Group’s view of these matters may change in the future. When an unfavorable outcome to occur, there exists the possibility of a material adverse impact on the Group’s financial position and results of operations for the period in which the unfavorable outcome occurs, and potentially in future periods.

14.	RELATED PARTY TRANSACTIONS

The table below sets forth the related parties and their relationships with the Group:

Related Parties	Relationships with the Group

Regional entities (Xiamen, Shandong, Xian)	Associates

As of December 31, 2009 and June 30, 2010, the amounts due from/to related parties consisted of the following (in RMB thousands):

	December 31,	June 30,
	2009	2010

Amounts due from related parties
Regional entities	386	496
Total amounts due from related parties	386	496

Amounts due to related parties
Regional entities	250	250
Total amounts due to related parties	250	250

The amounts due from the three regional entities related to royalty fees receivable. The amounts due to the regional companies related to security deposits for franchise rights placed with the Group.

15.	SEGMENT INFORMATION

The reportable segments represent the Group’s operating segments for which separate financial information is available and which is utilized on a regular basis by its chief operating decision maker (“CODM”) to assess performance and to allocate resources. In identifying its reportable segments, the Group also considers the nature of services provided by its operating segments. The Group’s CODM has been identified as the Chairman and Vice Chairman, who review the consolidated and segment results when making decisions about allocation of resources and assessing performance of the Group.

The following tables summarize the selected revenue and expense information for each reportable segment for the six months ended June 30, 2009 and 2010:

IFM INVESTMENTS LIMITED
Notes to Unaudited Interim Condensed Consolidated Financial Statements -- Continued
	For the six months ended June 30, 2009
	(In RMB thousands)
	Company-Owned Brokerage Services				Franchise Services	Mortgage Management Services	Non- allocated and others	Total
	Beijing	Shanghai	Shenzhen	Total

Revenue from external customers	107,005	126,228	12,758	245,991	7,150	11,043	-	264,184
Commissions and other agent related costs	(49,635)	(59,750)	(7,437)	(116,822)	(297)	(1,848)	-	(118,967)
Operating cost	(21,567)	(24,936)	(4,625)	(51,128)	(3,083)	(623)	-	(54,834)

Selling, general and administrative expenses	(10,402)	(10,376)	(2,393)	(23,171)	(3,591)	(3,033)	(11,932)	(41,727)
Income (loss) from operations	25,401	31,166	(1,697)	54,870	179	5,539	(11,932)	48,656
Net income (loss)	25,454	31,193	(1,685)	54,962	(147)	4,181	(11,424)	47,572

	For the six months ended June 30, 2010
	(In RMB thousands)
	Company-Owned Brokerage Services				Franchise Services	Mortgage Management Services	Non- allocated and others	Total
	Beijing	Shanghai	Shenzhen	Total

Revenue from external customers	93,013	93,200	13,291	199,504	9,702	13,410	67	222,683
Commissions and other agent related costs	(57,725)	(61,020)	(11,006)	(129,751)	(363)	(3,125)	(714)	(133,953)
Operating cost	(33,725)	(36,132)	(7,287)	(77,144)	(3,714)	(945)	(965)	(82,768)
Selling, general and administrative expenses	(17,513)	(14,339)	(3,561)	(35,413)	(6,594)	(4,542)	(29,149)	(75,698)
(Loss) income from operations	(15,950)	(18,291)	(8,563)	(42,804)	(969)	4,798	(30,761)	(69,736)
Net (loss) income	(15,950)	(12,900)	(8,563)	(37,413)	(2,519)	3,753	(31,239)	(67,418)

All of the Group’s revenues from external customers are generated in the PRC.

16.	SUBSEQUENT EVENTS

a)
On July 12, 2010, the Company granted 2,500,000 share options to certain employees. One-third (1/3) of the share options should vest and become exercisable on each of the first, second and third anniversary dates of the effective date of the option agreement.

b)	Subsequent to June 30, 2010, the Company has established the following legal entities in a preparation to commence a real estate fund management business with two partners.

On July 21, 2010, Tianjin Shiji TianRe Investment Management Company Ltd. (“TianRe Co., Ltd.”) was established with 65% of its equity interests owned by the Company’s subsidiaries.  The remaining 25% and 10% equity interests are owned by Beijing Everising Investment Management Company Ltd. (“Everising”), a third party investment advisory firm and Mr. Kevin Yung, Director and Executive Vice President of the Company, respectively.  TianRe Co. Ltd. acts as the general partner of Tianjin Shiji TianRe Equity Investment Fund Management Limited Partnership (“Fund Management Partnership”), a limited partnership established on August 11, 2010.  The Company, through its subsidiary, is also a limited partner with 64.35% interests in the Fund Management Partnership, while Everising and Mr. Kevin Yung are limited partners with 24.75% and 9.9% interests, respectively.  The partners in the Fund Management Partnership have invested a total of RMB10 million in the partnership; of this RMB10 million, the Company’s investment amounted to RMB6.535 million.

On August 19, 2010, Tianjin  Shiji TianRe Equity Fund Limited Partnership (“TianRe Fund I”) was established, with the Fund Management Partnership as the general partner holding 5.52% in TianRe Fund I and certain third party limited partners holding the remaining 94.48% interest. As of October 28, 2010, the Fund Management Partnership has invested RMB10 million in TianRe Fund I. TianRe Fund I has also raised RMB 171.1 million from third party individual investors as limited partners through collaboration with a state-owned bank. TianRe Fund I has a term of two and half years with a one year additional extension.

IFM INVESTMENTS LIMITED
Notes to Unaudited Interim Condensed Consolidated Financial Statements -- Continued

c)
On September 6, 2010, two entities were established in Beijing, China, Beijing Rongzhong Xingye Investment Management Company Ltd. and Beijing Huaxing Tianye Investment Management Company Ltd which are variable interest entities consolidated by the Company (“VIEs”) through a series of contractual arrangements. Subsequently, the VIEs entered into tentative agreements whereby the VIEs would acquire a company based in Beijing with a license to offer consumer loans with property collateral. However, this proposed transaction is currently under review for final regulatory approval. The total consideration for the proposed transaction will be approximately RMB 44 million with net tangible assets (mostly in cash) acquired of approximately RMB39 million. The Company is currently evaluating the impact on its consolidated financial statements of this acquisition.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.   Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated Articles of Association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own fraud or dishonesty.

Pursuant to the indemnification agreement, a form of which was filed as Exhibit 10.2 to this Registration Statement, we have agreed to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.   Recent Sales of Unregistered Securities

During the past three years, we have issued the following securities (including options to acquire our ordinary shares). We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering. On January 4, 2010, we effected a share split whereby all of our issued and outstanding 26,000,000 ordinary shares of par value US$0.01 each, 20,000,000 Series A preferred shares of par value US$0.01 each and 11,136,727 Series B preferred shares of par value US$0.01 each were divided into 260,000,000 ordinary shares of US$0.001 par value each, 200,000,000 Series A preferred shares of par value US$0.001 each and 111,367,270 Series B preferred shares of par value US$0.001 each, respectively, and the number of our authorized shares was increased from 101,374,676 to 1,013,746,760. The share split has been retroactively reflected for the information presented below.

Purchaser	Date of Sale or Issuance	Number of Securities	Consideration (US$)	Underwriting Discount and Commission
GL Asia Mauritius II Cayman Ltd	October 19, 2007	105,253,600 Series B preferred shares	40,000,000	Not applicable
Realogy Corporation	February 21, 2008	6,113,670 Series B preferred shares	2,323,406	Not applicable
Certain directors, officers, employees, and consultants of the Registrant	July 16, 2007	options to purchase a total of 39,800,000 ordinary shares	Not applicable1	Not applicable
Certain directors, officers, employees, and consultants of the Registrant	December 17, 2007	options to purchase a total of 5,500,000 ordinary shares	Not applicable1	Not applicable
Certain directors, officers, employees, and consultants of the Registrant	February 20, 2008	options to purchase a total of 1,700,000 ordinary shares	Not applicable1	Not applicable
Certain directors, officers, employees, and consultants of the Registrant	August 11, 2008	options to purchase a total of 3,000,000 ordinary shares	Not applicable1	Not applicable
Certain directors, officers, employees, and consultants of the Registrant	February 2, 2009	options to purchase a total of 200,000 ordinary shares	Not applicable1	Not applicable
Certain directors, officers, employees, and consultants of the Registrant	July 20, 2009	options to purchase a total of 700,000 ordinary shares	Not applicable1	Not applicable
Certain directors, officers, employees and consultants of the Registrant	August 20, 2009	options to purchase a total of 2,500,000 ordinary shares	Not applicable1	Not applicable
__________________
1	Issued pursuant to the 2006 Stock Incentive Plan, as amended.

Item 8.  Exhibits and Financial Statement Schedules.

(a) Exhibits.

See Exhibit Index beginning on page II−6 of this registration statement.

(b) Financial Statement Schedules.

Not applicable.

Item 9.   Undertakings.

(a).          The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, That:

A.
Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

B.
Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is relying on Rule 430B:

A.
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b).           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on December 6 , 2010.

IFM Investments Limited

By:	/s/ Donald Zhang
	Name:	Donald Zhang
	Title:	Chairman of the Board of Directors and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, severally and not jointly, each of Mr. Donald Zhang and Mr. Harry Lu, with full power to act alone, as his or her true and lawful attorney-in-fact, with the power of substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Donald Zhang	Chairman of the Board of Directors and	December 6 , 2010
Name: Donald Zhang	Chief Executive Officer (principal executive officer)

/s/ Harry Lu	Vice Chairman of the Board of Directors	December 6 , 2010
Name: Harry Lu	and President

/s/ *	Director and Chief Financial Officer	December 6 , 2010
Name: Kevin Cheng Wei	(principal financial and accounting officer)

/s/ *	Director and Executive Vice President	December 6 , 2010
Name: Kevin Yung

/s/ *	Director and Vice President	December 6 , 2010
Name: Weiping Zhang

/s/ *	Director	December 6 , 2010
Name: Jennifer Tang

/s/ *	Director	December 6 , 2010
Name: Qiang Chai

	Signature	Title	Date
	/s/ *	Director	December 6 , 2010
Name: Liang Pei

	/s/ *	Director	December 6 , 2010
Name: Conor Chiahung Yang

	/s/ *	Authorized Representative	December 6 , 2010
	Name: Gregory F. Lavelle Title: Managing Director Puglisi & Associates	in the United States

* By:	/s/ Donald Zhang
Donald Zhang Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description

3.2
Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated herein by reference to Exhibit 3.2 to the registration statement on Form F-1, as amended (File No. 333-164216)).

4.1
Registrant’s Specimen American Depositary Receipt (included in Exhibit 4.3) (incorporated herein by reference to Exhibit 4.2 to the registration statement on Form F-1, as amended (File No. 333-164216)).

4.2	Registrant’s Specimen Certificate for Class A Ordinary Shares (incorporated herein by reference to Exhibit 4.2 to the registration statement on Form F-1, as amended (File No. 333-164216)).

4.3
Deposit Agreement between the Registrant, JP Morgan Chase Bank, N.A., as depositary, and holders of American Depositary Receipts issued thereunder (incorporated herein by reference to Exhibit 4.3 to the registration statement on Form F-1, as amended (File No. 333-164216)).

4.4
Registration Rights Agreement, dated as of December 30, 2009, granting registration rights to certain shareholders of the Registrant (incorporated herein by reference to Exhibit 4.3 to the registration statement on Form F-1, as amended (File No. 333-164216)).

5.1**	Opinion of Conyers Dill & Pearman, Cayman Islands counsel to the Registrant, regarding the legality of the ordinary shares being registered.

10.1	Amended and Restated 2006 Stock Incentive Plan (incorporated herein by reference to Exhibit 10.1 to the registration statement on Form F-1, as amended (File No. 333-164216)).

10.2	Form of Indemnification Agreement with the Registrant’s directors (incorporated herein by reference to Exhibit 10.2 to the registration statement on Form F-1, as amended (File No. 333-164216)).

10.3
Form of Employment Agreement with Donald Zhang, Harry Lu, Kevin Cheng Wei, Kevin Yung and Weiping Zhang  (incorporated herein by reference to Exhibit 10.2 to the registration statement on Form F-1, as amended (File No. 333-164216)).

10.4
English translation of Form of Labor Contract with Lihong Ma, Hao Wang and Sheng Kang  (incorporated herein by reference to Exhibit 10.2 to the registration statement on Form F-1, as amended (File No. 333-164216)).

10.5	English translation of Labor Contract with Hau Piu Ip (incorporated herein by reference to Exhibit 10.2 to the registration statement on Form F-1, as amended (File No. 333-164216)).

10.6
Restated CENTURY 21 International Sub−franchise Agreement for the People’s Republic of China, dated as of March 22, 2000 (incorporated herein by reference to Exhibit 10.2 to the registration statement on Form F-1, as amended (File No. 333-164216)).

21.1	Subsidiaries of the Registrant (incorporated herein by reference to Exhibit 8.1 to the Annual Statement on Form 20-F for the fiscal year ended December 31, 2009, as amended (File No. 001-34598)).

23.1*	Consent of Pricewaterhouse Coopers Zhong Tian CPAs Limited Company, an Independent Registered Public Accounting Firm.

23.2**	Consent of Conyers Dill & Pearman (included in Exhibit 5.1).

23.3**	Consent of Jun He Law Offices.

24.1*	Power of Attorney (included on signature page hereto).

99.1	Code of Business Conduct and Ethics of the Registrant (incorporated herein by reference to Exhibit 99.1 to the registration statement on Form F-1, as amended (File No. 333-164216)).
______________________
*	Filed herewith.

**	Filed previously.